UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

DOMINO’S PIZZA, INC.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Notice of 2022 Annual Meeting of Shareholders

and Proxy Statement

Virtual Annual Meeting

Tuesday, April 26, 2022

10:00 a.m. Eastern Time

www.virtualshareholdermeeting.com/DPZ2022

For further information, please call Domino’s Investor Relations at 734-930-3620.

Notice of Annual Meeting of Shareholders

Domino’s Pizza, Inc.

30 Frank Lloyd Wright Drive

Ann Arbor, Michigan 48105

(734) 930-3030

To the Shareholders of Domino’s Pizza, Inc.:

Notice is hereby given that the 2022 Annual Meeting of Shareholders (the “Annual Meeting”) of Domino’s Pizza, Inc. (the “Company”) will be held virtually via live webcast at www.virtualshareholdermeeting.com/DPZ2022 on Tuesday, April 26, 2022 at 10:00 a.m. Eastern Time. As part of our precautions regarding the ongoing COVID-19 pandemic and to support the health and well-being of our shareholders, team members and directors, the Annual Meeting will be held exclusively online. There will not be a physical location for the Annual Meeting, and you will not be able to attend the meeting in person. You will be able to attend the meeting online, vote your shares electronically and submit questions during the meeting by visiting the website listed above. To be admitted to the Annual Meeting at www.virtualshareholdermeeting.com/DPZ2022, you must enter the control number on your proxy card, voting instruction form, or Notice of Internet Availability you previously received.

The Annual Meeting will be held for the following purposes, all of which are set forth in the accompanying Proxy Statement:

1.

To elect the nine director nominees named in the Proxy Statement, each to serve for a one-year term, until their respective successors are duly elected or qualified or until his or her earlier death, resignation or removal;

2.	To ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for the 2022 fiscal year;

3.	To hold an advisory and non-binding vote on the compensation of the Company’s named executive officers; and

4.	To transact such other business as may properly come before the meeting.

Shareholders of record at the close of business on March 2, 2022 are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof.

The Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. Please read it carefully.

By order of the Board of Directors,

Kevin S. Morris

Executive Vice President, General Counsel

and Corporate Secretary

March 17, 2022

HOW TO VOTE

INTERNET VIA COMPUTER	TELEPHONE	MAIL	DURING MEETING
Via the Internet at www.proxyvote.com. You will need the 16-digit number included in your notice, proxy card or voter instruction form.	Dial toll-free ((800) 690-6903) or the telephone number on your voter instruction form. You will need the 16-digit number included in your notice, proxy card or voter instruction form.	If you received a paper copy of your proxy materials, send your completed and signed proxy card or voter instruction form using the enclosed postage-paid envelope.	You can vote electronically at the Annual Meeting. See page 6 for information on how to vote.

Notice of Annual Meeting of Shareholders

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on April 26, 2022: The accompanying Proxy Statement and our 2021 Annual Report are available at ir.dominos.com. In addition, you may access these materials at http://materials.proxyvote.com/25754A. On March 17, 2022, we mailed a Notice of Internet Availability of Proxy Materials to certain shareholders, containing instructions for voting online and for requesting a paper copy of the Proxy Statement and 2021 Annual Report.

YOUR VOTE IS IMPORTANT

We are offering registered shareholders the opportunity to vote their shares electronically through the Internet or by telephone. Please see the Proxy Statement and the enclosed Proxy for details about electronic voting. You are urged to date, sign and promptly return the enclosed Proxy, or to vote electronically through the Internet or by telephone, so that your shares may be voted in accordance with your wishes and so that the presence of a quorum at the Annual Meeting may be assured. Voting promptly, regardless of the number of shares you hold, will aid the Company in reducing the expense of additional Proxy solicitation. Voting your shares by the enclosed Proxy, or electronically, does not affect your right to vote electronically in the event you attend the virtual-only Annual Meeting. You may revoke your Proxy at any time, regardless of your voting method, as fully described on page 7 of the accompanying Proxy Statement.

VIRTUAL MEETING ADMISSION

To participate in the Annual Meeting, you will need the 16-digit control number included on your proxy card or on the instructions that accompanied your proxy materials. If you wish to attend the virtual-only Annual Meeting see “Voting Information—Virtual Shareholder Meeting” for additional instructions. The Annual Meeting will begin promptly at 10:00 a.m. Eastern Time on Tuesday, April 26, 2022. Online check-in will begin at 9:45 a.m. Eastern Time, and you should allow approximately 15 minutes for the online check-in procedures.

DOMINO’S PIZZA, INC. 2022 PROXY STATEMENT i

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), provide a “safe harbor” for forward-looking statements to encourage companies to provide prospective information about their companies. With the exception of historical information, the matters discussed in this Proxy Statement are forward-looking statements and may be identified by the use of words such as “anticipate,” “believe,” “could,” “should,” “estimate,” “expect,” “intend,” “may,” “will,” “plan,” “predict,” “project,” “seek,” “approximately,” “potential,” “outlook” and similar terms and phrases that concern our strategy, plans or intentions, including references to assumptions. Such statements reflect our current view with respect to future events and are subject to certain risks, uncertainties and assumptions. A variety of factors could cause our future results to differ materially from the anticipated events or results expressed in such forward-looking statements. Readers should review Item 1A, Risk Factors, of our Annual Report on Form 10-K filed on March 1, 2022 for a description of important factors that could cause our future results to differ materially from those contemplated by the forward-looking statements made in this Proxy Statement. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this Proxy Statement might not occur. All forward-looking statements speak only as of the date of this Proxy Statement and should be evaluated with an understanding of their inherent uncertainty. Except as required under federal securities laws and the rules and regulations of the Securities and Exchange Commission, we will not undertake and specifically decline any obligation to publicly update or revise any forward-looking statements to reflect events or circumstances arising after the date of this Proxy Statement, whether as a result of new information, future events or otherwise.

Available Information

Domino’s Pizza, Inc. makes available, free of charge, through its internet website ir.dominos.com, its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, proxy statements and amendments to those reports filed or furnished pursuant to Section 13(a), 15(d), or 16 of the Exchange Act, as soon as reasonably practicable after electronically filing such material with the Securities and Exchange Commission. Materials filed with the Securities and Exchange Commission are available at www.sec.gov. Retail orders from Domino’s stores can be made through its internet website www.dominos.com. The reference to these website addresses anywhere in this Proxy Statement does not constitute incorporation by reference of the information contained on the websites and information appearing on those websites, including ir.dominos.com, biz.dominos.com, stewardship.dominos.com and www.dominos.com, should not be considered a part of this document.

ii DOMINO’S PIZZA, INC. 2022 PROXY STATEMENT

Proxy Summary

This summary highlights information discussed in more detail elsewhere in this Proxy Statement. As this is only a summary, we encourage shareholders to read the entire Proxy Statement and our Annual Report on Form 10-K filed with the SEC on March 1, 2022 (“2021 10-K”) before voting their shares. As used in this Proxy Statement, references to the “Company” or “Domino’s,” or the first-person notations of “we” and “our,” refer to Domino’s Pizza, Inc.

2022 Annual Meeting of Shareholders

Date and Time	Virtual Meeting Site	Record Date	Mailing Date
Tuesday, April 26, 2022 10:00 a.m. Eastern Time	Participate in the Annual Meeting by visiting our Annual Meeting website at www.virtualshareholdermeeting.com/DPZ2022	March 2, 2022	On or about March 17, 2022

Meeting Agenda and Board Recommendations

Proposals for Your Vote	Board Voting Recommendation	Required Vote	Page Reference
Proposal 1: Election of Directors	FOR each Nominee	Plurality of Votes Cast	9
Proposal 2: Ratification of Independent Registered Public Accounting Firm	FOR	Majority of Votes Cast	26
Proposal 3: Advisory Vote to Approve Executive Compensation (“Say-on-Pay”)	FOR	Majority of Votes Cast	60

Director Nominees

This table provides summary information about each director nominee. Each director stands for annual election to a one-year term. Our director elections are subject to our Majority Voting Policy.

Nominee	Age	Director Since	Current Principal Occupation	Current Committee Memberships*				Current Public Company Boards Other Than Domino’s
				A	C	I&D	NCG
David A. Brandon	69	1999	Former Chairman and CEO of Toys “R” Us, Inc.; Executive Chairman-elect of Domino’s Pizza, Inc.					DTE Energy Co. Herman Miller, Inc.

C. Andrew Ballard	49	2015	CEO and Co-founder of Wiser Solutions, Inc. and Founder and Managing Partner of Figtree Partners		●	Chair		Etsy, Inc.

Andrew B. Balson	55	1999	Managing Partner of Cove Hill Partners		Chair
Corie S. Barry	46	2018	CEO of Best Buy Co., Inc.	●		●		Best Buy Co., Inc.
Diana F. Cantor	64	2005	Partner with Alternative Investment Management, LLC	Chair				Universal Corporation VICI Properties Inc.
Richard L. Federico	67	2011	Former CEO and Chairman of P.F. Chang’s China Bistro Inc.		●		●	RPT Realty Tastemaker Acquisition Corp.
James A. Goldman	63	2010	Former President and CEO of Godiva Chocolatier, Inc.	●			Chair	Abercrombie & Fitch Co.
Patricia E. Lopez	60	2018	Former CEO of High Ridge Brands Co.			●	●	Acreage Holdings Aramark Express, Inc.
Russell J. Weiner	53	Nominee	Chief Operating Officer and President—Domino’s U.S.; CEO-elect of Domino’s Pizza, Inc.					The Clorox Company

*A = Audit Committee / C = Compensation Committee / I&D = Inclusion & Diversity Committee / NCG = Nominating and Corporate Governance Committee

DOMINO’S PIZZA, INC. 2022 PROXY STATEMENT 1

Proxy Summary (continued)

2021 Business Highlights

Fiscal 2021 was another year of strong financial and operating performance for the Company as we worked to accelerate the positive momentum we have sustained in recent years. We continued to focus on leading with innovation, leveraging our global scale, and driving superior returns for our shareholders and delivered sustained strong performance across the business in fiscal 2021, including our 28th consecutive year of positive international same store sales.

We adapted to the challenges of an ever-changing global operating environment, growing sales, increasing our global store count, investing in our people, and driving returns for our franchisees and shareholders, all while staying true to our values as an organization. In 2021, as a result of solid operating performance and a recapitalization transaction, we also returned nearly $1.5 billion to shareholders through share repurchases and dividends. We believe that our consistent focus on our customers, our team members, our franchisees and our communities has further allowed us to continue to deliver superior returns for our shareholders.

•	Global Retail Sales Growth (excluding foreign currency impact and 53rd week impact): +11.7%

•	U.S. Same Store Sales Growth: +3.5%

•	International Same Store Sales Growth: +8.0%

•	Diluted EPS: $13.54, +9.3% from fiscal 2020

•	Opened 1,204 net new stores worldwide, including our 18,000th store

The 2020 fiscal year included 53 weeks and the 2021 and 2019 fiscal years each included 52 weeks. Fiscal 2021 diluted EPS, as adjusted, was $13.60, up 13.2% over the prior year diluted EPS, as adjusted, of $12.01. For a description of how the Company calculates same store sales and global retail sales, excluding foreign currency impact, which are commonly-used statistical measures in the quick service restaurant (“QSR”) industry that the Company believes are important to understanding its financial performance, see our 2021 10-K.

Total Shareholder Return:

Through December 31, 2021; includes reinvestment of dividends.

Chief Executive Officer Succession and Board Leadership

We recently announced that the Company’s Board of Directors (the “Board of Directors” or “Board”) has appointed Russell J. Weiner to serve as the Company’s Chief Executive Officer effective May 1, 2022 in connection with Richard E. Allison, Jr.’s retirement from the Company. Accordingly, Mr. Allison, a current member of the Board, is not standing for re-election to the Board at the Company’s 2022 Annual Meeting of Shareholders (the “Annual Meeting”) and Mr. Weiner is standing for election to the Board in his position as CEO-elect. As part of this CEO succession, David A. Brandon is expected to transition from Chairman of the Board to the newly established position of Executive Chairman on May 1, 2022. The Board will appoint a Lead Independent Director of the Board to be effective at that time. The Board believes that Mr. Brandon’s new role as Executive Chairman will provide continued leadership of the Board and a valuable resource to both Mr. Weiner and the Board to facilitate a smooth transition of the CEO role.

2 DOMINO’S PIZZA, INC. 2022 PROXY STATEMENT

Proxy Summary (continued)

Continuing Evolution of Executive Compensation Program

In 2021, we transitioned from our long-term incentive compensation program, which was comprised of performance shares and stock options, to a program comprised of performance-based restricted stock units (“PSUs”), time-vesting restricted stock units (“RSUs”) and stock options. The Compensation Committee believes these changes to our long-term incentive compensation program will further improve the alignment between executive compensation and the interests of shareholders and demonstrate our continued commitment to paying for performance. See pages 33 to 35 of this Proxy Statement for more information on these changes.

Corporate Governance Highlights

Domino’s demands integrity and is committed to upholding high ethical standards. Our strong corporate governance practices support this commitment and provide a framework within which our Board of Directors and management can pursue the strategic objectives of the Company and ensure long-term growth for the benefit of our shareholders. Our Board of Directors monitors developments in governance at peer companies and in general to assure that it continues to meet its commitment to thoughtful and independent representation of shareholder interests. Highlights of our corporate governance practices are summarized below and are discussed in more detail in the “Corporate Governance and Director Information” section beginning on page 16.

Independence:

•	All of our director nominees, other than the CEO-elect and Executive Chairman-elect, are independent

•	Fully independent Board committees

•	Independent directors regularly meet in private without management present

Board Practices:

•	Board of Directors and each Board committee conducts an annual self-assessment

•	Robust director orientation program for incoming directors and annual continuing education budget is provided for each director

•	Directors generally may not stand for reelection after age 75

•	Board tenure balances fresh perspectives with institutional knowledge

•	Structured process for Board’s risk oversight and Board engagement and oversight related to environmental, social and governance (“ESG”) matters

Leadership Structure:

•

Historically, separate independent Chairman and Chief Executive Officer leadership structure, and going forward, separate Executive Chairman and Lead Independent Director and Chief Executive Officer leadership structure to maintain independence between Board oversight and operating decisions of the Company

•	Board oversight of and active engagement in senior leadership succession planning

Accountability:

•	All directors stand for election annually

•	In uncontested director elections, our Majority Voting Policy applies

•	All directors are subject to anti-pledging and anti-hedging provisions under our Insider Trading Policy

•	Annual advisory vote on executive compensation

•	We engage with major shareholders to seek their input on issues and to address their questions and concerns

DOMINO’S PIZZA, INC. 2022 PROXY STATEMENT 3

Proxy Summary (continued)

Stock Ownership Requirements:

•	Stock ownership requirements must be met within five years of appointment, as follows:

•	Directors: 5x annual retainer fee

•	CEO: 5x annual base salary

•	President-level executives: 4x annual base salary

•	Other executives: 3x annual base salary

Inclusion and Diversity

•	Diversity of experience and skills on our Board

•	44% of directors diverse as to gender, ethnicity and/or race

•	Standing Inclusion & Diversity Committee of the Board that oversees the Company’s inclusion and diversity progress and efforts

Additional highlights regarding our 2021 business performance and changes made to our executive compensation program during fiscal 2021 and expected changes for future years can be found under the

“Compensation Discussion and Analysis—Executive Summary” beginning on page 31.

4 DOMINO’S PIZZA, INC. 2022 PROXY STATEMENT

Proxy Statement

This Proxy Statement is furnished in connection with the solicitation of Proxies by the Board of Directors of Domino’s Pizza, Inc. for use at the Annual Meeting to be held on Tuesday, April 26, 2022 at 10:00 a.m. Eastern Time virtually via live webcast at www.virtualshareholdermeeting.com/DPZ2022, and at any adjournment or postponement thereof. The Company has made these materials available to you on the Internet or, upon your request, has delivered printed copies to you by mail or electronic versions by e-mail. The Company will pay the expenses of solicitation of Proxies. We will request banks, brokers and other custodians, nominees and fiduciaries to solicit Proxies from their customers and will reimburse those banks, brokers and other custodians, nominees and fiduciaries for reasonable out-of-pocket costs for this solicitation. Further solicitation of Proxies may be made by mail, personal interview and/or telephone by officers, directors and other employees of the Company, none of whom will receive additional compensation for assisting with the solicitation.

This Proxy Statement, along with the Notice of Annual Meeting of Shareholders and form of Proxy, was first made available to shareholders on or about March 17, 2022.

DOMINO’S PIZZA, INC. 2022 PROXY STATEMENT 5

Voting Information

Virtual Shareholder Meeting

As part of our precautions regarding the ongoing COVID-19 pandemic and to support the health and well-being of our shareholders, team members and directors, the Annual Meeting will be held exclusively online via live webcast. There will not be a physical location for the Annual Meeting, and you will not be able to attend the meeting in person. The virtual-only format will allow all of our shareholders the option to participate in the live, online meeting from any location convenient to them, providing shareholder access to our Board and management and enhancing participation.

Shareholders at the close of business on March 2, 2022 will be allowed to communicate with us and submit questions in our virtual Annual Meeting forum immediately before and during the meeting. All directors and key executive officers are expected to be available to answer questions. We will endeavor to answer as many questions submitted by shareholders as time permits. If we receive substantially similar questions, we may group such questions together and provide a single response to avoid repetition. We reserve the right to exclude questions regarding topics that are not pertinent to meeting matters or Company business.

In the event of technical difficulties with the Annual Meeting, we expect that an announcement will be made on www.virtualshareholdermeeting.com/DPZ2022. If necessary, the announcement will provide updated information regarding the date, time and location of the Annual Meeting. Any updated information regarding the Annual Meeting will also be posted on our Investor Relations website at ir.dominos.com.

To be admitted to the Annual Meeting at www.virtualshareholdermeeting.com/DPZ2022, you must enter the control number on your proxy card, voting instruction form, or Notice of Internet Availability you previously received. You will also be able to vote your shares electronically at the meeting.

For further information on voting at the Annual Meeting, please see the “Voting Procedures” section below. No recording of the Annual Meeting is allowed, including audio and video recording.

Record Date, Issued and Outstanding Shares

The record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting was the close of business on March 2, 2022 (the “Record Date”). On the Record Date, there were 36,033,312 shares of common stock, $0.01 par value per share, the Company’s only voting securities, outstanding and entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote.

Quorum Requirement

Under the Company’s By-Laws, the holders of a majority of the shares of common stock outstanding and entitled to vote at the Annual Meeting constitute a quorum for the transaction of business at the Annual Meeting. Shares of common stock represented in person or by proxy, including shares that abstain or do not vote with respect to one or more of the matters presented for shareholder approval, will be counted for purposes of determining whether a quorum is present.

Voting Procedures

The holders of common stock are entitled to one vote per share on any proposal presented at the Annual Meeting. Only shareholders of record at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof. Shareholders may choose to vote by any of the following methods: (i) by returning the enclosed Proxy card, (ii) electronically by accessing the Internet site or by using the toll-free telephone number, both of which are stated on the form of Proxy, or (iii) by attending the live webcast and voting your shares online during the Annual Meeting. If you have any questions about www.proxyvote.com or your control number, please contact the bank, broker, or other organization that holds your shares. The availability of online voting may depend on the voting procedures of such organization.

All properly executed Proxies received by mail, and properly authenticated electronic votes recorded through the Internet or by telephone, will be voted as directed by the shareholder. All properly executed Proxies received by mail that do not

6 DOMINO’S PIZZA, INC. 2022 PROXY STATEMENT

Voting Information (continued)

specify how shares should be voted will be voted in accordance with the Board’s recommendation (“FOR” the election of all director nominees under Proposal One, “FOR” Proposal Two and “FOR” Proposal Three).

Revocation of Proxies

Any Proxy given pursuant to this solicitation may be revoked at any time before it is voted by: (i) signing and returning a new Proxy card with a later date, (ii) submitting a later-dated vote by telephone or via the Internet, (iii) filing with our Corporate Secretary a written notice of revocation dated later than the date of the Proxy being revoked or (iv) attending the live webcast and casting a new vote online during the Annual Meeting. Any written notice of revocation should be sent to: Corporate Secretary, Domino’s Pizza, Inc., 30 Frank Lloyd Wright Drive, Ann Arbor, Michigan 48105.

The Internet and telephone procedures for voting and for revoking or changing a vote are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been properly recorded. Shareholders that vote through the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which will be borne by the shareholder.

Broker Non-Votes

Brokers are subject to the rules of the New York Stock Exchange (the “NYSE”). The NYSE rules direct that certain matters submitted to a vote of shareholders are “routine” items and brokers generally may vote on behalf of beneficial owners who have not furnished voting instructions, subject to the rules of the NYSE concerning transmission of proxy materials to beneficial owners, and subject to any proxy voting policies and procedures of those brokerage firms. Brokers who hold shares in “street name” for customers who are beneficial owners of such shares are prohibited from giving a proxy to vote such customers’ shares on “non-routine” matters in the absence of specific instructions from such customers.

Under the current NYSE rules, we believe Proposal Two is a routine matter. Accordingly, if your broker holds shares that you own in street name, the broker may vote your shares on Proposal Two even if the broker does not receive instructions from you. We believe Proposal One and Proposal Three are non-routine matters and, therefore, the broker may not vote your shares on such proposals without receiving instructions from you. If your broker does not vote on a proposal, this is commonly referred to as a “broker non-vote.” Broker non-votes will not be counted as having been voted in person or by proxy, but pursuant to Delaware corporate law, will be counted for purposes of determining whether a quorum is present.

Votes Required

Under Proposal One, directors are elected by a plurality of the votes of the shares of common stock represented and voted at the Annual Meeting. If you withhold your vote for a particular nominee, then your vote will not count “FOR” such nominee. Votes withheld, as well as broker non-votes, will not be treated as votes cast with respect to the election of directors and, therefore, will have no effect on the outcome of the election of directors.

In addition, we have implemented a Majority Voting Policy for uncontested director elections (elections in which the number of nominees for election is equal to the number of directors to be elected). In the event that the votes “WITHHELD” from a nominee’s election exceed the votes cast “FOR” that nominee’s election, such nominee shall be required to promptly submit his or her resignation to the Board of Directors for consideration. The Board of Directors will then have the opportunity to determine whether to accept or reject such tendered resignation. The Board of Directors, in making its decision, may consider any factors or other information that it considers appropriate or relevant.

The Board of Directors will act within 120 days following certification of the shareholder vote. The Board of Directors may accept a director’s resignation or reject the resignation. Thereafter, the Board of Directors will promptly publicly disclose, in a report furnished to the Securities and Exchange Commission (“SEC”), its decision and process regarding the tendered resignation, including its rationale for accepting or rejecting the tendered resignation. If the Board of Directors accepts a director’s resignation, or if a nominee for director is not elected and the nominee is not an incumbent director,

DOMINO’S PIZZA, INC. 2022 PROXY STATEMENT 7

Voting Information (continued)

then the Board of Directors, in its sole discretion, may fill any resulting vacancy or may decrease the size of the Board of Directors, in each case pursuant to our By-Laws. If a director’s resignation is not accepted by the Board of Directors, such director will continue to serve until the next annual meeting of shareholders and until his or her successor is duly elected, or his or her earlier resignation or removal.

Approval of Proposal Two (ratification of independent registered public accounting firm) and Proposal Three (say-on-pay) requires the affirmative vote of a majority of the shares voted in person or by proxy at the Annual Meeting. Broker non-votes, if any, and abstentions will not be treated as votes cast with respect to these proposals and, therefore, will have no effect on the outcome of the votes. As noted above, under the current NYSE rules, we believe Proposal Two is routine matter. Accordingly, if your broker holds shares that you own in street name, the broker may vote your shares on Proposal Two even if the broker does not receive instructions from you.

No matter is currently expected to be considered at the Annual Meeting other than those listed in this Proxy Statement. If any other matters are properly brought before the Annual Meeting for action, it is intended that the persons named in the Proxy and acting thereunder will vote in accordance with their discretion on such matters.

8 DOMINO’S PIZZA, INC. 2022 PROXY STATEMENT

Proposal One: Election of Directors

The Company’s Certificate of Incorporation, as amended and restated, requires that all directors stand for annual election. Accordingly, the nine individuals listed below are standing for election to terms ending with the 2023 annual meeting of shareholders, until his or her successor is duly elected or qualified or until his or her earlier death, resignation or removal.

The Company recently announced that on May 1, 2022, Mr. Weiner will become the Company’s Chief Executive Officer in connection with Mr. Allison’s retirement from the Company. Accordingly, Mr. Allison, a current member of the Board, is not standing for re-election to the Board at the Annual Meeting and Mr. Weiner is standing for election to the Board in his position as CEO-elect. As part of this CEO succession, Mr. Brandon is expected to transition from Chairman of the Board to the newly established position of Executive Chairman on May 1, 2022. The Board will appoint a Lead Independent Director of the Board to be effective at that time. The Board believes that Mr. Brandon’s new role as Executive Chairman will provide continued leadership of the Board and a valuable resource to both Mr. Weiner and the Board to facilitate a smooth transition of the CEO role.

Each nominee has indicated his or her willingness to serve, if elected. However, should a nominee be unable to serve, the shares of common stock represented by Proxies may be voted for a substitute nominee designated by the Board. Management has no reason to believe that any of the above-mentioned persons will not serve his or her term as a director.

Board Membership Criteria

Although our Nominating and Corporate Governance Committee does not have any specific, delineated qualifications for the nomination of director candidates, the Committee takes into account a number of factors, qualifications and skills that it deems appropriate, with the primary goal of ensuring the Board collectively serves the interest of shareholders. The Company and the Board, at a minimum, seek to have directors with sound business judgment, wisdom and knowledge in his or her field of expertise. Directors should also possess the highest personal and professional ethics, integrity and values and be committed to representing the long-term interests of our shareholders. Identified and described below are additional key attributes, qualifications, experiences and skills that are important to the Company’s business and that were considered in the selection of the director nominees, which factors may change from time to time. Director candidates are also evaluated according to the qualifications set forth in the Board’s Corporate Governance Principles, as further described beginning on page 18.

•

Business experience. The Company and the Board believe that the Company benefits from nominating directors with a substantial degree of business experience. This may include accomplishments in his or her particular field of practice and a history of achievements that reflect his or her high standards and sound business decisions.

•

Leadership experience. The Company and the Board believe that directors with experience in significant leadership positions over an extended period, especially President or Chief Executive Officer positions, provide the Company with strategic insights. These directors generally possess superior leadership qualities and the ability to identify and develop those qualities in others. They demonstrate a practical understanding of organizations, long-term strategy, risk management and the methods to drive change and growth.

•

Finance experience. The Company and the Board believe an understanding of finance and financial reporting processes is an important skill for our directors. The Company uses financial measures to evaluate its performance as well as its accomplishment of financial performance targets. In addition, the Board and the Audit Committee oversee the required public disclosures of the Company that include financial statements and related information.

•

Educational and industry experience. The Company and the Board seek to have directors with relevant education, business expertise and experience as executives, directors, investors or in other leadership positions in the retail sector, including the restaurant industry.

Board Composition and Diversity

We believe that each of our nine director nominees has met the qualifications set forth in the Board’s Corporate Governance Principles and believe these nominees are a highly engaged group and represent a diverse and broad range of attributes, qualifications, experiences and skills to provide an effective mix of viewpoints and knowledge.

DOMINO’S PIZZA, INC. 2022 PROXY STATEMENT 9

Proposal One: Election of Directors (continued)

While the Nominating and Corporate Governance Committee does not have a written policy regarding diversity in identifying director candidates, the Nominating and Corporate Governance Committee considers diversity in its search for the best candidates to serve on the Board and the Inclusion and Diversity Committee reviews and monitors the Company’s efforts in building a more diverse Board. These committees look to ensure demographic diversity in addition to a diversity of skills, experiences (including operational experience) and viewpoints, all aimed at identifying candidates who will contribute to Board decision-making and oversight responsibilities. The committees believe that the current composition of the Board reflects diversity across these categories. Our current directors bring a diverse set of skills, experiences and viewpoints to the Company that are important to drive our strategy forward as the market and competitive landscape evolve.

All of our director nominees except Mr. Brandon and Mr. Weiner are independent. The following provides additional information about our nine director nominees.

FOUR OF NINE DIRECTOR NOMINEES ARE DIVERSE AS TO GENDER, ETHNICITY OR RACE

10 DOMINO’S PIZZA, INC. 2022 PROXY STATEMENT

Proposal One: Election of Directors (continued)

The matrix below summarizes certain key attributes, qualifications, experiences and skills that our director nominees bring to the Board that we believe are most relevant to service on our Board. This information is intended to provide a summary of our director nominees’ qualifications and should not be considered to be a complete list of each nominee’s strengths or contributions to the Board. A mark indicates a specific area of focus or experience on which the Board relies most. The fact that a director nominee is not designated as having a particular attribute does not indicate that the nominee does not possess that attribute or would not be able to make a meaningful contribution to the Board’s decision-making or oversight in that area. Additional details on each director nominee’s attributes, qualifications, experiences and skills are set forth in their individual biographies.

	BRANDON	BALLARD	BALSON	BARRY	CANTOR	FEDERICO	GOLDMAN	LOPEZ	WEINER

Chief Executive Officer Experience	•	•		•	•	•	•	•

Public Company Board and Corporate Governance Experience	•	•	•	•	•	•	•	•	•

Corporate Strategy Experience	•	•	•	•	•	•		•	•

Financial / Investment Management Experience	•	•	•	•	•	•

Human Capital Management / Talent Development Experience	•				•	•		•	•

Information Technology / IT Security Experience		•	•	•					•

International / Global Operations Experience	•		•			•	•	•	•

Marketing / Brand Management / Digital Experience		•			•	•	•	•	•

Operations / Supply Chain Experience	•			•		•			•

Restaurant / Food and Beverage Experience	•		•			•	•		•

Retail / Franchise Experience	•		•	•			•		•

Sustainability / ESG Experience		•		•	•		•	•

DOMINO’S PIZZA, INC. 2022 PROXY STATEMENT 11

Proposal One: Election of Directors (continued)

Nominees for Election to One-Year Terms Expiring at the 2023 Annual Meeting of Shareholders

Set forth below are the name, age, principal occupation and/or business experience and qualifications of each nominee for election as a director. All of the nominees other than Mr. Weiner are current members of the Board. The Nominating and Corporate Governance Committee believes that each of the nominees possesses the necessary professional experience and qualifications to contribute to the success of the Company. Information with respect to the business experience and other publicly-traded company boards on which the nominees serve, or served in the past five years, as a director is set forth below. The number of shares of Domino’s Pizza, Inc. common stock beneficially owned by each director nominee appears later in this Proxy Statement.

Our Board of Directors Unanimously Recommends a Vote FOR Each of the Nominees Listed Below	✓

David A. Brandon Executive Chairman-Elect Director since: 1999 Age: 69 Committees: None

David A. Brandon most recently served as Chairman and Chief Executive Officer of Toys “R” Us, Inc., formerly the world’s largest specialty retailer of toy and baby products, a position he held from July 2015 to December 2018. Previously, Mr. Brandon was the Director of Athletics at the University of Michigan from March 2010 to October 2014.

Mr. Brandon has served as Chairman of Domino’s Board of Directors since March 1999. As of May 1, 2022, Mr. Brandon is expected to transition to the role of Executive Chairman. Mr. Brandon has also served as Chief Executive Officer from March 1999 to March 2010. Mr. Brandon was retained by the Company as a Special Advisor from March 2010 to January 2011. Prior to joining Domino’s, Mr. Brandon was President and Chief Executive Officer of Valassis, Inc., a company in the sales promotion and coupon industries, from 1989 to 1998 and Chairman of the Board of Directors of Valassis, Inc. from 1997 to 1998.

In addition to serving on the Board of Directors of Domino’s, Mr. Brandon also serves on the Boards of Directors of DTE Energy Co. and Herman Miller, Inc. He previously served on the Boards of Directors of Toys “R” Us, Inc., Burger King Corporation, Kaydon Corporation, Northwest Airlines and The TJX Companies, Inc.

Qualifications:

Mr. Brandon served as the Company’s Chief Executive Officer for eleven years and has served as Chairman of the Board since 1999. He thereby possesses a deep understanding of the Company’s operations, market development objectives, strategic planning and other internal business aspects of the Company. Mr. Brandon brings to the Board extensive executive experience in marketing and sales. His service on the Boards of Directors of several other companies, including retailers, also makes him qualified for service as a director of the Company.

C. Andrew Ballard Independent Director Director since: 2015 Age: 49 Committees: Inclusion & Diversity (Chair) Compensation

C. Andrew Ballard currently serves as the Chief Executive Officer and Co-Founder of Wiser Solutions, Inc., a technology and data company, a position he has held since December 2012. Mr. Ballard is also Founder of Figtree Partners, an investment firm focused on software and technology, and has served as its Managing Partner since November 2012. He was previously a Senior Advisor at the private equity firm Hellman & Friedman LLC from 2012 to 2019, where he also served as Managing Director from 2006 to 2012 and as a Director from 2004 to 2006. Prior to joining Hellman & Friedman in 2003, Mr. Ballard worked at Bain Capital, LLC in San Francisco and Boston, as well as Bain & Company, Inc. from 1994 to 2002.

Mr. Ballard has served on Domino’s Board of Directors since July 2015. Mr. Ballard serves as the Chairperson of the Inclusion & Diversity Committee and is a member of the Compensation Committee of the Board of Directors.

In addition to serving on Domino’s Board of Directors, Mr. Ballard serves on the Boards of Etsy, Inc., Datacor, Inc. and Zignal Labs, and has held previous board roles at Activant Solutions Inc., Catalina Marketing Corporation, DoubleClick Inc., Getty Images, Inc., Internet Brands, Inc. and Vertafore, Inc. Mr. Ballard was the Chair of the Board of Trustees and Chair of the Investment Committee of the San Francisco Foundation.

Qualifications:

Mr. Ballard brings to the Board strategic business and acquisition experience, as well as overall business acumen through his experience at Hellman & Friedman and Bain Capital. Mr. Ballard also provides valuable technology and digital knowledge, making him qualified for service as a director of the Company.

12 DOMINO’S PIZZA, INC. 2022 PROXY STATEMENT

Proposal One: Election of Directors (continued)

Andrew B. Balson is currently the Managing Partner of Cove Hill Partners, L.P., a firm formed to make private equity investments. Previously, Mr. Balson was the Chief Executive Officer of Match Beyond, an innovative college completion program that helps low-income young adults attain college degrees and prepare for the workforce, a position he held from January 2015 to June 2016. Prior to becoming the Chief Executive Officer of Match Beyond, Mr. Balson was a Managing Director at Bain Capital, LLC, a global investment company, from 2001 to 2013. Mr. Balson became a Principal of Bain Capital in January 1998.

Mr. Balson has served on Domino’s Board of Directors since March 1999 and serves as the Chairperson of the Compensation Committee of the Board of Directors. Mr. Balson previously served on the Boards of Directors of Bloomin’ Brands, Inc., FleetCor Technologies, Inc., Dunkin’ Brands, Inc., Skylark Co., Ltd., BELLSYSTEM24, Inc., Burger King Corporation and Bright Horizons Family Solutions, Inc., as well as numerous private companies.

Andrew B. Balson Independent Director Director since: 1999 Age: 55 Committees: Compensation (Chair)

Qualifications:

Mr. Balson brings to the Board strategic acquisition experience, a high level of financial literacy and overall business acumen through his executive experience at Bain Capital, LLC and Cove Hill Partners, L.P. His public and private company directorship experience and his familiarity with the Company and other restaurant companies, as well as his extended tenure on our Board, make him qualified for service as a director of the Company.

Corie S. Barry currently serves as Chief Executive Officer and as a member of the Board of Directors of Best Buy Co., Inc., a specialty retailer of consumer electronics, personal computers, entertainment software and appliances, roles held since June 2019. Prior to becoming CEO, Ms. Barry served as Best Buy’s Senior Executive Vice President and Chief Financial and Strategic Transformation Officer from June 2016 to June 2019, Chief Strategic Growth Officer from October 2015 to June 2016, Interim President of Geek Squad Services from March 2015 to May 2016, Senior Vice President of Domestic Finance from May 2013 to October 2015 and in a variety of financial and operational roles, both in the field and at the corporate campus, since joining Best Buy in 1999. Prior to Best Buy, Ms. Barry worked at Deloitte Touche Tohmatsu Limited from 1997 to 1999.

Ms. Barry has served on Domino’s Board of Directors since July 2018 and is a member of the Audit Committee and the Inclusion & Diversity Committee of the Board of Directors.

Corie S. Barry Independent Director Director since: 2018 Age: 46 Committees: Audit Inclusion & Diversity

Qualifications:

Ms. Barry brings to the Board experience leading a public company, vast financial expertise, retail operations and strategic growth know-how and overall business acumen, making her qualified for service as a director of the Company.

Diana F. Cantor Independent Director Director since: 2005 Age: 64 Committees: Audit (Chair)

Diana F. Cantor is currently a Partner at Alternative Investment Management, LLC, a position she has held since January 2010, and is past Chairman of the Virginia Retirement System, where she served as a Trustee and a member of the Audit and Compliance Committee from 2010 to 2020. She also serves as a Senior Adviser with AKF Consulting Group, focusing on the areas of governance, fiduciary duties and oversight of state-run investment programs.

Ms. Cantor has served on Domino’s Board of Directors since October 2005 and serves as the Chairperson of the Audit Committee of the Board of Directors.

In addition to serving on Domino’s Board of Directors, Ms. Cantor serves on the public company Boards of Universal Corporation (Chairman of the Nominating and Corporate Governance Committee, member of the Executive Compensation Committee and the Finance and Pension Investment Committee) and VICI Properties Inc. (Chair of the Audit Committee, member of the Nominating and Corporate Governance Committee), and the private company Boards of Adore Me, Mauser Packaging Solutions and SCP Retirement Services. She previously served on the Boards of Directors of Media General, Inc., Revlon, Inc., The Edelman Financial Group Inc., Vistage International, Inc., Knowledge Universe Education LLC, Edelman Financial Services, LLC and Service King Body and Paint LLC.

Qualifications:

Ms. Cantor possesses extensive financial skills and brings to the Board an important financial perspective. Ms. Cantor also provides valuable consumer product and marketing knowledge, as well as significant public company directorship experience, making her qualified for service as a director of the Company.

DOMINO’S PIZZA, INC. 2022 PROXY STATEMENT 13

Proposal One: Election of Directors (continued)

Richard L. Federico Independent Director Director since: 2011 Age: 67 Committees: Compensation Nominating and Corporate Governance

Richard L. Federico served as Non-Executive Chairman of P.F. Chang’s China Bistro, Inc. based in Scottsdale, AZ, from February 2016 until its acquisition in March 2019. Mr. Federico previously served as Executive Chairman of P.F. Chang’s from March 2015 to February 2016 and as Chief Executive Officer or Co-Chief Executive Officer from September 1997 to March 2015. Mr. Federico joined P.F. Chang’s as President in 1996, when he also began his service on its Board of Directors. Mr. Federico started his career in the restaurant industry as a Manager at Steak & Ale, and later at Orville Beans and Bennigan’s restaurants. He went on to develop Grady’s Goodtimes, serving as Co-Founder/Partner and Vice President of Operations until Brinker International, Inc. acquired Grady’s in 1989. Upon joining Brinker International, Mr. Federico served as Senior Vice President and concept head for Macaroni Grill before being promoted to President of the Italian Concept division. As President, he directed operations and development for Macaroni Grill and Spageddies.

Mr. Federico has served on Domino’s Board of Directors since February 2011 and is a member of the Compensation Committee and the Nominating and Corporate Governance Committee of the Board of Directors.

In addition to serving on Domino’s Board of Directors, Mr. Federico currently serves on the Boards of Directors of RPT Realty and Tastemaker Acquisition Corp. He also currently serves on the Boards of Directors of Prime Steak Concepts, True Food Kitchen and Boqueria, all privately-held restaurant concepts. Mr. Federico previously served as Chairman of the Board of Directors of Jamba, Inc. He is a Founding Director of Chances for Children.

Qualifications:

Mr. Federico brings to the Board experience in leading a successful publicly-traded restaurant concept, overall business acumen and public company directorship experience, making him qualified for service as a director of the Company.

James A. Goldman Independent Director Director since: 2010 Age: 63 Committees: Nominating and Corporate Governance (Chair) Audit

James A. Goldman is currently a Senior Advisor at Eurazeo SE, a global investment firm listed on the Paris Stock Exchange, and serves on the Boards of Directors of several of its portfolio companies: Q Mixers, a leading premium carbonated mixer brand, Waterloo Sparkling Water Corp., a carbonated beverage company, and Dewey’s Bakery, a premium baked goods company. Mr. Goldman served as President and Chief Executive Officer and as a member of the Board of Directors of Godiva Chocolatier, Inc. from 2004 to 2014. Mr. Goldman was President of the Food and Beverage Division at Campbell Soup Company from 2001 to 2004 and served in various executive positions at Nabisco, Inc. from 1992 to 2000. Prior to his work at Nabisco, Mr. Goldman was a senior consulting associate at McKinsey & Company, Inc.

Mr. Goldman has served on Domino’s Board of Directors since March 2010, serves as Chairperson of the Nominating and Corporate Governance Committee and serves on the Audit Committee of the Board of Directors.

In addition to serving on Domino’s Board of Directors, Mr. Goldman serves on the Board of Directors of Abercrombie & Fitch Co., where he is a member of the Compensation Committee and Nominating and Corporate Governance Committee. Mr. Goldman previously served on the Board of Directors of The Children’s Place, Inc. He also served on the Board of Trustees and Executive Committee of Save the Children in Fairfield, CT, the Executive Board of the International Tennis Hall of Fame, and the Board of Trustees at the YMCA Camps Becket and Chimney Corners in Becket, MA.

Qualifications:

Mr. Goldman brings to the Board experience in leading successful retail companies, including more than 30 years in the global food industry, overall business acumen and public company directorship experience, making him qualified for service as a director of the Company.

14 DOMINO’S PIZZA, INC. 2022 PROXY STATEMENT

Proposal One: Election of Directors (continued)

Patricia E. Lopez Independent Director Director since: 2018 Age: 60 Committees: Inclusion & Diversity Nominating and Corporate Governance

Patricia E. Lopez most recently served as Chief Executive Officer and as a member of the Board of Directors of High Ridge Brands Co. from July 2017 to March 2020. Ms. Lopez served as a Senior Vice President at Estée Lauder Companies Inc. from January 2015 to July 2016, a Senior Vice President at Avon Products, Inc. from December 2012 to November 2014 and previously held various positions at The Procter & Gamble Co. for 25 years, most recently serving as a Vice President and General Manager overseeing its Eastern Europe business.

Ms. Lopez has served on Domino’s Board of Directors since July 2018 and is a member of the Inclusion & Diversity Committee and the Nominating and Corporate Governance Committee of the Board of Directors. Ms. Lopez also serves on the Boards of Directors of Acreage Holdings, Aramark and Express, Inc.

Qualifications:

Ms. Lopez brings to the Board tremendous global business leadership, brand marketing and operations experience, as well as directorship experience and overall business acumen, making her qualified for service as a director of the Company.

Russell J. Weiner Chief Executive Officer-Elect Director since: Nominee Age: 53 Committees: None

Russell J. Weiner has served as Chief Operating Officer and President—Domino’s U.S. since July 2020 and is CEO-elect of Domino’s Pizza, Inc. Mr. Weiner was first named to the newly-created position of Chief Operating Officer and President of the Americas in July 2018 after serving as President, Domino’s USA from October 2014 to July 2018. Mr. Weiner served as Executive Vice President and Chief Marketing Officer from September 2008 to October 2014. Prior to joining Domino’s, Mr. Weiner held various marketing positions at PepsiCo, Inc. from 1998 to 2008, most recently serving as Vice President of Marketing, Colas for Pepsi-Cola North America.

Mr. Weiner is a nominee to Domino’s Board of Directors. Mr. Weiner also serves on the Board of Directors of The Clorox Company.

Qualifications:

Mr. Weiner’s many years of executive leadership experience with the Company, and in the restaurant and food and beverage industries generally, provides him with a deep knowledge of brand building, marketing, operations and consumer insights. In addition, his experience in digital innovation enables him to help the Company maintain its leadership position in digital technology within the restaurant industry, making him qualified for service as a director of the Company.

DOMINO’S PIZZA, INC. 2022 PROXY STATEMENT 15

Corporate Governance and Director Information

Corporate Governance Overview

Domino’s has a commitment to strong corporate governance practices. These practices provide a framework within which the Company’s Board and management can pursue the strategic objectives of Domino’s and seek to ensure its long-term growth for the benefit of shareholders. The Company’s corporate governance principles and practices are reviewed annually by the Nominating and Corporate Governance Committee and any changes are recommended to the Board for approval. The Company’s Corporate Governance Principles are posted on Domino’s corporate and investor website ir.dominos.com under the “Investors—Corporate Governance” section and are available free of charge upon request from the Company’s Corporate Secretary. The Nominating and Corporate Governance Committee Charter, the Compensation Committee Charter, the Audit Committee Charter and the Inclusion & Diversity Committee Charter are also posted on the Company’s corporate and investor website (“Investors—Corporate Governance” section on ir.dominos.com). All the referenced charters and the other documents referenced herein are available free of charge upon request from the Company’s Corporate Secretary.

The Company’s Corporate Governance Principles and the Nominating and Corporate Governance Committee Charter set forth the Company’s policies with respect to Board structure, membership (including nominee qualifications), performance, operations and management oversight. The Board meets at least quarterly in an independent director session pursuant to the Corporate Governance Principles, and also conducts an executive session at each quarterly Board meeting. In 2021, the discussion leader for the independent director session and the executive session was generally Mr. Brandon. Mr. Brandon is expected to transition from Chairman of the Board to the newly established position of Executive Chairman on May 1, 2022. The Board will appoint a Lead Independent Director of the Board to be effective at that time.

Risk Oversight. The entire Board of Directors is engaged in risk management oversight. At the present time, the Board has not established a separate committee to facilitate its risk oversight responsibilities. The Board will continue to monitor and assess whether such a committee would be appropriate. In accordance with the NYSE listed company rules, the Audit Committee assists the Board of Directors in its oversight of Domino’s company-wide risk management and the process established to identify, measure, monitor and manage risks, in particular major financial, information security and cybersecurity and food safety risks, with input from the Company’s internal committee dedicated to assessing and managing enterprise risk. The Board of Directors receives regular reports from management as well as from the Audit Committee and other standing committees regarding relevant risks and the actions taken by management to address those risks, including the specific risks identified above.

Board’s Role in Environmental, Social and Governance Matters. The entire Board of Directors generally oversees the Company’s environmental, social and governance (“ESG”) initiatives and supports the implementation of the Company’s ESG priorities. With respect to Board oversight of ESG matters in general, rather than concentrating oversight of all ESG initiatives into any one Committee, the Board takes the approach that certain matters are most appropriately overseen by the Board as a whole and for other topics, the most appropriate Committee should maintain oversight. For example, the Board’s Nominating and Corporate Governance Committee has oversight responsibility for the corporate governance aspects of ESG, the Inclusion & Diversity Committee has oversight responsibility for the Company’s initiatives regarding inclusion and diversity and the Audit Committee oversees the Company’s public disclosures, including those relating to its ESG initiatives. Given their breadth and importance, the Board currently believes that it is the appropriate body to oversee the development and implementation of the Company’s ESG efforts as a whole and ESG is a regular agenda item at Board meetings.

At the operational level, the Company’s Senior Vice President of Global Development & Sustainability assesses and manages stewardship risks and shapes strategy for the organization in partnership with other senior leaders who comprise our cross-functional Stewardship Steering Committee, including members of the Company’s Leadership Team who report directly to our Chief Executive Officer. The Stewardship Steering Committee is responsible for setting direction and driving accountability as we work to address material issues, work with key stakeholders and measure and report our progress.

In connection with its increased focused on Stewardship matters, the Company has published its inaugural Stewardship Report, which is available at stewardship.dominos.com, and which we expect to build upon in the years to come. For additional information regarding the Company’s Stewardship efforts, please see “—Stewardship at Domino’s” below.

16 DOMINO’S PIZZA, INC. 2022 PROXY STATEMENT

Corporate Governance and Director Information (continued)

Independence. The Company is required to have a majority of its Board be independent directors. The Company’s Corporate Governance Principles (posted on Domino’s corporate and investor website ir.dominos.com under the “Investors—Corporate Governance” section) contain the Company’s standards for director independence, which are consistent with the requirements of the NYSE and SEC. A director will be designated as independent if the Board affirmatively determines that he or she (i) has no material relationship with the Company or its subsidiaries, (ii) satisfies the other criteria specified by the NYSE listed company rules, (iii) has no business conflict with the Company or its subsidiaries and (iv) otherwise meets applicable independence criteria specified by law, regulation, exchange requirement or the Board. An independent director must also be free of any other relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment as a director. The Board has affirmatively determined that the following directors who served in the 2021 fiscal year were independent under that definition:

David A. Brandon

C. Andrew Ballard

Andrew B. Balson

Corie S. Barry

Diana F. Cantor

Richard L. Federico

James A. Goldman

Patricia E. Lopez

The Board based these determinations primarily on a review of the responses of directors to questions regarding employment and compensation history, affiliations, family and other relationships and discussions with directors. In connection with Mr. Brandon’s expected appointment as Executive Chairman on May 1, 2022 and his employment with the Company in such role, Mr. Brandon will no longer be treated as independent under applicable New York Stock Exchange listing rules and the Board will appoint a Lead Independent Director of the Board to be effective at that time.

Expectations. The Corporate Governance Principles further provide that the directors are invited and expected to attend the Company’s annual meetings of shareholders. All our directors attended the 2021 annual meeting of shareholders.

The Company has adopted a Code of Professional Conduct for Senior Financial Officers that applies to all executive officers of the Company, including the Chief Executive Officer and Chief Financial Officer, as well as all of the Company’s other financial officers and other employees with senior financial roles. In addition, the Company has adopted a Code of Business Conduct and Ethics for Directors, Officers and Employees that applies to all directors, officers and employees. The Code of Professional Conduct for Senior Financial Officers and the Code of Business Conduct and Ethics are posted on the Company’s corporate and investor website (“Investors—Corporate Governance” section on ir.dominos.com). The Company intends to satisfy the disclosure requirement regarding any amendment to, or waiver of, a provision of the Code of Professional Conduct for the Chief Executive Officer, Chief Financial Officer, Corporate Controller or persons performing similar functions, by posting such information on its website at ir.dominos.com.

A total of five meetings of the Board of Directors of the Company were held during 2021 and the Board acted via unanimous written consent on six other occasions. Each director attended at least 75% of the aggregate of (i) the total number of meetings of the Board and (ii) the total number of meetings held by all committees of the Board on which that director served.

Committees. In accordance with the requirements of the NYSE, the Board has a Nominating and Corporate Governance Committee, a Compensation Committee and an Audit Committee, all of which are comprised solely of independent directors, as defined by Section 303A of the NYSE listed company rules and other applicable independence standards. The Board also has an Inclusion & Diversity Committee, which oversees the Company’s inclusion and diversity progress and efforts. Each committee of the Board has designated responsibilities as specified in their respective charters and regularly reports on their activities to the entire Board.

DOMINO’S PIZZA, INC. 2022 PROXY STATEMENT 17

Corporate Governance and Director Information (continued)

Leadership Structure. The Company’s leadership structure, as established in March 2010, separated the Chairman and Chief Executive Officer roles into two positions. David A. Brandon has served as the Chairman of the Board and Richard E. Allison, Jr. is our current Chief Executive Officer. Going forward, the Company’s leadership structure will include a Chief Executive Officer, a role that Mr. Weiner will assume on May 1, 2022, and an Executive Chairman and Lead Independent Director of the Board. Mr. Brandon is expected to assume the role of Executive Chairman on May 1, 2022, and will no longer be treated as independent under applicable New York Stock Exchange listing rules once he assumes this role. The Board will therefore appoint a Lead Independent Director of the Board to be effective on May 1, 2022. The Company has determined this leadership structure based on factors such as the experience of the applicable individuals, the current business environment of the Company, and other relevant criteria. After considering these factors, the Company determined that separating the positions of Lead Independent Director of the Board from the Executive Chairman and Chief Executive Officer positions is the appropriate leadership structure for the Company. The Chief Executive Officer is responsible for the strategic direction of the Company and the day-to-day leadership and performance of the Company. The Executive Chairman will provide guidance to the Chief Executive Officer, set the agenda for the Board meetings in consultation with the Chief Executive Officer and preside over meetings of the Board and shareholder meetings. The Lead Independent Director will preside at all Board meetings where the Executive Chairman is not present and at meetings of the independent directors, as well as any additional duties as the Board may determine from time to time. The Company and the Board believe that this is appropriate under current circumstances, because it allows management to continue to make the operating decisions necessary to manage the business, with guidance from the Board, while retaining independence between the oversight function of our Board and operating decisions. The Company and the Board feel that this division of responsibilities provides an appropriate balance of operational focus, flexibility and oversight. The Board believes that Mr. Brandon’s new role as Executive Chairman will provide continued leadership of the Board and a valuable resource to both Mr. Weiner and the Board to facilitate a smooth transition of the CEO role.

Nominating and Corporate Governance Committee

The members of the Nominating and Corporate Governance Committee are Messrs. Goldman (Chairperson) and Federico and Ms. Lopez. The independence of each member of the Nominating and Corporate Governance Committee is determined annually by the full Board of Directors in accordance with Section 303A.04 of the NYSE listed company rules. The Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is independent as required under the NYSE and SEC rules.

The Nominating and Corporate Governance Committee met two times during 2021. The Nominating and Corporate Governance Committee Charter, as approved by the Board, reflects the Nominating and Corporate Governance Committee’s responsibilities, and the Nominating and Corporate Governance Committee reviews the charter at least once annually. The charter was last reviewed in October 2021 and can be found on the Company’s corporate and investor website (“Investors—Corporate Governance” section on ir.dominos.com).

The Nominating and Corporate Governance Committee’s functions include assisting the Board in determining the desired qualifications of directors, identifying potential individuals meeting those qualifications, proposing to the Board a slate of nominees for election by the shareholders and reviewing candidates nominated by shareholders. In addition, further functions include reviewing the succession planning process for senior management of the Company, reviewing the Corporate Governance Principles, making recommendations to the Board with respect to other corporate governance principles applicable to the Company, recommending directors to serve on committees, overseeing the determinations of director independence, overseeing the annual evaluation of the Board (including periodic peer-to-peer assessments of individual directors) and its committees and management and reviewing Board succession plans.

Evaluation of Director Candidates. The Nominating and Corporate Governance Committee meets regularly to discuss, among other things, identification and evaluation of potential candidates for nomination as a director. The Nominating and Corporate Governance Committee may use a paid outside search firm or tools to identify possible directors, as has been the case when directors have been added to the Board in the past. In addition to the experience, qualifications and

18 DOMINO’S PIZZA, INC. 2022 PROXY STATEMENT

Corporate Governance and Director Information (continued)

skills for directors listed under Proposal One, director candidates will be evaluated according to the qualifications as set forth in the Company’s Corporate Governance Principles, including the following desirable characteristics:

•	Highest degree of personal and professional ethics, integrity and values;

•	Possession of a range of talents, skills, diversity and expertise to provide sound and prudent guidance with respect to the operations and interests of the Company;

•	Expertise that is useful to the Company and complementary to the background and experience of other Board members;

•	Ability to devote the time necessary for the diligent performance of the duties and responsibilities of Board membership;

•	Commitment to serve on the Board over a period of several years to develop knowledge about the Company and its operations;

•	Willingness to represent the long-term interests of the Company’s shareholders and objectively monitor and appraise management’s performance; and

•	Board diversity and other relevant factors as the Board may determine.

Shareholder Submission of Director Nominees. The Nominating and Corporate Governance Committee will consider nominees recommended by shareholders for the 2023 annual meeting of shareholders, provided that the names of such nominees are submitted in writing, not later than February 25, 2023, to the Corporate Secretary of Domino’s Pizza, Inc. at 30 Frank Lloyd Wright Drive, Ann Arbor, Michigan 48105. Each such submission must include a statement of the qualifications of the nominee, a consent signed by the nominee evidencing a willingness to serve as a director, if elected, and a commitment by the nominee to meet personally with the Nominating and Corporate Governance Committee members.

Other than the submission requirements set forth above, there are no differences in the manner in which the Nominating and Corporate Governance Committee evaluates a nominee for director recommended by a shareholder.

Compensation Committee

The members of the Compensation Committee are Messrs. Balson (Chairperson), Ballard and Federico. The independence of each member of the Compensation Committee is determined annually by the full Board of Directors in accordance with Section 303A.05 of the NYSE listed company rules. The Board of Directors has determined that each member of the Compensation Committee is independent as required under the NYSE and SEC rules.

The Compensation Committee met three times during 2021 and acted via unanimous written consent on five other occasions to conduct its required business in accordance with the Compensation Committee Charter. The Compensation Committee Charter authorizes the Compensation Committee to delegate any of its responsibilities to one or more subcommittees. The Compensation Committee Charter, as approved by the Board, reflects the Compensation Committee’s responsibilities, and the Compensation Committee reviews the charter at least once annually. The charter was last reviewed in July 2021 and can be found on the Company’s corporate and investor website (“Investors—Corporate Governance” section on ir.dominos.com).

The Compensation Committee’s functions include examining the levels and methods of compensation employed by the Company with respect to the Chief Executive Officer and other executive officers, making recommendations with respect to other executive officer compensation, reviewing and approving the compensation package of the Chief Executive Officer, making recommendations to the Board with respect to director compensation, making recommendations to the Board with respect to incentive compensation plans and equity-based plans, making plan administration and compensation decisions under equity compensation plans approved by the Board, and implementing and administering one or more incentive bonus plans.

DOMINO’S PIZZA, INC. 2022 PROXY STATEMENT 19

Corporate Governance and Director Information (continued)

Audit Committee

The members of the Audit Committee are Mses. Cantor (Chairperson) and Barry and Mr. Goldman. The independence of each member of the Audit Committee is determined annually by the full Board of Directors in accordance with Section 303A.07 of the NYSE listed company rules, the Exchange Act and the Sarbanes-Oxley Act of 2002, as amended. The Board of Directors determined that each member of the Audit Committee is independent as required under the NYSE and SEC rules. Additionally, the Board determined that each member of the Audit Committee is financially literate as required by Section 303A.07(a) of the NYSE listed company rules, and that Ms. Cantor and Ms. Barry are audit committee financial experts under Item 407(d)(5) of Regulation S-K.

The Audit Committee met five times during 2021. The Audit Committee Charter, as approved by the Board, reflects the Audit Committee’s responsibilities, and the Audit Committee reviews the charter at least once annually. The charter was last reviewed in July 2021 and can be found on the Company’s corporate and investor website (“Investors—Corporate Governance” section on ir.dominos.com). The Audit Committee’s functions include: (i) providing assistance to the Board in fulfilling its oversight responsibility relating to the Company’s financial statements and the financial reporting process, compliance with legal and regulatory requirements, the qualifications and independence of the Company’s independent registered public accounting firm, the Company’s system of internal controls, the internal audit function and the Company’s code of ethical conduct, (ii) retaining and, if appropriate, terminating the Company’s independent registered public accounting firm and (iii) approving audit and non-audit services to be performed by the independent registered public accounting firm.

The Audit Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy under which audit and non-audit services to be rendered by the Company’s independent public registered accounting firm are pre-approved. All services provided to the Company by its independent public registered accounting firm for fiscal years 2021 and 2020 were pre-approved by the Audit Committee. This policy can be found on the Company’s corporate and investor website (“Investors—Corporate Governance” section on ir.dominos.com).

Audit and Other Service Fees

The following table sets forth the aggregate fees for professional services. All such services were pre-approved by the Audit Committee and rendered by PricewaterhouseCoopers LLP for each of the last two fiscal years (dollars in thousands):

	2021	2020
Audit fees(1)	$1,634	$1,354
Audit-related fees(2)	82	103
All other fees(3)	3	3

Total	$1,719	$1,460

(1)

Includes services rendered for the audit of the Company’s annual financial statements, review of financial statements included in the Company’s quarterly reports on Form 10-Q, the audits of certain subsidiaries and other audit services normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements. The amounts also include services related to Sarbanes-Oxley Act compliance, the Company’s recapitalization transaction in 2021 and services related to audit procedures over changes in the Company’s enterprise systems.

(2)	Includes fees for services related to the audit of the Domino’s advertising fund subsidiary and discussions concerning financial accounting and reporting matters.
(3)	Annual license fee for accounting and disclosure software usage.

Inclusion & Diversity Committee

The members of the Inclusion and Diversity Committee are Mr. Ballard (Chairperson) and Mses. Barry and Lopez. The Inclusion & Diversity Committee met two times during 2021 to conduct its required business in accordance with the Inclusion & Diversity Committee Charter. The Inclusion & Diversity Committee Charter authorizes the Inclusion & Diversity Committee to delegate any of its responsibilities to one or more subcommittees. The Inclusion & Diversity Committee Charter, as approved by the Board, reflects the Inclusion & Diversity Committee’s responsibilities, and the Inclusion & Diversity Committee reviews the charter at least once annually. The charter was last reviewed in February 2022 and can be found on the Company’s corporate and investor website (“Investors—Corporate Governance” section on ir.dominos.com).

20 DOMINO’S PIZZA, INC. 2022 PROXY STATEMENT

Corporate Governance and Director Information (continued)

The Inclusion & Diversity Committee of the Board is instrumental in the Board’s fulfillment of its oversight responsibilities relating to, among other things, the Company’s inclusion and diversity strategies.

Purpose and Values

We are a purpose-inspired and performance-driven company with exceptional people committed to feeding the power of possible, one pizza at a time. At the heart of our brand is a commitment to a set of values that define our core beliefs on how we run our business, treat our people, support our franchisees and serve our customers.

Do the Right Thing: We act with integrity and make disciplined decisions, even when it’s difficult or unpopular. High ethical standards and uncommon honesty are at the heart of how we work together. We are committed to safely and responsibly serving our customers, and to giving back to the communities where we live and work.

Put People First: We create an inclusive culture, knowing our people are core to our success. We treat each other with dignity and respect, and we value the differences each team member brings. We strive to be a company where all team members can bring their full selves to work and know that they can belong, contribute and reach their potential.

Create Inspired Solutions: We are a company built on entrepreneurship and innovation. We get better every day by having the humility and the courage to embrace and lead change. Together, we unlock our collective potential to be bold and think big. We have a bias for action to solve customer needs in new and relevant ways.

Champion our Customers: We deliver on our promises, treating each order and interaction as an opportunity to deepen relationships by delivering great products, services and experiences. We hold ourselves accountable, and if we don’t deliver on a promise, we are committed to making it right.

Grow and Win Together: We are not playing a finite game. We are committed to building an enduring brand that outlives any of our individual contributions. We will grow together, deliver exceptional results together, celebrate wins together, have fun together, and leave the Domino’s brand in a better place for those that come after.

Human Capital Management

Having best-in-class talent across the globe is crucial to all aspects of Domino’s business, brand and long-term success. We are focused on attracting, developing and retaining high-performing, diverse teams and building an inclusive culture that inspires leadership, encourages innovative thinking and supports the development and advancement of all team members.

Compensation and Benefits. Exceptional people are the core of our business. We are committed to providing competitive pay and benefits to attract and retain great talent, whether in our U.S. Company-owned stores, in our supply chain centers or in our corporate offices. We enable this by benchmarking and analyzing pay and benefits both externally and internally. In recent years, we have made continued investments in frontline team member wage rates in our U.S. Company-owned stores and supply chain centers. We are committed to providing pay equity for all employees.

Domino’s offers a comprehensive benefits package to eligible team members. We also make available to our team members several benefits designed to promote an inclusive workplace like paid parental leaves, adoption support, discounted childcare tuition, and health plans that are available to dependents, spouses and domestic partners and include fertility and gender transition support. We also offer eligible team members a 401(k) plan, education assistance, access to financial education, a back-up childcare network and access to legal assistance.

Beyond basic insurance programs, Domino’s offers other wellness services to help team members manage and optimize their health. These no-cost programs include smoking cessation, diabetes and hypertension management, at-home physical therapy, and emotional support through Domino’s team member assistance program for all part-time and full-time team members and their dependents. Additionally, we provide up to 40 hours per year of sick time for all part-time and full-time team members, with no waiting period for our part-time team members who begin accruing sick pay on their first day of hire, and access to an outside wellness platform featuring 4,000+ videos on topics like mindfulness, exercise, nutrition, sleep, and financial well-being.

DOMINO’S PIZZA, INC. 2022 PROXY STATEMENT 21

Corporate Governance and Director Information (continued)

Talent Development and Recruiting. Domino’s team members are empowered to drive their own success through different resources, training and several development programs, including our G.O.L.D. (Global Operations Leadership Development) Program, our Supply Chain Services Driver Development Program and our Tech Rotation Program. To continue to strengthen our ability to attract and retain talent, in 2021 we launched a new Applicant Tracking System and have made continued investments in frontline team member wage rates in our U.S. Company-owned stores. On an annual basis, we also review scores for our team member engagement and culture surveys to identify strengths and opportunities for our brand.

The opportunity and potential at Domino’s is best represented in a key statistic: substantially all of our U.S. franchisees started as delivery drivers or in other in-store positions. With the vast majority of Domino’s U.S. franchisees developed from within our own system, the opportunity to become a small business owner is a profound and unique aspect of Domino’s culture and strength as a brand. Experienced store managers and other operators can apply for Franchise Management School (“FMS”). At FMS, these operators receive training for a successful transition from store management to store ownership.

Inclusion and Diversity Efforts. “Do the Right Thing” and “Put People First” are our top two core values at Domino’s. From those two values our Inclusion and Diversity mission was launched, and we have been relentless in our commitment to building and strengthening our culture every day. Our mission is to foster a more diverse, highly engaged workforce that sees our Company as the employer of choice and is representative of the communities we serve. We want our team members to feel comfortable bringing their unique experiences and diverse backgrounds to discussions where they can share, learn and listen together enabled by conscious inclusion practices and our leadership competencies.

Domino’s is focused on building an inclusive culture that welcomes and supports everyone and seeks to understand and listen to team members and our neighborhood community members. Our Inclusion and Diversity efforts are built with a strategic framework that encompasses three pillars:

Workforce—focused on the diversity of our workforce at all levels of the organization.

Workplace—focused on ensuring that our Company-owned stores, offices and supply chains are inclusive.

Marketplace—focused on ensuring our brand reaches and is relevant to all consumers.

As part of our workplace initiatives, we provide leadership and funding to support team members in participating in Employee Resource Groups (“ERGs”). We currently have ERGs representing the Black, Hispanic and LGBTQ+ communities, as well as women in the workforce and individuals with disabilities, with the potential for more to come based on team member interest. We also make available to our team members several benefits designed to promote an inclusive workplace like paid parental leaves, adoption support, discounted childcare tuition, and health plans that are available to dependents, spouses and domestic partners and include fertility and gender transition support.

Board Oversight. The Board oversees and is regularly updated on the Company’s leadership development and talent management strategies designed to attract, develop and retain global business leaders who can drive financial and strategic growth objectives, enhance Domino’s culture as described below and build long-term shareholder value. The Board formally reviews and discusses management development and succession plans for the Chief Executive Officer and senior management of the Company, including individual senior management transitions as the need arises over the course of the year.

Beyond leadership development, our Board is focused on culture and human capital management priorities for promoting a safe, inclusive and respectful work environment, where employees across our entire workforce feel comfortable bringing their best selves to work, are inspired to act ethically and raise concerns and are enabled to implement new and innovative ideas in the best interests of the business.

As part of its human capital management efforts, the Board also reviews team member engagement and culture surveys and receives updates on management’s plans for addressing concerns or potential areas of improvement.

22 DOMINO’S PIZZA, INC. 2022 PROXY STATEMENT

Corporate Governance and Director Information (continued)

Shareholder Engagement

Shareholder engagement is a vital part of our governance profile and we maintain active, year-round engagement with our shareholders in pursuit of the continued delivery of sustainable, long-term value to them. We recognize the value of shareholder engagement and take a proactive approach to shareholder outreach. During 2021, we proactively contacted institutional shareholders representing more than half of our outstanding shares as of the time of such outreach, to discuss the performance of the business and our strategic initiatives, in addition to ESG, executive compensation, stewardship and other issues, and to address any questions and concerns. We regularly review certain governance, compensation and other policies and practices in response to comments from our shareholders.

Stewardship at Domino’s

Over the years our Company has been focused on a core vision: that Domino’s can feed the power of possible, one pizza at a time, by bringing people together and inspiring connections over a simple, beloved food. Brand stewardship for Domino’s means not only a focus on making amazing pizza and delivering a slice of joy to customers worldwide, but also keeping the brand aligned with our values. This includes taking responsibility for our actions and the choices that impact our team members, our communities, and the planet we all share. Domino’s takes great pride in being a work in progress brand, dedicated to continuous innovation and improvement in everything we do, learning from our mistakes to become better every day. As stewards of our environment and our communities, we take great pride in the work we are doing in support of these issues.

Our vision for stewardship is for Domino’s to deliver the power of possible every day for the communities we serve, our people and the planet. We drafted this inaugural brand vision, with notable goals and objectives to drive change in the years and decades to come, and with pillars that ladder up to our newly established long-term goals. Fulfilling this vision requires a plan for tackling the things that matter most, which are informed by the materiality assessment and corporate footprint work we commenced in 2020 that are discussed further below. These include:

•

Environmental Footprint. This includes our ambitions and targets around reducing our greenhouse gas emissions and optimizing our energy usage, reducing our water usage across the Domino’s system, increasing recycling of pizza boxes nationwide, and reducing waste in our system.

•

Responsible Sourcing. Domino’s sourcing goals include increasing transparency for our supply chain, clarifying and publishing our supplier standards and food safety requirements, enhancing our animal care standards, and amplifying our efforts to reduce deforestation.

•

Empowering People. Our focus on people and encouraging them to come to work as their authentic selves is at the core of our growing inclusion and diversity efforts, as well as our other ambitions which include programs around team member wellbeing, expanded development pathways, and supporting franchisee development.

•

Community Impact. Domino’s has a long history of caring for the communities we serve. We will expand our reach through expanded local giving programs, increasing our commitments to national nonprofit partners, and exploring opportunities to reach out to communities in time of crisis and need.

These four pillars provide the framework for fulfilling our vision and set our brand on a course for enhanced stewardship as we evolve and grow.

We have initiated a new drive to better understand our environmental and social impacts and have engaged outside experts to measure and quantify our environmental footprint, and identify opportunities to improve. With the help of these experts, we conducted a materiality assessment, connected with key stakeholders inside and outside of the company and developed a baseline report for our carbon, water and land use footprint in the U.S. We have set two new significant commitments on greenhouse gas emissions, including a commitment to set and reach Science Based Targets by 2035 and achieve net zero carbon emissions by 2050. We believe that protecting the planet for future generations is the right thing to do for our customers, our team members and our business.

Domino’s also has a long history of caring for the communities we serve. Our national philanthropic partner is St. Jude Children’s Research Hospital®, which is internationally recognized for its pioneering work in finding cures and saving

DOMINO’S PIZZA, INC. 2022 PROXY STATEMENT 23

Corporate Governance and Director Information (continued)

children with cancer and other catastrophic diseases. Through a variety of internal and consumer-based activities, including a national fundraising campaign called St. Jude Thanks and Giving®, the Domino’s system has contributed $95.7 million to St. Jude since our partnership began in 2004, including raising $13.6 million in 2021. In 2020, we committed to a 10-year, $100 million campaign to raise funds to build Domino’s Village at St. Jude, a planned housing complex that will accommodate up to 140 patient families during long-term stays at the hospital.

We also support the Domino’s Pizza Partners Foundation (the “Partners Foundation”). Founded in 1986, the mission of the Partners Foundation is “Team Members Helping Team Members.” Primarily funded by team member and franchise contributions, the Partners Foundation is a separate, not-for-profit organization that has disbursed more than $9.4 million over the past five years. The Partners Foundation is committed to meeting the needs of Domino’s team members facing crisis situations, such as fire, illness, natural disasters or other personal tragedies.

Domino’s recently announced a pledge of $3.0 million to support the Black community in the U.S., including $1.0 million to create the Company’s first Black Franchisee Opportunity Fund to help Black team members in their quest to become owners of Domino’s stores.

We are also continuing our pursuit of a number of efforts that we previously launched to reduce our environmental impact. In 2020, Domino’s increased the percent of recycled content in our pizza boxes from 40% to 70% with 100% of our paper-based packaging sourced from fiber from responsibly managed forests and recycled sources. We are also leading the way in educating customers about the importance of pizza box recycling in the United States and created a consumer-facing pizza box recycling education campaign in 2020. We have continued our implementation of eBikes as an alternative to cars for food deliveries in the U.S. We also joined the Dairy Sustainability Alliance and the Recycling Partnership to expand our knowledge and join efforts with other companies looking to make a difference. Additionally, we continued our use of 100% sustainable mass balance palm oil in products that we produce ourselves.

You can find more information about these initiatives and read our 2021 Corporate Stewardship Report, which includes both Sustainability Accounting Standards Board (SASB) and Global Reporting Initiative (GRI) indexed tables, at stewardship.dominos.com. The information included in this report is not incorporated by reference herein and should not be considered a part of this document.

Prohibition Against Hedging Transactions

All of the Company’s employees and directors are prohibited from any hedging of Company securities, including by way of forward sales contracts, collars or otherwise, pursuant to our Insider Trading Policy.

24 DOMINO’S PIZZA, INC. 2022 PROXY STATEMENT

Audit Committee Report

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates this Report.

The Audit Committee is governed by a written charter which was adopted by the Company’s Board of Directors and is reviewed annually by the Audit Committee. The Audit Committee is responsible for overseeing the quality and integrity of the Company’s accounting, auditing, financial reporting and internal control practices. The Audit Committee is responsible for, in addition to other activities, the appointment, retention and compensation of the Company’s independent registered public accounting firm. The Audit Committee has a policy with respect to the pre-approval of non-audit services.

Each member of the Audit Committee was determined to be independent as required under the NYSE listed company rules, including those rules applicable to audit committee members. The Board determined that two of its members during fiscal 2021, Ms. Cantor and Ms. Barry, were audit committee financial experts under Item 407(d)(5) of Regulation S-K. The Audit Committee met five times during 2021.

In performing its responsibilities, the Audit Committee, in addition to other activities: (i) reviewed and discussed the Company’s audited financial statements with management, (ii) discussed with PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC and (iii) received the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the PCAOB regarding the independent accounting firm’s communications with the Audit Committee concerning independence and discussed with PricewaterhouseCoopers LLP the firm’s independence. Based on these reviews, discussions and activities, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal 2021 for filing with the SEC.

The Audit Committee considered whether the provision of non-audit services by PricewaterhouseCoopers LLP was compatible with maintaining such firm’s independence. After reviewing the services provided by PricewaterhouseCoopers LLP, including all non-audit services, the Audit Committee, in accordance with its charter, authorized the reappointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company, with such reappointment to be ratified by the shareholders at the Annual Meeting.

Respectfully submitted,

Audit Committee

Diana F. Cantor, Chairperson

Corie S. Barry

James A. Goldman

DOMINO’S PIZZA, INC. 2022 PROXY STATEMENT 25

Proposal Two: Ratification of Independent Registered Public Accounting Firm

The Company’s Audit Committee has selected PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the current fiscal year. Management expects that representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The affirmative vote of the holders of a majority of the votes cast at the meeting in person or by proxy is necessary to ratify the selection of the Company’s independent registered public accounting firm for the current year. Under applicable law, listed company rules and the Company’s By-Laws, abstentions are not counted as votes cast and will have no effect on the outcome of the vote. Unless otherwise indicated, the persons named in the Proxy will vote all Proxies in favor of ratification. If the selection of PricewaterhouseCoopers LLP is not ratified, the Audit Committee will reconsider the selection of the independent registered public accounting firm.

Even if the selection of PricewaterhouseCoopers LLP is ratified by shareholders, the Audit Committee, in its discretion, could decide to terminate the engagement of PricewaterhouseCoopers LLP and to engage another firm if the Committee determines such action to be necessary or desirable. Conversely, if the selection of PricewaterhouseCoopers LLP is not ratified by shareholders, the Audit Committee, in its discretion, could still decide to continue the engagement with PricewaterhouseCoopers LLP for the 2022 audit if the Company determines such action to be necessary or desirable.

Our Board of Directors and Audit Committee Unanimously Recommend a Vote FOR Ratification of the Selection of PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm of the Company for the 2022 Fiscal Year

✓

26 DOMINO’S PIZZA, INC. 2022 PROXY STATEMENT

Stock Ownership Information

Security Ownership of Certain Beneficial Owners

The following table sets forth information (based upon filings with the SEC) with respect to the persons believed by the Company to own beneficially more than 5% of the outstanding common stock, par value $0.01 per share, of the Company as of December 31, 2021:

	Common Stock, par value $0.01 per share

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class
The Vanguard Group(1)	3,856,109	10.67%
100 Vanguard Blvd.
Malvern, Pennsylvania 19355

BlackRock, Inc.(2)	3,539,785	9.80%
55 East 52nd Street
New York, New York 10055

Pershing Square Capital Management, L.P.(3)	2,092,202	5.79%
PS Management GP, LLC(3)
William A. Ackman(3)
787 Eleventh Avenue, 9th Floor
New York, New York 10019

(1)

Based on a Schedule 13G/A filed by the Reporting Person on February 9, 2022, The Vanguard Group is the beneficial owner of 3,856,109 shares of common stock of the Company and has shared voting power with respect to 60,917 shares, sole dispositive power with respect to 3,705,222 shares and shared dispositive power with respect to 150,887 shares of common stock of the Company. No one person’s interest in the common stock of the Company is more than five percent of the total outstanding common stock.

(2)

Based on a Schedule 13G/A filed by the Reporting Person on February 2, 2022, BlackRock, Inc. beneficially owns and has sole dispositive power with respect to 3,539,785 shares and sole voting power with respect to 3,134,042 shares of common stock of the Company. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the common stock of the Company. No one person’s interest in the common stock of the Company is more than five percent of the total outstanding common stock.

(3)

Based on a Schedule 13G/A jointly filed by the Reporting Persons on February 14, 2022, Pershing Square Capital Management, L.P., PS Management GP, LLC, and William A. Ackman beneficially own and have shared voting power and shared dispositive power with respect to 2,092,222 shares of common stock of the Company.

The foregoing information is based upon Schedule 13G reports or amendments filed with the SEC by the above beneficial owners in 2022, with respect to their holdings of the common stock of Domino’s Pizza, Inc. as of December 31, 2021.

DOMINO’S PIZZA, INC. 2022 PROXY STATEMENT 27

Stock Ownership Information (continued)

Security Ownership of Management

The following table sets forth, as of January 2, 2022, the end of the Company’s last fiscal year, information with respect to the Company’s common stock, par value $0.01 per share, owned beneficially by each director, by each nominee for election as a director of the Company, by the named executive officers listed in the Summary Compensation Table starting on page 49 of this Proxy Statement and by all directors and executive officers as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class
Richard E. Allison, Jr.(1)	113,735	*
Russell J. Weiner(2)	86,792	*
Joseph H. Jordan(3)	22,534	*
Kevin S. Morris(4)	15,827	*
Stuart A. Levy(5)	5,021	*
David A. Brandon	5,677	*
C. Andrew Ballard	2,313	*
Andrew B. Balson(6)	79,302	*
Corie S. Barry	1,289	*
Diana F. Cantor	7,929	*
Richard L. Federico	5,279	*
James A. Goldman	6,048	*
Patricia E. Lopez	1,289	*
All current directors and executive officers as a group (18 persons)(7)	404,939	1.12%

*	Less than 1%.
(1)

Includes 72,420 shares of common stock issuable upon exercise of options that were exercisable on January 2, 2022 or within 60 days thereafter. Also includes 500 shares of common stock owned by Mr. Allison’s children.

(2)	Includes 61,337 shares of common stock issuable upon exercise of options that were exercisable on January 2, 2022 or within 60 days thereafter.
(3)	Includes 20,437 shares of common stock issuable upon exercise of options that were exercisable on January 2, 2022 or within 60 days thereafter.
(4)	Includes 13,450 shares of common stock issuable upon exercise of options that were exercisable on January 2, 2022 or within 60 days thereafter.
(5)

For Mr. Levy, amounts are as of August 31, 2021 when he resigned from the Company. Includes 3,114 shares of common stock issuable upon exercise of options that were exercisable on August 31, 2021 or within 60 days thereafter.

(6)	Includes 27,310 shares of common stock held in the Andrew B. Balson 2004 Irrevocable Family Trust, and 8,870 shares of common stock held in the Andrew B. Balson 2011 Irrevocable Family Trust.
(7)

Includes an aggregate of 204,823 shares of common stock issuable upon exercise of outstanding options that were exercisable on January 2, 2022 or within 60 days thereafter by our current directors and executive officers as a group.

The information with respect to beneficial ownership is based upon information furnished by each director, nominee or executive officer, or information contained in filings made with the SEC.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires the Company’s directors, certain executive officers and persons who own more than 10% of any Domino’s Pizza, Inc. common stock to file initial reports of ownership and reports of changes in ownership of Domino’s Pizza, Inc. common stock with the SEC and the NYSE. The Company assists its directors and certain executive officers in completing and filing those reports. Domino’s is required to disclose in this Proxy Statement any failure to file these reports by the required due dates. The Company believes that all filing requirements applicable to its directors, executive officers and shareholders who own more than 10% of Domino’s Pizza, Inc. common stock were complied with during the last completed fiscal year except that Russell J. Weiner and Timothy P. McIntyre each filed a late Form 4 on May 13, 2021 with respect to sales of shares that occurred on May 10, 2021 due to an inadvertent administrative error.

28 DOMINO’S PIZZA, INC. 2022 PROXY STATEMENT

Stock Ownership Information (continued)

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are Messrs. Balson (Chairperson), Ballard and Federico. During fiscal 2021, no member of the Compensation Committee was an officer or employee of ours, a former officer of ours or of our subsidiaries or had any relationships requiring disclosure by us under Item 407(e) of Regulation S-K. None of our executive officers served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of our Board or Compensation Committee during fiscal 2021.

DOMINO’S PIZZA, INC. 2022 PROXY STATEMENT 29

Executive Compensation

Compensation Committee Report

We have reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, we recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s fiscal 2021 Annual Report on Form 10-K for filing with the SEC.

Respectfully submitted,

Compensation Committee

Andrew B. Balson, Chairperson

C. Andrew Ballard

Richard L. Federico

30 DOMINO’S PIZZA, INC. 2022 PROXY STATEMENT

Compensation Discussion and Analysis

Executive Summary

Domino’s objective is to be the worldwide leader in the pizza industry and one of the top restaurant brands in the world. To accomplish this objective, the Compensation Committee believes that Domino’s must recruit and retain well-qualified and high-performing executives to help attain the Company’s business goals and objectives, and we have established short- and long-term compensation programs that we believe support these objectives. Having a highly engaged executive team with the ability to successfully execute our business strategy in dynamic environments has been critical to our strong performance over many years. This Executive Summary highlights key aspects of our fiscal 2021 performance and compensation program.

Fiscal 2021 Business Performance. Fiscal 2021 was another year of strong financial and operating performance for the Company, as discussed more fully in “Proxy Summary—2021 Business Highlights” above. Amid an ever-changing and challenging global operating environment, the Company continued to stay focused on its stakeholders—its customers, team members, franchisees, communities and shareholders—and delivered sustained strong performance across the business in fiscal 2021.

The following table illustrates the Company’s growth in fiscal 2021 in terms of revenues, segment income (as defined and disclosed in Note 11 to the Company’s consolidated financial statements for the fiscal year ended January 2, 2022 included in our 2021 10-K), income from operations, and stock price at fiscal year-end relative to fiscal 2020 and fiscal 2019.

(Dollars in millions, except stock price)	2021(1)	2020(1)	2019(1)	Percent Increase 2019 to 2021(1)
Revenues	$4,357.4	$4,117.4	$3,618.8	20.4%
Segment Income	$883.7	$817.8	$712.1	24.1%
Income from Operations	$780.4	$725.6	$629.4	24.0%
Stock Price (Fiscal Year End)	$564.33	$383.46	$292.31	127.6	%(2)

(1)	The 2020 fiscal year included 53 weeks and the 2021 and 2019 fiscal years each included 52 weeks.
(2)	Percent increase is calculated from the Company’s closing stock price on the first trading day of the 2019 fiscal year ($247.99) in order to capture the three-year change.

Our performance during fiscal 2021, and for the three-year period ending with fiscal 2021, demonstrated sustained growth in our financial results and a corresponding strong growth in the Company’s stock price.

Named Executive Officers. The Compensation Discussion and Analysis describes the Company’s executive compensation program, philosophy and objectives as they relate to our 2021 named executive officers listed below:

•	Richard E. Allison, Jr.—Chief Executive Officer (“CEO”)

•	Russell J. Weiner—Chief Operating Officer and President—Domino’s U.S. (“COO”)

•	Joseph H. Jordan—Executive Vice President, International (“EVP, International”)

•	Kevin S. Morris—Executive Vice President, General Counsel and Corporate Secretary (“General Counsel”)

•	Stuart A. Levy—Former Executive Vice President and Chief Financial Officer (“former CFO”)

Leadership Succession. In March 2022, we announced several changes to our leadership team. On May 1, 2022, Mr. Weiner will become the Company’s Chief Executive Officer in connection with Mr. Allison’s retirement from the Company. Mr. Allison has agreed to remain as an employee with the Company through July 15, 2022 to assist in the transition of his duties. On April 1, 2022, Mr. Sandeep Reddy will become the Company’s Executive Vice President and Chief Financial Officer. On May 1, 2022, Mr. Jordan will become the Company’s President, U.S. & Global Services.

DOMINO’S PIZZA, INC. 2022 PROXY STATEMENT 31

Compensation Discussion and Analysis (continued)

2021 Compensation Program and Leadership Highlights. Key events with respect to our 2021 executive compensation program and leadership structure are as follows:

•

In 2021, we transitioned from our existing long-term incentive compensation program, which was comprised of performance shares and stock options, to a program comprised of performance-based restricted stock units (“PSUs”), time-vesting restricted stock units (“RSUs”) and stock options. These changes are described more fully in “—Changes to Design of Long-Term Incentive Compensation Program” below. The Compensation Committee believes these changes to our long-term incentive compensation program will further improve the alignment between executive compensation and the interests of shareholders and promote executive retention and demonstrate our continued commitment to paying for performance.

•

2021 corporate performance under the Domino’s Pizza Senior Executive Annual Incentive Plan (“AIP”) (based on adjusted total segment income as detailed below) was achieved at 103.85% of target, resulting in a cash payout of AIP awards at 138.5% of target.

•

Amounts earned under the AIP and the Company’s 2004 Equity Incentive Plan, as amended (“EIP”), for performance periods ending during 2021 were above target, reflecting sustained strong financial results.

•

Demonstrating the emphasis the Compensation Committee places on the performance-based components of total direct compensation, in fiscal 2021 approximately 83% of the target total direct compensation for our CEO was variable and tied to Company financial and/or stock price performance. Consistent with the Company’s focus on providing performance-based and variable compensation, 2021 base salaries of the named executive officers increased, on average, 2.5% compared with their fiscal 2020 salaries.

•

Mr. Levy resigned from his position as Executive Vice President, Chief Financial Officer effective as of May 19, 2021 and agreed to remain with the Company to serve in an advisory capacity and assist in the transition of his duties until August 31, 2021. Mr. Allison was appointed to serve as the Company’s principal financial officer with oversight of a newly established Office of the Chief Financial Officer, which continued for the remainder of fiscal 2021 while the Company continued its search for a new Executive Vice President, Chief Financial Officer.

Summary of Chief Executive Officer and Other Named Executive Officers’ Compensation. Consistent with our compensation philosophy, a significant portion of each named executive officer’s compensation is at-risk and tied to Company financial and/or stock price performance. The chart below summarizes the 2021 elements of compensation that comprised our CEO’s target total direct compensation opportunity and the average target total direct compensation for all other named executive officers currently employed with the Company excluding the CEO. Approximately 83% of the CEO’s 2021 target total direct compensation and 72% of all other named executive officers’ target total direct compensation was variable and tied to Company financial and/or stock price performance. See “—Compensation Philosophy and Process” for more details on how the factors considered by the Compensation Committee impacted compensation decisions and see “2021 Summary Compensation Table” for the compensation paid or awarded to the named executive officers for fiscal year 2021.

*

Based on the grant date fair value of long-term incentive compensation and assuming target performance for short-term cash incentives and PSUs. “2021 Average of All Other NEOs Target Pay Mix” does not reflect compensation paid to our former CFO. Totals may not sum to 100% due to rounding.

32 DOMINO’S PIZZA, INC. 2022 PROXY STATEMENT

Compensation Discussion and Analysis (continued)

Changes to Design of Long-Term Incentive Compensation Program

While shareholder support of our executive compensation program, as reflected in the results of the annual advisory say-on-pay shareholder vote, has been very strong in recent years, the Compensation Committee conducted an extensive review of our long-term incentive compensation program with guidance from Meridian Compensation Partners, LLC (“Meridian”), the Compensation Committee’s independent compensation consultant. A key focus of the review was an evaluation of ways to enhance the alignment of our compensation program with long-term and sustainable shareholder value creation, while continuing to offer compensation programs that attract and retain a strong leadership team necessary to attain the Company’s business goals and objectives and also reflect market “best practices.”

Based on that review, in 2021, we transitioned from our existing long-term incentive compensation program, which was comprised of performance shares and stock options, to a program comprised of PSUs and RSUs (each as defined above and described more fully below) as well as stock options. The PSUs will be earned based on the achievement of performance goals related to a combination of the Company’s cumulative adjusted total segment income (as discussed below) and cumulative global retail sales, excluding foreign currency impact, both measured over a three-year period and vesting after such period, and subject to a relative total shareholder return (“TSR”) modifier. The RSUs and stock options will both vest ratably over a three-year period. The Compensation Committee believes that the use of RSUs and PSUs that vest over a multi-year period focuses executives on the Company’s long-term interests without leading to imprudent risk-taking. In addition, we believe time-vesting RSUs and time-vesting and performance-based PSUs represent an efficient method of delivering long-term stock compensation with a value that is directly tied to Company operational and stock price performance. Finally, we continued to use stock options because we believe that they encourage employee retention through the use of a time-based vesting schedule and serve to align the interests of our stockholders and those of our named executive officers by only providing value if the price of our common stock increases after the stock options are granted.

Long-Term Performance-Based Restricted Stock Units. Starting in fiscal 2021, named executive officers are eligible to receive new long-term equity award grants in the form of PSUs. These PSUs are granted annually at the beginning of a three-year performance period and such use of PSUs further reinforces our named executive officers’ accountability for the achievement of the Company’s longer-term financial and strategic goals. PSUs are earned based on the achievement of challenging goals at the end of the three-year performance period, consisting of:

1.	Cumulative adjusted total segment income, measuring profitability, comprising 70% of the total target award, and

2.	Cumulative global retail sales, excluding foreign currency impact, measuring growth of the Domino’s brand worldwide, and comprising 30% of the total target award.

Cumulative adjusted total segment income is measured as segment income as defined by the Company under Accounting Standards Codification 280, Segment Reporting (“ASC 280”), with certain adjustments, measured over the three-year performance period. While the Company does not typically report an absolute global retail sales figure, the Company uses global retail sales to refer to Domino’s total worldwide retail sales at Company-owned and franchise stores. Cumulative global retail sales, excluding foreign currency impact, is calculated as the Company’s actual cumulative three-year global retail sales translated to United States dollars using the foreign currency exchange rates as provided in the Company’s three-year plan for the three-year period corresponding to the performance period. Cumulative adjusted total segment income and cumulative global retail sales, excluding foreign currency impact, are two of the key drivers of our performance, represent metrics that are valued by our investors, and reflect an approach to long-term incentive measurement that balances profitability and growth.

The PSUs are also subject to a relative TSR modifier, which is a relative return metric that can increase or decrease the total number of shares earned by 15% based on the Company’s TSR relative to the TSR of the constituents of the S&P 500 Index. Shares that are earned following the determination of the cumulative adjusted total segment income and cumulative global retail sales, excluding foreign currency impact, metrics will increase by 15% if the Company’s three-year relative TSR rank during the performance period falls at or above the 75th percentile and will decrease by 15% if such relative TSR rank during the performance period falls below the 25th percentile.

DOMINO’S PIZZA, INC. 2022 PROXY STATEMENT 33

Compensation Discussion and Analysis (continued)

Performance Metrics

Cumulative Adjusted Total Segment Income (70%) Measures Profitability	Cumulative global retail sales, excluding foreign currency impact (30%) Measures Growth of the Domino’s Brand

Relative Total Shareholder Return (TSR) Modifier Measures Relative Shareholder Return Compared to the S&P 500 Used as upward or downward (+ / - 15%) modifier

The total payout opportunity for PSUs is 0% to 200%: 0% of target will be earned if the threshold level of performance is not satisfied, 50% of target will be earned if the threshold level is satisfied, 100% of target will be earned if the target level is satisfied, and 200% of target will be earned if the maximum level is satisfied. The TSR modifier over the three-year measurement period is then applied to the final award. The threshold level of performance for a metric must be satisfied for PSUs to be earned based on that metric. Performance for each metric is measured independently, so PSUs can be earned as long as the threshold is satisfied for at least one metric. The target levels are aligned with our long-range business plan, with the targets reflecting meaningful growth over the three-year period and incorporating a degree of stretch that is intended to motivate the named executive officers to achieve higher performance within the Company’s risk framework. The specific performance targets established by the Compensation Committee are based on the business plans of the Company and take into account a variety of factors including certain strategic plans, programs, commodity pricing and discounts (including long-term supply contracts), product pricing and discounts, volume and sales predictions, corporate store marketing plans and expenses, U.S. and international store count projections, product initiatives, technological initiatives, macroeconomic conditions, general operational needs of the Company and other significant factors related to the Company’s business. In setting the threshold, target and maximum levels of performance needed to earn PSUs as it relates to each metric used for the award, the Compensation Committee reviewed historical levels of performance against our long-term business plan and conducted sensitivity analyses on alternative outcomes focused on identifying likely minimum and maximum boundary performance levels. The maximum level is a stretch that is attainable only if we significantly outperform with respect to the particular metric. The PSUs are subject to the Company’s clawback policy that is described further in “—Clawback Policy” below.

Calculation of Payout of PSUs

Step 1		Step 2
Level of Metric Performance[1]	Payout as a Percentage of Target[2]	Relative TSR Modifier
Below Threshold	0%	At or above the 75th percentile: Increase by 15%
Threshold	50%
Target	100%	Below the 25th percentile: Reduce by 15%
Maximum	200%

1  Performance level expressed as a percent of target based on cumulative adjusted total segment income (70%) and cumulative global retail sales, excluding foreign currency impact (30%) at the end of the fiscal 2021-2023 performance period.

2  Before TSR modifier. Payout levels based on performance for each metric will be measured independently and interpolated on a straight-line basis for performance between threshold and target or between target and maximum.

If the PSUs become earned upon satisfaction of the performance metrics described above, they will be delivered in the form of unrestricted common stock following the end of the applicable three-year performance period, generally subject to continued employment through the end of the performance period. The PSUs are eligible to receive dividend equivalents in cash, which will accumulate and pay out, if at all, if and when the PSUs are earned and the underlying shares of common stock are distributed to the named executive officers.

34 DOMINO’S PIZZA, INC. 2022 PROXY STATEMENT

Compensation Discussion and Analysis (continued)

The performance period for the 2021 award of PSUs began on January 4, 2021 and ends on December 31, 2023. The specific cumulative adjusted total segment income and cumulative global retail sales, excluding foreign currency impact target values for the PSUs granted in 2021 will be disclosed at the end of the performance period.

We believe that the design of the new PSU program, as compared with the design of our previous performance share awards, enhances our pay for performance compensation program by adding a longer-term performance period, multiple performance metrics and increased performance sensitivity.

Time-Vesting Restricted Stock Units. Starting in fiscal 2021, named executive officers are eligible to receive new long-term equity award grants in the form of RSUs. These RSUs vest in three equal installments on each anniversary following the grant date until fully vested, generally subject to continued employment through the date the RSUs vest. The RSUs are also eligible to receive dividend equivalents in cash, which will accumulate and pay out, if at all, if and when the RSUs vest and the underlying shares of common stock are distributed to the named executive officers. The value of the RSUs fluctuates based on the Company’s stock price over the applicable vesting period. These RSUs are described more fully in “—Components of Total Direct Compensation” below.

Stock Options. Named executive officers continue to be eligible to receive long-term equity award grants in the form of stock options. Stock options granted in 2021 vest in three equal installments, shortened from four equal installments under the previous LTI design, on each anniversary following the grant date until fully vested, generally subject to continued employment through the date the stock options vest. The change in the length of the vesting period applicable to these grants was intended to align with the performance period of the new PSUs and the vesting period of the new RSUs as well as prevailing market practice. Stock options are described more fully in “—Components of Total Direct Compensation” below.

2021 Equity Mix. In 2021, the target CEO equity mix was approximately comprised of 33% PSUs (at target), 33% RSUs and 33% stock options, and for our other named executive officers, the target mix was approximately comprised of 25% PSUs (at target), 50% RSUs and 25% stock options (collectively, the “2021 Equity Mix”).

2022 Equity Mix. In 2021, we began the transition to a long-term incentive compensation program comprised of PSUs and RSUs and expected to phase out the issuance of new stock option awards such that future equity awards would be approximately comprised of 50% PSUs and 50% RSUs. However, given the Company’s uncertain operating environment in light of the continuation of the COVID-19 pandemic and the uncertainty posed by the labor and food commodities markets in particular, the Compensation Committee made the determination to maintain the 2021 Equity Mix for our named executive officers in 2022.

Compensation Changes Related to CEO Succession and Leadership Changes. As part of our recently announced CEO succession plan, upon his promotion to CEO effective on May 1, 2022, Mr. Weiner’s base salary will increase to $875,000 and his annual short-term cash incentive award target under the AIP will increase to 200% of his base salary. Mr. Weiner will also receive an annual 2022 equity award under the EIP with a value of 500% of his annual base salary at the time the Company’s annual equity awards are granted in March 2022, comprised of approximately 33% PSUs (at target), 33% RSUs and 33% stock options. Upon Mr. Reddy’s appointment as the Company’s Executive Vice President and Chief Financial Officer, Mr. Reddy will receive an annual base salary of $675,000; a one-time, sign-on cash bonus of $1 million, which is subject to repayment in the event Mr. Reddy’s employment is terminated by the Company for cause or if Mr. Reddy terminates employment with the Company other than for good reason, in either case prior to April 1, 2023; an annual short-term cash incentive award target under the AIP of 100% of his base salary; a special, sign-on equity award under the EIP, consisting of an award of RSUs with a grant date value of $2,250,000 that will vest 50% each on April 1, 2023 and April 1, 2024, generally subject to his continued employment through such date; and an annual 2022 equity award under the EIP with a value of 250% of his annual base salary, comprised of 25% PSUs (at target), 50% RSUs and 25% stock options. Mr. Reddy’s special, sign-on RSU grant will vest in full upon a termination of Mr. Reddy’s employment (i) by the Company other than for cause, (ii) by Mr. Reddy for good reason or (iii) as a result of Mr. Reddy’s death or disability. Upon his promotion to President, U.S. & Global Services, Mr. Jordan’s base salary will increase to $600,000 and his annual short-term cash incentive award target under the AIP will increase to 150% of base salary. Mr. Jordan will also receive an annual 2022 equity award under the EIP with a value of 250% of his annual base

DOMINO’S PIZZA, INC. 2022 PROXY STATEMENT 35

Compensation Discussion and Analysis (continued)

salary at the time the Company’s annual equity awards are granted in March 2022, comprised of 25% PSUs (at target), 50% RSUs and 25% stock options. Consistent with the Compensation Committee’s approach in setting annual compensation levels, in determining these compensation adjustments and compensation package (in the case of Mr. Reddy), the Compensation Committee considered the compensation levels paid to similarly situated executive officers at the Company, the competitive median of the market data to provide a perspective on external practices, each executive’s prior performance and Company performance, as applicable, and input from the Compensation Committee’s independent compensation consultant and, with respect to Mr. Reddy, the value of equity awards that he would forfeit upon leaving his prior employer. Additional details regarding these compensation arrangements were disclosed in two Current Reports on Form 8-K filed by the Company on March 1, 2022 and March 4, 2022.

Compensation Program Overview

The Compensation Committee is responsible for determining the compensation of our executive officers and administering the cash incentive and equity-based plans in which our executive officers, directors and other eligible employees participate. The goal of the Company’s executive compensation program is to attract, motivate and retain talented and high-performing individuals to help us attain our business goals and objectives. We are committed to achieving long-term, sustainable growth and increasing shareholder value. Our compensation program for our named executive officers is designed to be aligned with and to enhance these commitments, as well as to encourage retention and to encourage and reward strong financial performance on both an annual and long-term basis.

The Compensation Committee uses total direct compensation as the primary measure of compensation for our named executive officers. The principal elements of total direct compensation for our CEO and our other named executive officers are: (i) annual base salary, (ii) annual performance cash incentives under the AIP and (iii) long-term incentive compensation consisting of PSUs, RSUs and stock options granted under the EIP.

2021 Principal Elements of Total Direct Compensation

Base Salary	+	Annual Performance Incentive (cash award under AIP)	+	Long-term Incentive Compensation (performance-based restricted stock units, time-vesting restricted stock units and stock options under EIP)	=	TOTAL DIRECT COMPENSATION

The Compensation Committee places a significant focus on variable and performance-based compensation, which is provided in the form of annual performance cash incentives under the AIP and equity-based awards under the EIP. Our focus on performance-based compensation rewards strong Company financial and operating performance and aligns the interests of our named executive officers with those of our shareholders.

Demonstrating the emphasis that the Compensation Committee places on the performance-based components of total direct compensation, in fiscal 2021 approximately 83% of the target total direct compensation for our CEO was variable and tied to Company financial and/or stock price performance and approximately 78% of the target total direct compensation for our COO was variable and tied to Company financial and/or stock price performance.

For fiscal 2021, approximately 71% of the target total direct compensation for our EVP, International was variable and tied to Company financial and/or stock price performance and approximately 67% of the target total direct compensation for our General Counsel was variable and tied to Company financial and/or stock price performance.

Other aspects of the Company’s executive compensation program are intended to further align the interests of our named executive officers with those of our shareholders and to promote good corporate governance. These include:

•	Meaningful stock ownership guidelines;

•	No tax gross-ups on change in control-related payments;

•	A cap on maximum annual performance incentives;

•	No supplemental pension or death benefits for our named executive officers;

36 DOMINO’S PIZZA, INC. 2022 PROXY STATEMENT

Compensation Discussion and Analysis (continued)

•	Regular evaluation of level of risk in incentive compensation design;

•	A clawback policy covering performance-based cash and equity compensation;

•	Anti-pledging and anti-hedging provisions contained in our Insider Trading Policy; and

•	No dividends are paid on unvested RSUs and PSUs; dividend equivalents in the form of cash are only payable to the extent the RSUs and PSUs ultimately vest.

Compensation Philosophy and Process

Compensation Committee Philosophy. The Compensation Committee determines the target total direct compensation levels, the components thereof and relative weightings of each component for each of our named executive officers. The Compensation Committee generally targets the median of the applicable benchmark (i.e., peer group and broader retail/wholesale and general industry surveys, as described below) when setting target total direct compensation levels for our CEO and other named executive officers, but also takes into account other factors as described below. Executive-specific considerations, actual performance related to the applicable AIP and long-term incentive compensation metrics and stock price performance can result in our named executive officers’ actual total direct compensation being above or below the median in any given year. Our use of peer group benchmarking and other data in making compensation decisions is described below.

Compensation Setting Process. In order to evaluate and maintain the effectiveness of the Company’s current executive compensation program, the Compensation Committee annually reviews the reasonableness of executive compensation levels using an independent compensation consultant, as well as public information about compensation levels at comparable companies within the Company’s peer group (described below) and evaluates such levels in light of individual performance as well as the Company’s growth and profitability. In 2021, the Compensation Committee used Meridian as its independent compensation consultant.

In making compensation decisions, the Compensation Committee reviews the nature and scope of each named executive officer’s responsibilities, as well as the named executive officer’s effectiveness in supporting the Company’s short- and long-term goals. The Compensation Committee attempts to set annual base salary, annual performance incentives, long-term incentive compensation and other compensation and benefits at levels that it believes will attract, motivate and retain superior executive talent in a highly competitive environment.

In December 2020, the Compensation Committee conducted a review of the target total direct compensation of our named executive officers for 2021 using data provided by Meridian, as described below.

As noted previously, the Compensation Committee places more emphasis on the performance-based components of total direct compensation for our CEO and COO than for our other named executive officers. Mr. Allison’s target pay mix for fiscal 2021 was allocated as follows: 17% annual base salary, 33% annual performance incentive and 50% long-term incentive compensation, and Mr. Weiner’s target pay mix for fiscal 2021 was allocated as follows: 22% annual base salary, 33% annual performance incentive and 45% long-term incentive compensation.

*	Based on the grant date fair value of long-term incentive compensation and assuming target performance for annual performance incentives and PSUs. Totals may not sum to 100% due to rounding.

DOMINO’S PIZZA, INC. 2022 PROXY STATEMENT 37

Compensation Discussion and Analysis (continued)

For 2021, the Compensation Committee allocated the total direct compensation mix for our currently employed named executive officers (other than our CEO and COO) to be as follows: (i) 29% annual base salary, 29% annual performance incentive and 42% long-term incentive compensation for our EVP, International and (ii) 33% annual base salary, 25% annual performance incentive and 42% long-term incentive compensation for our General Counsel.

*	Based on the grant date fair value of long-term incentive compensation and assuming target performance for annual performance incentives and PSUs.

For fiscal 2021, the amount of annual performance incentives reported in the Summary Compensation Table as earned by our named executive officers is greater than the amount awarded at target, as shown above, due to the achievement by the Company of applicable AIP performance measures at above-target levels in light of the Company’s strong 2021 financial performance.

Consideration of Say-On-Pay Vote and Shareholder Feedback. In evaluating the Company’s executive compensation program, the Compensation Committee also considered the results of the advisory vote on the say-on-pay proposal presented at the Company’s 2021 annual meeting of shareholders. At the 2021 annual meeting, more than 94% of shares voted were in support of the compensation provided to our named executive officers. As described in “—Changes to Design of Long-Term Incentive Compensation Program” above, while shareholder support of our executive compensation program, as reflected in the results of the annual advisory say-on-pay shareholder vote, has been very strong in recent years, beginning in 2019 the Compensation Committee conducted an extensive review of our long-term incentive compensation program with guidance from Meridian. Following that review, in 2021 we transitioned from our existing long-term incentive compensation program, which was comprised of performance shares and stock options, to a program comprised of PSUs, RSUs and stock options. The Compensation Committee believes these changes to our long-term incentive compensation program will further improve the alignment between executive compensation and the interests of shareholders and believes that the use of RSUs, PSUs and stock options that vest over a multi-year period focuses executives on the Company’s long-term interests without leading to imprudent risk-taking. The Compensation Committee believes these changes further demonstrate our continued commitment to paying for performance and believes that the Company provides a competitive pay-for-performance package that effectively incentivizes and retains executives.

38 DOMINO’S PIZZA, INC. 2022 PROXY STATEMENT

Compensation Discussion and Analysis (continued)

In addition to considering the results of the 2021 say-on-pay vote as described above, the Company regularly engages in discussions with certain major shareholders to solicit their feedback regarding our executive compensation program, including as part of our regular shareholder outreach efforts described further in “Corporate Governance and Director Information—Shareholder Engagement.” The Company has made changes to our executive compensation program in prior years based upon feedback from this shareholder outreach and plans to continue these shareholder engagement efforts in future years. Discussions with these shareholders in 2021 did not indicate any significant issues with our current executive compensation program, as updated to include the changes to the long-term incentive component thereof as described above.

Role of the Compensation Consultant. The Compensation Committee has the authority under its charter to engage the services of outside consultants, advisors and others to assist the Compensation Committee and also to discontinue such services in its sole discretion. In accordance with this authority, the Compensation Committee engaged Meridian as an independent compensation consultant beginning in fiscal 2019 to advise on matters related to executive and director compensation. In addition to attending the three Compensation Committee meetings held in 2021, in December 2020 Meridian provided its analysis of competitive executive pay practices (the “Meridian Analysis”) that the Compensation Committee used in evaluating and determining our named executive officers’ target total direct compensation, and the components and relative weightings thereof, for fiscal 2021, and was available to advise the Compensation Committee with respect to various executive and director-related compensation matters throughout the year.

The Compensation Committee assessed the independence of Meridian pursuant to Item 407(e)(3)(iv) of Regulation S-K and concluded that no conflict of interest existed with Meridian during its engagement that would prevent Meridian from independently advising the Compensation Committee. The Compensation Committee intends to continue to retain and use Meridian in fiscal 2022.

Benchmarking and Peer Group. The Compensation Committee evaluates executive compensation by measuring the target total direct compensation of our named executive officers against benchmarks consisting of the Company’s peer group described below and of other comparable companies (through the use of benchmark data). It conducts an annual review of executive compensation by analyzing peer group pay data and applicable benchmark data, including the Meridian Analysis (as previously described), which include relevant retail/wholesale and general industry compensation market data. The Compensation Committee generally uses a composite of this peer group and market survey and other data to determine market compensation levels, which it then considers when establishing target levels of total direct compensation for the named executive officers and the components and relative weightings of such compensation. When making compensation decisions, the Compensation Committee is informed by the experiences of its members and also takes into account individual compensation recommendations from our CEO, with respect to the other named executive officers, and the Chairman of the Board and the Chairperson of the Compensation Committee with respect to our CEO, and, among other things, individual performance of the executive, scope of job responsibilities, leadership and years of experience, all as further described below. The Compensation Committee generally sets target total direct compensation for our executives to be competitive with the Company’s peer group and other market data, taking into account the Company’s scale and level of performance.

For 2021, the Compensation Committee considered the industry survey data in the Meridian Analysis and targeted the annual base salary and total direct compensation for our CEO to be below the relevant market median as described in further detail under “Compensation for Chief Executive Officer” below. The Compensation Committee generally targets the annual base salary and total direct compensation for the other named executive officers, on average, to be within a competitive range around the market median for the upcoming year, again taking into account both the Company- and individual-specific factors described above.

DOMINO’S PIZZA, INC. 2022 PROXY STATEMENT 39

Compensation Discussion and Analysis (continued)

The Compensation Committee reviews the composition of its peer group annually in July for use in executive compensation decisions for the following year with input from Meridian. The peer group below was used for benchmarking with regard to compensation for 2021.

Peer Group

Bloomin’ Brands, Inc.	Norwegian Cruise Line Holdings Ltd.
Chipotle Mexican Grill, Inc.	Papa John’s International, Inc.
Darden Restaurants, Inc.	Restaurant Brands International Inc.
Dunkin’ Brands Group, Inc.	Royal Caribbean International
Expedia Group, Inc.	Texas Roadhouse, Inc.
GrubHub Inc.	Wayfair Inc.
Hilton Worldwide Holdings Inc.	The Wendy’s Company
Hyatt Hotels Corporation	Wyndham Hotels & Resorts, Inc.
InterContinental Hotels Group	Yum! Brands, Inc.

The following criteria were considered in determining the members of the Company’s 2021 peer group: publicly-traded retail or hospitality industry companies of comparable scale and scope and relative size, taking into account revenue, market capitalization and level of international operations, along with complexity of business (including franchise model) and a similar recruiting pool for executives.

Role of Executive Officers in Establishing Compensation. The Company’s executive officers have a limited role in the executive compensation process. Our CEO, the Company’s Chief Human Resources Officer and the Chairperson of the Compensation Committee annually review the performance of each named executive officer (other than our CEO) and the Company’s other senior leadership to formulate compensation recommendations for the Compensation Committee. In addition, the Chairman of the Board and the Chairperson of the Compensation Committee review the performance of our CEO to make recommendations to the Compensation Committee regarding our CEO’s compensation. Our CEO abstains from participating in all discussions regarding the CEO’s compensation. The scope of these reviews is to evaluate performance for a given year and make compensation recommendations for that year and the subsequent year, including with respect to base salary adjustments and annual and long-term incentive awards under the AIP and EIP, respectively. The Chairperson of the Compensation Committee typically engages in discussions with the independent compensation consultant prior to presenting compensation recommendations to the full Compensation Committee for approval, which typically occurred in December of each year. The Compensation Committee may exercise its discretion to modify any recommended base salary adjustments or annual performance incentive or long-term incentive compensation awards to executives. The Compensation Committee ultimately makes all compensation decisions for our named executive officers, which, for all named executive officers other than the CEO, are then ratified by our Board of Directors.

Use of Tally Sheets. In 2021, the Compensation Committee continued its practice of annually reviewing comprehensive tally sheets for each of our named executive officers. These tally sheets are prepared by management and quantify the elements of each named executive officer’s total direct compensation. The tally sheets contain annual cash compensation (base salary and annual performance incentives), other compensation, stock option exercises, equity award vesting events and annual equity award grants under the EIP, and also include the Accounting Standards Codification 718, Compensation—Stock Compensation (“ASC 718”) fair market values for the equity award grants, potential severance payments, and equity award holdings, with the total in-the-money value of such equity awards at the end of the preceding fiscal year. The Compensation Committee uses the tally sheets to get a full picture of the compensation accumulated by each named executive officer to date, including accumulated equity value and potential severance.

Equity Award Processes. As in 2021, we anticipate future annual equity awards will be granted to our named executive officers in March of each year to more closely align with the timing of all annual total direct compensation decisions and to have awards granted more closely in time with the beginning of the three-year performance period underlying the PSUs described above. On occasion, in connection with new hires, promotions or certain corporate events, equity awards have been granted at other times throughout the year. The Compensation Committee does not have any plans,

40 DOMINO’S PIZZA, INC. 2022 PROXY STATEMENT

Compensation Discussion and Analysis (continued)

practices or policies of timing these equity award grants in coordination with the release of material non-public information and the Company does not have any plans, practices or policies of timing the release of material non-public information with the timing of equity awards. The exercise price of stock options is set at the closing price of the Company’s common stock on the NYSE on the date of the grant.

Components of Total Direct Compensation

Annual Base Salary. The Compensation Committee annually reviews and approves the annual base salaries of our named executive officers and any adjustments to their salaries. In making decisions about adjustments to annual base salaries, the Compensation Committee considers various factors such as:

•	Industry compensation survey and peer group compensation data provided and summarized by its independent compensation consultant;

•	The executive’s employment agreement with the Company;

•	The executive’s individual performance, scope of job responsibilities, leadership and years of relevant experience; and

•	The performance of the Company.

The 2021 annual base salaries for our named executive officers, which were set in December 2020 and remained unchanged throughout 2021, were as follows:

Executive	2020 Ending Base Salary	2021 Base Salary	% Change
Richard E. Allison, Jr.	$895,000	$904,000	1.0%
Russell J. Weiner	$750,000	$775,000	3.3%
Joseph H. Jordan	$475,000	$490,000	3.2%
Kevin S. Morris	$490,000	$500,000	2.0%
Stuart A. Levy	$475,000	$490,000	3.2%

Annual Performance Incentives. The following section describes the annual performance incentive award for fiscal 2021 for each of our named executive officers under the AIP. The 2021 annual performance incentive targets for our named executive officers, which were unchanged from fiscal 2020, were as follows:

Executive	2021 Annual Performance Incentive Target (% of annual base salary)
Richard E. Allison, Jr.	200%
Russell J. Weiner	150%
Joseph H. Jordan	100%
Kevin S. Morris	75%
Stuart A. Levy	100%

The Compensation Committee establishes the performance measures and targets and approves annual performance incentive payouts for the named executive officers based on the extent to which the pre-established performance targets associated with such annual incentives have been achieved. The Compensation Committee approved annual performance incentive awards under the AIP to each of the named executive officers for fiscal 2021 as further described below.

The AIP provides the Compensation Committee with flexibility in selecting the plan participants and establishing the performance measures, performance periods and performance targets, including minimum and maximum annual payment thresholds, for annual awards made under it. For fiscal 2021, greater than 90% of the applicable performance target was required to be achieved in order for AIP participants to be eligible to receive an annual performance incentive payout; the maximum annual payout under the AIP was the lesser of (i) 250% of an individual’s annual performance incentive target and (ii) $5,000,000 per participant, the maximum annual payment amount under the AIP. In December 2020, the Compensation Committee selected the participants and established the annual performance measure and target incentive amounts under the AIP for the 2021 fiscal year.

DOMINO’S PIZZA, INC. 2022 PROXY STATEMENT 41

Compensation Discussion and Analysis (continued)

For annual performance incentives granted with respect to fiscal 2021, the performance measure, as applied to all of the named executive officers, was segment income as defined by the Company under ASC 280, with certain adjustments (referred to as “adjusted total segment income”), measured over the full 2021 fiscal year. The Compensation Committee believes that the use of adjusted total segment income is appropriate because it is a reliable barometer for the overall success of the Company and it is a primary measure used by management to internally evaluate operating performance, to determine future business objectives and targets and for long-range planning for the Company. The annual performance measure is aligned with and utilizes the same adjusted total segment income target as the initial year in the three-year performance period for the PSUs granted in fiscal 2021, though actual achievement may differ as a result of applicable adjustments being made over a one-year versus three-year period as well as actual performance over this longer period.

For fiscal 2021, as noted above, a named executive officer was not entitled to an annual performance incentive payout under the AIP unless Company performance exceeded 90% of the performance target (the “performance threshold”). If performance exceeded the performance threshold, the executive officer would receive 1% of their annual performance incentive target for every incremental 0.1% in excess of the performance threshold achieved by the Company, up to the maximum annual payment amount described above.

For illustrative purposes, assume a named executive officer had an annual base salary of $500,000 and was eligible for an annual performance incentive target of 100% of their annual base salary. Further assume that the Company had an annual performance target of $10,000,000. The Compensation Committee determined the following:

•

If the annual performance result was $10,100,000, or 101.0% achievement of the annual performance target, the Company would pay the named executive officer 110% of their annual performance incentive target, or $550,000. In other words, for 1% outperformance versus target, an additional 10% of target would be awarded.

•

Conversely, assume the annual performance result was $9,500,000, or 95% achievement of the annual performance target. In this situation, the Company would pay the named executive officer 50% (1% for every 0.1% over the performance threshold) of their annual performance incentive target, or $250,000.

•

Finally, assume the annual performance result was $9,000,000, or 90% achievement of the annual performance target. Given the performance threshold, the Company would pay the named executive officer 0% of their annual performance incentive target, or $0.

For the named executive officers, the annual performance target for fiscal 2021 was $860.0 million in adjusted total segment income. This annual performance target was set to be aggressive, yet achievable, in order to sufficiently motivate executive performance. The Compensation Committee has raised the annual performance target significantly from the previous year’s target in each of the last ten fiscal years, including the last three fiscal years as shown below, and, as such, the Compensation Committee believes that the annual performance targets serve to motivate our named executive officers to attain these goals. For fiscal 2021, the annual performance target reflected a 10.3% increase from the 2020 annual performance target and a 4.7% increase from actual results in 2020 (and a 7.6% increase from actual results in 2020 when excluding the impact of the 53rd week in 2020). The significant increases in performance targets from fiscal year to fiscal year require superior performance from the Company in a highly competitive market to achieve the annual performance target.

Fiscal Year	Annual Performance Target Percentage Increase From Prior Year Performance Target	Annual Performance Target Percentage Increase From Prior Year Actual Results		Annual Performance Incentive Payout
2019(1)	8.6%	7.2%		127.9%
2020(1)	12.2%	9.2%		152.9%
2021(1)	10.3%	4.7	%(2)	138.5%

(1)	The 2020 fiscal year included 53 weeks and the 2021 and 2019 fiscal years each included 52 weeks.
(2)	When excluding the impact of the 53rd week in 2020, the 2021 annual performance target reflected a 7.6% increase from 2020 actual results.

As described above, the Company’s achievement of 103.85% of adjusted total segment income as compared to the annual performance target for fiscal 2021, which was established in December 2020 and reflected a year of strong

42 DOMINO’S PIZZA, INC. 2022 PROXY STATEMENT

Compensation Discussion and Analysis (continued)

performance for the Company in 2020, reflects the Company’s continued strong financial performance during fiscal 2021 in the face of the continued challenges posed by the macroeconomic effects of the ongoing COVID-19 pandemic. This achievement demonstrates continued growth, especially after considering the significant annual performance target percentage increases in recent years. Further, the Company’s current trend of higher than 100% achievement of annual performance targets over the three-year period shown in the table above has corresponded with the continued growth of the business and the Company’s stock price during this same period. This growth has been driven by many factors, including a focus on technology platforms and innovation, creative advertising that highlights our growing brand and product offerings, operational discipline and franchisee performance.

The Company’s U.S. sales performance continues to be near the top of the QSR industry with a three-year U.S. same store sales year-over-year average increase of 6.1% and a three-year international same store sales year-over-year average increase of 4.8%. Additionally, the Company’s global retail sales, excluding foreign currency impact, increased an average of 10.0% year-over-year over the last three years and the Company’s common stock price increased 127.6% from January 1, 2019 through December 31, 2021.

These business results have outpaced a very competitive industry and have resulted in above-target performance under the AIP during this same time period. Because the annual performance targets set by the Compensation Committee were based on the Company’s performance as a whole, the likelihood of each named executive officer achieving their annual performance incentive targets was the same. The Compensation Committee believes this focus on the Company’s performance as a whole encourages engagement, teamwork and collaboration across the Company resulting in stronger financial and operational performance.

The specific performance targets under the AIP established by the Compensation Committee are based on the business plans of the Company and take into account a variety of factors including certain strategic plans, programs, commodity pricing and discounts (including long-term supply contracts), product pricing and discounts, volume and sales predictions, corporate store marketing plans and expenses, U.S. and international store count projections, product initiatives, technological initiatives, macroeconomic conditions, general operational needs of the Company and other significant factors related to the Company’s business.

The amount of the annual performance incentive payouts for 2021 exceeded the target annual performance incentive payout because adjusted total segment income actual performance was 103.85% of the annual performance incentive target. Accordingly, pursuant to the terms of the AIP (as described above), based on this level of actual performance, 138.5% of the target incentive payout was earned by our named executive officers for fiscal 2021.

	2021 Target Annual Performance Incentive		Plan Achievement	2021 Actual Payout

Executive	% of Salary	Dollar Value(1)%		%	Dollar Value
Richard E. Allison, Jr.	200%	$1,808,000	103.85%	138.5%	$2,504,080
Russell J. Weiner	150%	$1,162,500	103.85%	138.5%	$1,610,063
Joseph H. Jordan	100%	$490,000	103.85%	138.5%	$678,650
Kevin S. Morris	75%	$375,000	103.85%	138.5%	$519,375
Stuart A. Levy	100%	$323,077	103.85%	138.5%	$447,461

(1)

Represents each named executive officer’s 2021 target annual performance incentive multiplied by such named executive officer’s 2021 salary. For Mr. Levy, such dollar value is equal to the portion of the annual performance cash incentive that would have otherwise been payable to him for fiscal year 2021 under the AIP prorated for the date of his resignation from the Company (August 31, 2021).

Long-term Incentive Compensation. The Compensation Committee believes that an equity component of executive compensation and participation in the Company’s long-term incentive compensation program accomplishes the objective of linking each named executive officer’s opportunity for financial gain to Company performance and serves to align our named executive officers’ interests with the interests of our shareholders, thereby creating value for those shareholders as reflected by the market price of the Company’s common stock. To that end, the Company maintains the EIP, a long-term equity-based incentive compensation program. As discussed in “—Changes to Design of Long-Term Incentive Compensation Program” above, in 2021 we transitioned from our existing long-term incentive compensation program, which was comprised of performance shares and stock options, to a program comprised of PSUs, RSUs and

DOMINO’S PIZZA, INC. 2022 PROXY STATEMENT 43

Compensation Discussion and Analysis (continued)

stock options. The Compensation Committee believes these changes to our long-term incentive compensation program will further improve the alignment between executive compensation and the interests of shareholders and demonstrate our continued commitment to paying for performance.

Grants of awards to our CEO and other named executive officers are approved by the Compensation Committee and are ratified by our Board of Directors. In March 2021, our Compensation Committee approved, and our Board of Directors ratified, the following awards under the EIP to our named executive officers after considering the Company’s internal equity grant guidelines and the Meridian Analysis and after reviewing each named executive officer’s total direct compensation as described in “—Compensation Setting Process” above:

	Time-Vesting Restricted Stock Units (RSUs)		Performance-Based Restricted Stock Units (PSUs)(1)		Stock Options

Executive	Granted (#)	Grant Value ($)(2)	Granted (#)(3)	Grant Value ($)(4)	Granted (#)	Grant Value ($)(5)
Richard E. Allison, Jr.	2,458	$904,028	2,458	$923,839	9,673	$904,039
Russell J. Weiner	2,108	$775,301	1,054	$396,146	4,147	$387,579
Joseph H. Jordan	1,000	$367,790	500	$187,925	1,967	$183,836
Kevin S. Morris	850	$312,622	425	$159,736	1,672	$156,265
Stuart A. Levy	833	$306,369	417	$156,729	1,639	$153,181

(1)	The grant date fair value of PSUs is reported based on the probable outcome of the performance conditions (target) on the grant date.
(2)	Based on our closing stock price on March 31, 2021 of $367.79 per share.
(3)

Represents the target number of PSUs. A named executive officer can earn between 0% and 200% of his target award. The number of PSUs earned is then subject to a relative TSR modifier, which operates to, in certain circumstances, increase or decrease the total number of shares earned by 15% based on the Company’s TSR relative to the TSR of the constituents of the S&P 500 Index.

(4)

Reflects the aggregate grant date fair value of the March 31, 2021 PSU awards as determined for financial reporting purposes (based on a grant date fair value of $375.85 using the Monte-Carlo simulation pricing method). The underlying valuation assumptions for the PSUs are further discussed in Note 9 to our audited financial statements filed with our 2021 10-K.

(5)

Based on a Black-Scholes value on March 31, 2021 of $93.46 per share. The underlying valuation assumptions for stock option awards are further discussed in Note 9 to our audited financial statements filed with our 2021 10-K.

Time-Vesting Restricted Stock Units (RSUs). As discussed above and reflected in the table above, the Compensation Committee introduced RSUs as an additional vehicle for long-term incentive compensation in 2021. RSU awards are full value awards that are subject to time-based vesting conditions. The awards vest ratably over three years in three separate vesting tranches, generally subject to continued employment (with exceptions for certain termination events, such as retirement). The RSUs will convert to unrestricted common stock and be distributed upon vesting of the applicable tranche of the award. The Compensation Committee decided to grant RSUs to encourage retention by providing some value to the named executive officers who remain employed by the Company. The Compensation Committee believes that it is important for retention to have a portion of long-term incentive awards that is not tied to the achievement of performance goals or future stock price appreciation but is still at-risk with the value fluctuating based on changes in stockholder value. The RSUs are also eligible to receive dividend equivalents in cash, which will accumulate and pay out, if at all, if and when the RSUs vest and the underlying shares of common stock are distributed to the named executive officers. The actual value of the shares that are earned, if any, will depend on our stock price at the time the RSUs vest. These awards generally also contain provisions for accelerated vesting upon the retirement of holders who have achieved specified service and age requirements.

Performance-Based Restricted Stock Units (PSUs). As discussed above and reflected in the table above, the Compensation Committee introduced PSUs as an additional vehicle for long-term incentive compensation in 2021. PSUs granted in fiscal 2021 will be earned based on the achievement of cumulative adjusted total segment income (70% of the total target award) and cumulative global retail sales, excluding foreign currency impact (30% of the total target award) subject to a relative TSR modifier that can increase or decrease the total number of shares earned by 15%.

For additional information on the new PSUs, please see “—Changes to Design of Long-Term Incentive Compensation Program—Long-Term Performance-Based Restricted Stock Units” above.

Stock Options. As discussed above and reflected in the table above, the Compensation Committee continued its use of stock options as a vehicle for long-term incentive compensation in 2021, but modified the terms of such awards to

44 DOMINO’S PIZZA, INC. 2022 PROXY STATEMENT

Compensation Discussion and Analysis (continued)

reduce the vesting period from four years to three years to align with the performance period of the new PSUs and the vesting period of the new RSUs. Recipients of stock option grants do not receive a benefit from the stock options unless and until the market price of the Company’s common stock increases above the exercise price, the stock options vest and the recipient exercises such stock options. Options are intended to provide long-term performance-based compensation tied specifically to increases in the price of the Company’s stock, aligning the interests of executives and stockholders.

Vested options are exercisable for a limited period of time after termination of employment. All options awarded under the EIP are granted with an exercise price equal to the closing price of the Company’s common stock on the grant date of the award and have a ten-year term. All stock options granted become fully exercisable upon vesting. These awards also contain provisions for accelerated vesting upon the retirement of holders who have achieved specified service and age requirements.

Performance Shares. As discussed above, the Compensation Committee discontinued its use of performance shares as a vehicle for long-term incentive compensation in 2021 and instead granted PSUs and RSUs. However, performance shares granted in prior years will continue to be included in total compensation for the named executive officers as and to the extent applicable tranches of such performance shares vest as described below. Recipients of these prior performance shares do not receive a benefit from the award unless the Company achieves the applicable performance goals associated with the award. The actual value of the shares that are earned, if any, will depend on our stock price at the time the performance shares vest.

Performance share awards are full value awards that consist of restricted shares of the Company’s common stock that are subject to both time-based and performance-based vesting conditions. The awards vest ratably over four years in four separate vesting tranches, generally subject to continued employment, and each vesting tranche is subject to a one-year performance-based vesting condition that is established annually by the Compensation Committee. Outstanding, unvested performance shares are also eligible to receive dividends. Dividends accrue on such unvested performance shares and are delivered if and when the performance shares to which they relate vest. For performance shares granted in prior years, the measurement of performance established by the Compensation Committee was segment income as defined by the Company under ASC 280, with certain adjustments (resulting in the same “adjusted total segment income” used by the Company for annual performance incentives, as described above). Adjusted total segment income was used as the performance measure for performance shares because it is the primary measure used by management to internally evaluate operating performance, to determine future performance targets and for long-range planning for the Company and the Compensation Committee believes it is a consistently reliable barometer for the overall success of the Company.

Performance shares vest only if the Company achieves 90% or more of the annual performance target (with no additional performance shares earned for performance above 90% of the annual performance target). If the achievement is less than 90% of the annual performance target, each vesting tranche for that fiscal year is canceled and forfeited for no consideration. The performance share awards do not contain a provision for partial vesting. All unvested performance shares are generally canceled upon termination of employment, subject to certain exceptions. The performance target with respect to the 2020 fiscal year was utilized for all performance shares previously granted with a 2021 vesting tranche; such performance target was achieved at 105.29% of target and as a result all performance shares subject to a 2021 vesting tranche vested in full.

Accelerated Vesting. Following a termination of employment, equity awards and other benefits are governed by the terms of those programs, as described under “Executive Compensation Tables—Potential Post-Employment Payments to Named Executive Officers” below.

Other Elements of Compensation

Employee Stock Payroll Deduction Plan. The Company maintains the Employee Stock Payroll Deduction Plan (the “ESPDP”), adopted in July 2004, to provide employees, including our named executive officers, with an opportunity to purchase shares of the Company’s common stock through payroll deductions at a 15% discount from the market price.

DOMINO’S PIZZA, INC. 2022 PROXY STATEMENT 45

Compensation Discussion and Analysis (continued)

The ESPDP is a qualified plan under Section 423 of the Internal Revenue Code. Shares of the Company’s common stock purchased under the ESPDP have a one-year holding period requirement before employees can sell the shares. The Compensation Committee believes the ESPDP is an attractive benefit that assists the Company in retaining key employees, securing new qualified employees and providing incentives for employees to work towards achieving the Company’s key objectives because it gives employees access to the Company’s equity at a discounted price and provides additional ties to shareholder value creation.

Pension and Post-Retirement Benefits. The Company does not maintain a defined benefit pension or retiree medical plan for our named executive officers, though we have agreed to provide reimbursement of certain medical expenses to certain individuals who had previously served as our Chief Executive Officer.

Deferred Compensation. The Company maintains the Domino’s Pizza Deferred Compensation Plan (the “DCP”), a non-qualified elective deferred compensation plan, under which our named executive officers, a select group of management or highly compensated employees and our directors are permitted to defer their own compensation. Deferred amounts under the DCP are notionally invested in mutual funds or other investments available under the DCP. The Company does not provide an employer match for amounts deferred in the DCP or otherwise make employer contributions to the DCP. The DCP is described more fully under “Non-Qualified Deferred Compensation” below.

Perquisites. The Company makes a limited number of perquisites available to our named executive officers. The Company covers expenses for each participating named executive officer for the completion of an annual comprehensive physical for the executive and their spouse. The Company also covers an executive’s annual membership fee for a physician group where the annual physical is provided, along with other preventive care. The Company also reimburses each named executive officer for their personal purchases of Domino’s food items. Our CEO is also entitled to a certain number of hours of personal use of the Company’s aircraft, as described below. Our EVP, International receives additional benefits in connection with his expatriate assignment in the Netherlands. Detailed information regarding the perquisites provided to our named executive officers is set forth in the Summary Compensation Table in this Proxy Statement.

Other Benefits. The Company also maintains a benefits program comprised of retirement income and group insurance plans. The objective of the program is to provide our named executive officers and certain other eligible employees with reasonable and competitive levels of benefits for the four contingencies (retirement, death, disability and illness) that will interrupt the eligible employee’s employment and/or income received as an active employee. The retirement program consists of two savings plans: (i) a non-qualified deferred compensation plan (the DCP referenced above), and (ii) a tax-qualified 401(k) savings plan, which includes a Roth savings option (the “Domino’s Pizza 401(k) Savings Plan”). The Domino’s Pizza 401(k) Savings Plan is open to all employees age 18 or older who have also worked at least 1,000 hours for the Company. The Company provides a match on employee 401(k) contributions equal to 100% on the first 5% of eligible compensation contributed by employees into their 401(k) accounts.

The Company’s group insurance program consists of life, disability and health insurance benefit plans that are offered to employees who work at least 30 hours each week. Additionally, umbrella insurance premiums are paid by the Company for participating named executive officers, and the amounts paid are recorded as compensation (and included in the Summary Compensation Table) for such named executive officers. This umbrella insurance provides high limits of liability to protect the named executive officer against a catastrophic liability loss and stacks on top of the executive’s homeowners, personal auto, watercraft, and any other underlying liability policies.

Compensation for Chief Executive Officer

Mr. Allison’s annual base salary was increased by the Compensation Committee from $895,000 to $904,000 for the 2021 fiscal year. Mr. Allison’s employment agreement, effective July 1, 2018, provides for an annual performance incentive targeted at 200% of his annual base salary, the actual amount of which is based on the Company’s achievement of applicable performance targets under the AIP. The employment agreement also grants Mr. Allison an annual allotment of 45 hours of personal use of the Company’s corporate aircraft at no charge to him during the term of the agreement. Mr. Allison entered into a time-sharing agreement with the Company requiring him to reimburse the

46 DOMINO’S PIZZA, INC. 2022 PROXY STATEMENT

Compensation Discussion and Analysis (continued)

Company for personal use over his allotted hours based upon a statutory formula. Mr. Allison is not provided with a tax gross-up with respect to his personal use of the Company’s corporate aircraft.

In March 2021, the Board of Directors approved long-term incentive compensation in the form of an equity grant under the EIP to Mr. Allison consisting of: (i) a PSU award of 2,458 stock units with a three-year performance period (ii) an RSU award of 2,458 stock units that vest equally over a three-year period in separate tranches and (iii) a stock option award of 9,673 shares that vest equally over a three-year period, have a ten-year term and an exercise price equal to the closing price of the Company’s common stock on the date of grant. The PSUs, RSUs and stock options have the same terms and conditions as those described under “—Long-term Incentive Compensation” above.

Based on the Meridian Analysis, Mr. Allison’s annual base salary in 2021 was below the market median, his 2021 annual performance incentive target was above the market median and his long-term incentive compensation was below the market median, resulting in his total direct compensation being below the market median. The Compensation Committee evaluates Mr. Allison’s compensation in relation to market data and other factors, including his tenure as CEO. While the Compensation Committee generally positions target total direct compensation at the median level of the applicable benchmark, as described above, it believes that Mr. Allison’s compensation is appropriate in relation to his experience, tenure as CEO, scale of the Company and other relevant market data. Further, the Compensation Committee believes Mr. Allison’s compensation package effectively links shareholder and financial performance to his total direct compensation through the use of long-term incentive compensation awards and cash compensation that is primarily based on Company performance.

In connection with his retirement from the Company effective July 15, 2022, the Company agreed to provide Mr. Allison and his spouse with continued medical coverage for the remainder of their respective lives. The Compensation Committee provided Mr. Allison with this benefit after considering his successful tenure with the Company and the strong and record growth of the Company under his leadership.

Employment Agreements

Each of our currently employed named executive officers is party to a written agreement that governs their employment with the Company and includes both severance provisions as well as restrictive covenants that apply for two years following termination of employment. The provisions of the employment agreements relating to termination of employment and severance are described in more detail under “Potential Post-Employment Payments to Named Executive Officers.” We believe entering into non-competition and non-solicitation arrangements with our named executive officers is important to protect the Company following the cessation of their employment and we also believe that severance provisions help attract and retain top-performing executive officers in a competitive market environment.

Consistent with the terms of his employment agreement, Mr. Levy will receive one year of base salary continuation following his resignation from the Company on August 31, 2021. Mr. Levy also received a pro-rated portion of the annual performance cash incentive that would have otherwise been payable to him for fiscal year 2021 under the AIP. The Company will also pay COBRA premiums for coverage for Mr. Levy for up to 12 months, which payments will cease upon Mr. Levy’s entitlement to other health insurance without charge.

Stock Ownership Guidelines

The Compensation Committee reviews the Company’s stock ownership guidelines annually. The current guidelines require stock ownership after an accumulation period (five years of employment or service with the Company at the individual’s current executive level) equal to five times base salary for our CEO, four times base salary for President-level executives, and three times base salary for the other named executive officers. These stock ownership guidelines are designed to align management’s and shareholders’ interests and to encourage loyalty and long-term focus of executives. All of our named executive officers and directors who have completed their respective accumulation period under the guidelines are in compliance with such guidelines.

Clawback Policy

The Compensation Committee has adopted a clawback policy which provides that in the event of an accounting restatement due to material non-compliance with financial reporting requirements under the U.S. federal securities laws,

DOMINO’S PIZZA, INC. 2022 PROXY STATEMENT 47

Compensation Discussion and Analysis (continued)

the Compensation Committee has the right to use reasonable efforts to recover from any of our current or former executive officers who are subject to Section 16 of the Exchange Act and who received incentive-based compensation (including annual cash incentives, performance-based compensation and time-based equity and equity-based awards) during the three-year period preceding the announcement by the Company of its financial statement restatement. Such recovery will be equal to the amount of excess compensation awarded or paid to such executive officer as a result of the misstatement. This clawback policy is intended to be interpreted in a manner consistent with any applicable rules or regulations adopted by the SEC or the NYSE as contemplated by the Dodd-Frank Act and any other applicable law and shall otherwise be interpreted by the Compensation Committee.

Tax Considerations

Section 162(m) generally limits the tax deductibility of annual compensation paid by a publicly-held company to $1,000,000 per employee per year for certain executive officers (and beginning in 2018, certain former executive officers), subject to limited exceptions. The Compensation Committee believes that its primary responsibility is to provide an executive compensation program that meets the objectives described above, even if the compensation paid or provided may not qualify for full or partial deductibility. The Company has paid and will continue to pay executive compensation that is not fully deductible under applicable tax law.

Risk Assessment Disclosure

In February of each year, the Compensation Committee, in consultation with its independent compensation consultant and senior human resource executives of the Company, reviews the risk assessment for risks associated with the Company’s compensation practices and policies for employees. Based upon the assessment performed for the 2021 fiscal year, and most recently for the 2022 fiscal year, the Compensation Committee believes that, through the counterbalance of risk-taking incentives and risk-mitigating features guided by relevant market practices and Company goals, the Company’s compensation practices and policies do not encourage unnecessary or excessive risk taking and are not reasonably likely to have a material adverse effect on the financial results of the Company.

48 DOMINO’S PIZZA, INC. 2022 PROXY STATEMENT

Executive Compensation Tables

Summary Compensation Table for 2021

The table below summarizes the total compensation earned by our named executive officers in fiscal 2021, and, to the extent required, 2020 and 2019. A description of each component of our executive compensation package is described under the heading “Compensation Discussion and Analysis,” which begins on page 31. All information set forth in this table reflects compensation earned by these individuals for services with the Company.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)
Richard E. Allison, Jr. Chief Executive Officer	2021	904,000	—	2,556,092	904,039	2,504,080	—	269,792	7,138,002
	2020	929,423	—	1,057,918	1,343,406	2,736,910	—	227,573	6,295,230
	2019	865,000	—	820,501	1,401,318	2,212,670	—	196,315	5,495,804

Russell J. Weiner Chief Operating Officer and President, Domino’s U.S.	2021	775,000	—	1,790,857	387,579	1,610,063	—	51,418	4,614,916
	2020	778,846	—	892,773	751,038	1,720,125	—	48,614	4,191,396
	2019	725,000	—	716,749	800,006	1,390,913	—	39,972	3,672,640

Joseph H. Jordan Executive Vice President, International	2021	490,000	—	741,433	183,836	678,650	—	515,141	2,609,060
	2020	477,885	—	286,198	238,005	532,465	—	966,113	2,500,666
	2019	435,000	—	242,944	230,067	278,183	—	605,761	1,791,955

Kevin S. Morris Executive Vice President, General Counsel and Corporate Secretary	2021	500,000	—	668,016	156,265	519,375	—	34,530	1,878,186
	2020	508,846	—	285,172	245,410	461,940	—	30,538	1,531,906
	—	—	—	—	—	—	—	—	—

Stuart A. Levy Former Executive Vice President, Chief Financial Officer	2021	490,000	—	463,099	153,181	447,461	—	22,289	1,576,030
	2020	472,731	—	237,907	239,229	532,465	—	32,360	1,514,692
	—	—	—	—	—	—	—	—	—

(1)	Base salaries paid in fiscal 2020 reflect that fiscal 2020 was a 53-week fiscal year.
(2)

The dollar amounts listed do not necessarily reflect the dollar amounts of compensation actually realized or that may be realized by our named executive officers. The stock awards for 2021 reflect the aggregate grant date fair value of awards of RSUs and PSUs granted pursuant to our EIP in 2021 and also include the third tranche of the performance share awards granted in 2020 and the fourth tranche of the performance share awards granted in 2019 (or the number of shares in each award that were valued for accounting purposes as of January 2, 2022, the last day of the Company’s 2021 fiscal year), determined in accordance with ASC 718 based upon the probable outcome of the applicable performance conditions (which, in the case of performance shares, assumes that the performance conditions were satisfied in full). The grant date fair value of PSUs is based on the probable outcome of the performance conditions on the grant date, which assumes that the performance conditions were satisfied at target. The aggregate grant date fair value of the PSUs granted in 2021, assuming the highest level of the performance conditions is met, was $1,847,679 for Mr. Allison; $792,292 for Mr. Weiner; $375,850 for Mr. Jordan; $319,473 for Mr. Morris; and $313,458 for Mr. Levy. The number of PSUs earned is subject to a relative TSR modifier, which operates by, in certain circumstances, increasing or decreasing the total number of shares earned by 15% based on the Company’s TSR relative to the TSR of the constituents of the S&P 500 Index. The stock awards for 2020 represent the first two tranches of the performance share awards granted in 2020, the third tranche of the performance share awards granted in 2019 and the fourth tranche of the performance share awards granted in 2018 (or the number of shares in each award that were valued for accounting purposes as of January 3, 2021, the last day of the Company’s 2020 fiscal year). The fourth tranche of the performance share awards awarded in 2020 will be valued when the performance condition is established in December 2022. The stock awards for 2019 represent the first two tranches of the performance share awards granted in 2019, the third tranche of the performance share awards granted in 2018 and the fourth tranche of the performance share awards granted in 2017 (or the number of shares in each award that were valued for accounting purposes as of December 29, 2019, the last day of the Company’s 2019 fiscal year). The assumptions used in the calculation of these amounts are included in Note 9 to the Company’s consolidated financial statements for the fiscal year ended January 2, 2022 included in the 2021 10-K.

(3)

The dollar amounts listed do not necessarily reflect the dollar amounts of compensation actually realized or that may be realized by our named executive officers. The amounts listed reflect the grant date fair value of stock option awards granted pursuant to our EIP, determined in accordance with ASC 718, and, with respect to stock options granted in fiscal 2021, are based on a Black-Scholes value on March 31, 2021 of $93.46 per share. The assumptions used in the calculation of these amounts are included in Note 9 to the Company’s consolidated financial statements for the fiscal year ended January 2, 2022 included in the 2021 10-K.

(4)	The 2021 amounts listed for all named executive officers are further described in the All Other Compensation table below.

DOMINO’S PIZZA, INC. 2022 PROXY STATEMENT 49

Executive Compensation Tables (continued)

The following table below shows amounts under the All Other Compensation column for 2021:

Name	Year	Perquisites and Other Personal Benefits ($)(1)	Insurance Premiums / Medical Reimbursements ($)(2)	Company Contributions to Retirement, 401(k) and Health Savings Plans ($)(3)	Tax Reimbursements ($)(4)	Dividends ($)(5)	Total ($)
Richard E. Allison, Jr.	2021	214,102	8,440	14,500	14,141	18,609	269,792
Russell J. Weiner	2021	3,810	8,040	14,500	8,595	16,473	51,418
Joseph J. Jordan	2021	198,435	3,318	14,500	292,914	5,974	515,141
Kevin S. Morris	2021	2,738	5,993	14,500	2,101	9,198	34,530
Stuart A. Levy	2021	252	3,038	14,500	2,133	2,367	22,289

(1)

Mr. Allison’s amount represents $210,183 for personal usage of the corporate aircraft and $3,919 in personal pizza purchases. Mr. Weiner’s amount represents $1,000 in team member awards and $2,810 in personal pizza purchases. Mr. Jordan’s amount represents $1,000 in team member awards, $2,252 in personal pizza purchases and additional benefits in relation to his expatriate assignment, which include $102,805 in respect of cost-of-living allowances, $67,432 in respect of children’s tuition expenses, and $24,946 in respect of home leave. Mr. Morris’s amount represents $1,000 in team member awards and $1,738 in personal pizza purchases. Mr. Levy’s amount represents $252 in personal pizza purchases. The amount reported for Mr. Allison’s personal usage of the corporate aircraft is based on the incremental cost method. The incremental cost is based on the variable operating costs to the Company for operating the airplane, including, but not limited to fuel costs, parking, landing fees, travel fees, catering and other miscellaneous direct costs. The total annual variable costs are divided by the annual number of flight hours flown by the airplane to calculate an average variable cost per flight hour. This average variable flight cost per flight hour is then multiplied by the flight hours of personal use to calculate the incremental cost for the executive. For tax purposes, income is imputed to the executive for personal travel based on a multiple of the Standard Industry Fare Level (“SIFL”) rates. The table does not include any amounts related to the use of tickets for sporting events by the named executive officers because no incremental costs are incurred by the Company in providing these benefits. The Company purchases season tickets to sporting events for business outings with franchisees and other business partners. If the tickets are not being used for business purposes, the named executive officers and other team members may have opportunities to use these tickets.

(2)

Mr. Allison’s amount represents Company-paid premiums of $2,508 for umbrella liability insurance, Company-paid premiums of $2,332 for group term life insurance and Company-paid premiums of $3,600 for executive physicals. Mr. Weiner’s amount represents Company-paid premiums of $2,508 for umbrella liability insurance, Company-paid premiums of $1,932 for group term life insurance and Company-paid premiums of $3,600 for executive physicals. Mr. Jordan’s amount represents Company-paid premiums of $2,508 for umbrella liability insurance and Company-paid premiums of $810 for group term life insurance. Mr. Morris’s amount represents Company-paid premiums of $2,508 for umbrella liability insurance and Company-paid premiums of $3,485 for group term life insurance. Mr. Levy’s amount represents Company-paid premiums of $2,508 for umbrella liability insurance and Company-paid premiums of $530 for group term life insurance.

(3)	Represents the amount of the Company match made to the Domino’s Pizza 401(k) Savings Plan described above for each named executive officer.
(4)

Mr. Allison’s amount represents a tax gross-up on umbrella liability insurance premium payments in the amount of $1,939 and a tax gross-up on certain other perquisites in the amount of $12,203. Mr. Weiner’s amount represents a tax gross-up on umbrella liability insurance premium payments in the amount of $1,939, a tax gross-up on Company-paid medical expenses in the amount of $2,783 and a tax gross-up on certain other perquisites in the amount of $3,873. Mr. Jordan’s amount represents a tax gross-up on umbrella liability insurance premium payments in the amount of $177, a tax gross-up on benefits in relation to his expatriate assignment of $108,231, Dutch wage taxes in the amount of $174,381, U.S. tax payments due to his tax equalization policy in the amount of $9,922 and a tax gross-up on certain other perquisites in the amount of $203. Mr. Morris’s amount represents a tax gross-up on umbrella liability insurance premium payments in the amount of $1,005 and a tax gross-up on certain other perquisites in the amount of $1,097. Mr. Levy’s amount represents a tax gross-up on umbrella liability insurance premium payments in the amount of $1,938 and a tax gross-up on certain other perquisites in the amount of $194.

(5)

Represents dividends paid by the Company on a quarterly basis on stock awards, including dividends accrued on unvested performance shares that were paid during 2021 at the time of vesting of such performance shares.

50 DOMINO’S PIZZA, INC. 2022 PROXY STATEMENT

Executive Compensation Tables (continued)

Grants of Plan-Based Awards

The following table sets forth information concerning non-equity incentive plan awards and individual awards of stock options, RSUs and PSUs granted during the fiscal year ended January 2, 2022 as well as performance shares granted in prior years to each of the named executive officers.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)(5)	Grant Date Fair Value of Stock and Option Awards ($)(6)
Name	Grant Date	Threshold ($)(1)	Target ($)(2)	Maximum ($)(3)	Threshold (#)	Target (#)		Maximum (#)
Richard E. Allison, Jr.
AIP		0	1,808,000	4,520,000	—	—		—	—	—	—	—
Stock Options	3/31/2021	—	—	—	—	—		—	—	9,673	367.79	904,039
RSUs(7)	3/31/2021	—	—	—	—	—		—	2,458	—	—	904,028
PSUs(8)	3/31/2021	—	—	—	1229	2,458		4,916	—	—	—	923,839
Performance Shares(9)	12/14/2021	—	—	—	—	1,392	(10)	—	—	—	—	728,225
Russell J. Weiner
AIP		0	1,162,500	2,906,250	—	—		—	—	—	—	—
Stock Options	3/31/2021	—	—	—	—	—		—	—	4,147	367.79	387,579
RSUs(7)	3/31/2021	—	—	—	—	—		—	2,108	—	—	775,301
PSUs(8)	3/31/2021	—	—	—	527	1,054		2,108	—	—	—	396,146
Performance Shares(9)	12/14/2021	—	—	—	—	1,184	(11)	—	—	—	—	619,410
Joseph H. Jordan
AIP		0	490,000	1,225,000	—	—		—	—	—	—	—
Stock Options	3/31/2021	—	—	—	—	—		—	—	1,967	367.79	183,836
RSUs(7)	3/31/2021	—	—	—	—	—		—	1,000	—	—	367,790
PSUs(8)	3/31/2021	—	—	—	250	500		1,000	—	—	—	187,925
Performance Shares(9)	12/14/2021	—	—	—	—	355	(12)	—	—	—	—	185,718
Kevin S. Morris
AIP		0	375,000	937,500	—	—		—	—	—	—	—
Stock Options	3/31/2021	—	—	—	—	—		—	—	1,672	367.79	156,265
RSUs(7)	3/31/2021	—	—	—	—	—		—	850	—	—	312,622
PSUs(8)	3/31/2021	—	—	—	213	425		850	—	—	—	159,736
Performance Shares(9)	12/14/2021	—	—	—	—	374	(13)	—	—	—	—	195,658
Stuart A. Levy
AIP		0	323,077	807,693	—	—		—	—	—	—	—
Stock Options	3/31/2021	—	—	—	—	—		—	—	1,639	367.79	153,181
RSUs(7)	3/31/2021	—	—	—	—	—		—	833	—	—	306,369
PSUs(8)	3/31/2021	—	—	—	209	417		834	—	—	—	156,729

(1)

Represents the amount to which such executive would be entitled if the Company had achieved 90% of its annual performance target under the AIP, as described above under “Compensation Discussion and Analysis—Annual Performance Incentives.”

(2)	Represents the amount to which such executive would be entitled if the Company had achieved 100% of its annual performance target under the AIP.
(3)

Represents the annual maximum amount that such executive would be entitled to receive under the AIP, which is calculated as the lesser of (i) 250% of the executive’s annual performance incentive target and (ii) $5,000,000.

(4)	Represents stock option awards awarded in March 2021 under the EIP, as described under “Compensation Discussion and Analysis—Long-term Incentive Compensation” above.
(5)	Determined based on the closing price of the Company’s common stock on the NYSE on the date of grant.
(6)

Represents the total ASC 718 grant date fair value of the option awards, determined in accordance with ASC 718, and the total ASC 718 grant date fair value of the RSUs, PSUs and performance share awards. The grant date fair value of PSUs is reported based on the probable outcome of the performance conditions on the grant date (which assume that the performance conditions were satisfied at target) and the grant date fair value of RSUs is based on the number of RSUs subject to the award. The grant date fair value of the performance share awards is reported based upon the probable outcome of the applicable performance conditions (which assume that the performance conditions were satisfied in full). The assumptions used in the calculation of these amounts are included in Note 9 to the Company’s consolidated financial statements for the fiscal year ended January 2, 2022 included in the 2021 10-K. See footnote (2) to the Summary Compensation Table above.

(7)	Represents RSUs awarded in March 2021 under the EIP, as described under “Compensation Discussion and Analysis—Long-term Incentive Compensation” above.

DOMINO’S PIZZA, INC. 2022 PROXY STATEMENT 51

Executive Compensation Tables (continued)

(8)

Represents PSUs awarded in March 2021 under the EIP, as described under “Compensation Discussion and Analysis—Long-term Incentive Compensation” above. The maximum number of shares does not give effect to the relative TSR modifier, which can increase or decrease the total number of shares earned by 15% based on the Company’s TSR relative to the TSR of the constituents of the S&P 500 Index. In order for the PSUs to vest, the performance conditions associated with such awards must be achieved at least at a threshold level and the named executive officer must be an employee of the Company on December 31, 2023, except as described under “—Potential Post-Employment Payments to Named Executive Officers” below.

(9)

Represents the third tranche of the performance share awards granted in 2020 and the fourth tranche of the performance share awards granted in 2019 (or the number of shares in each award that have been valued for accounting purposes for fiscal 2021). Each vesting tranche of performance share awards contains a performance condition established annually by the Compensation Committee. In order for each tranche to vest, such performance condition must be achieved, and the named executive officer must be an employee of the Company on such vesting date, except as described under “—Potential Post-Employment Payments to Named Executive Officers” below. Any remaining shares from these performance share awards that are not included in this table will be valued when the performance condition is established for such performance shares.

(10)

Represents the sum of: (i) one-fourth of the maximum shares granted under a performance share award in July 2020; the maximum number of shares granted under this performance share award is 2,170 and (ii) one-fourth of the maximum shares granted under a performance share award in July 2019; the maximum number of shares granted under this performance share award is 3,400.

(11)

Represents the sum of: (i) one-fourth of the maximum shares granted under a performance share award in July 2020; the maximum number of shares granted under this performance share award is 1,820 and (ii) one-fourth of the maximum shares granted under a performance share award in July 2019; the maximum number of shares granted under this performance share award is 2,910.

(12)

Represents the sum of: (i) one-fourth of the maximum shares granted under a performance share award in July 2020; the maximum number of shares granted under this performance share award is 580 and (ii) one-fourth of the maximum shares granted under a performance share award in July 2019; the maximum number of shares granted under this performance share award is 840.

(13)

Represents the sum of: (i) one-fourth of the maximum shares granted under a performance share award in July 2020; the maximum number of shares granted under this performance share award is 600 and (ii) one-fourth of the maximum shares granted under a performance share award in July 2019; the maximum number of shares granted under this performance share award is 890.

52 DOMINO’S PIZZA, INC. 2022 PROXY STATEMENT

Executive Compensation Tables (continued)

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information on outstanding option and stock awards for each of the named executive officers as of January 2, 2022:

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Name	Exercisable	Unexercisable
Richard E. Allison, Jr.	15,110	0	73.04	7/16/2024	(5)	—		—	—		—
	11,780	0	118.54	7/15/2025	(5)	—		—	—		—
	10,850	0	136.89	7/20/2026	(5)	—		—	—		—
	7,330	0	212.52	7/19/2027	(5)	—		—	—		—
	13,455	4,485	283.68	7/18/2028	(5)	—		—	—		—
	10,720	10,720	275.35	7/10/2029	(5)	—		—	—		—
	3,175	9,525	413.68	7/15/2030	(5)	—		—	—		—
	0	9,673	367.79	3/31/2031	(6)	—		—	—		—
	—	—	—	—		—		—	764	(7)	431,148
	—	—	—	—		—		—	1,700	(8)	959,361
	—	—	—	—		—		—	1,628	(9)	918,729
	—	—	—	—		2,458	(10)	1,387,123
	—	—	—	—		—		—	2,458	(11)	1,387,123
	—	—	—	—		16,910	(1)	9,542,820	—		—

Russell J. Weiner	15,960	0	73.04	7/16/2024	(5)	—		—	—		—
	11,780	0	118.54	7/15/2025	(5)	—		—	—		—
	10,850	0	136.89	7/20/2026	(5)	—		—	—		—
	7,330	0	212.52	7/19/2027	(5)	—		—	—		—
	7,522	2,508	283.68	7/18/2028	(5)	—		—	—		—
	6,120	6,120	275.35	7/10/2029	(5)	—		—	—		—
	1,775	5,325	413.68	7/15/2030	(5)	—		—	—		—
	0	4,147	367.79	3/31/2031	(6)	—		—	—		—
	—	—	—	—		—		—	640	(7)	361,171
	—	—	—	—		—		—	1,456	(8)	821,664
	—	—	—	—		—		—	1,365	(9)	770,310
	—	—	—	—		2,108	(10)	1,189,608
	—	—	—	—		—		—	1,054	(11)	594,804
	—	—	—	—		11,660	(1)	6,580,088	—		—

DOMINO’S PIZZA, INC. 2022 PROXY STATEMENT 53

Executive Compensation Tables (continued)

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Name	Exercisable	Unexercisable
Joseph H. Jordan	2,630	0	118.54	7/15/2025	(5)	—		—	—		—
	3,100	0	136.89	7/20/2026	(5)	—		—	—		—
	2,350	0	136.89	7/20/2026	(5)	—		—	—		—
	4,870	0	168.21	11/07/2026	(5)	—		—	—		—
	2,450	0	212.52	7/19/2027	(5)	—		—	—		—
	2,715	905	232.43	4/09/2028	(5)	—		—	—		—
	1,760	1,760	275.35	7/10/2029	(5)	—		—	—		—
	562	1,688	413.68	7/15/2030	(5)	—		—	—		—
	0	1,967	367.79	3/31/2031	(6)	—		—	—		—
	—	—	—	—		—		—	230	(12)	129,796
	—	—	—	—		—		—	420	(8)	237,019
	—	—	—	—		—		—	435	(9)	245,484
	—	—	—	—		1,000	(10)	564,330
	—	—	—	—		—		—	500	(11)	282,165

Kevin S. Morris	4,330	0	158.36	1/3/2027	(5)	—		—	—		—
	4,250	0	212.52	7/19/2027	(5)	—		—	—		—
	2,415	805	283.68	7/18/2028	(5)	—		—	—		—
	1,875	1,875	275.35	7/10/2029	(5)	—		—	—		—
	580	1,740	413.68	7/15/2030	(5)	—		—	—		—
	0	1,672	367.79	3/31/2031	(6)	—		—	—		—
	—	—	—	—		—		—	205	(7)	115,688
	—	—	—	—		—		—	446	(8)	251,691
	—	—	—	—		—		—	450	(9)	253,949
	—	—	—	—		850	(10)	479,681
	—	—	—	—		—		—	425	(11)	239,840

Stuart A. Levy(13)	—	—	—	—		—		—	—		—

(1)

Represents special retention-based restricted stock awards (the “Retention Equity Awards”) granted under our EIP to Messrs. Allison and Weiner in July 2018 in connection with their promotions to CEO and COO, respectively. Each Retention Equity Award will vest 100% on the fourth anniversary of the date of grant, generally subject to the executive’s continued employment through such date and except as described below under “Potential Post-Employment Payments to Named Executive Officers.”

(2)	Value based on the closing price of the Company’s common stock on the NYSE on December 31, 2021, the last business day of fiscal 2021 ($564.33).
(3)

Awards of performance shares vest equally over four years in separate vesting tranches. Each vesting tranche contains a performance condition established annually by the Compensation Committee. In order for each tranche to vest such performance condition must be achieved and the named executive officer must generally be an employee of the Company on such vesting date, except as described under “—Potential Post-Employment Payments to Named Executive Officers” below. Awards are shown assuming the performance conditions are satisfied in full.

(4)	Value based on the closing price of the Company’s common stock on the NYSE on December 31, 2021, the last business day of fiscal 2021 ($564.33).
(5)

Option awards granted ten years prior to the option expiration date that vest in equal annual installments over four years beginning on the first anniversary of the grant date. Vesting is accelerated upon certain employment terminations and covered transactions, as described under “—Potential Post-Employment Payments to Named Executive Officers” below.

(6)

Option awards granted ten years prior to the option expiration date that vest in equal annual installments over three years beginning on the first anniversary of the grant date. Vesting is accelerated upon certain employment terminations and covered transactions, as described under “—Potential Post-Employment Payments to Named Executive Officers” below.

(7)

Represents final tranche of performance shares granted in July 2018 that are eligible to vest on July 18, 2022, subject to the achievement of applicable performance conditions and generally subject to the named executive officer’s continued employment through such vesting date, except as described under “—Potential Post-Employment Payments to Named Executive Officers” below.

54 DOMINO’S PIZZA, INC. 2022 PROXY STATEMENT

Executive Compensation Tables (continued)

(8)

Represents final two tranches of performance shares granted in July 2019 that are eligible to vest in two equal installments on each of July 10, 2022 and July 10, 2023, subject to the achievement of applicable performance conditions and generally subject to the named executive officer’s continued employment through such vesting date, except as described under “—Potential Post-Employment Payments to Named Executive Officers” below.

(9)

Represents performance shares granted in July 2020 that are eligible to vest in three equal installments on each of July 15, 2022, July 15, 2023 and July 15, 2024, subject to the achievement of applicable performance conditions and generally subject to the named executive officer’s continued employment through such vesting date, except as described under “—Potential Post-Employment Payments to Named Executive Officers” below.

(10)

Represents RSUs awarded in March 2021 that are eligible to vest in three equal installments on each of March 31, 2022, March 31, 2023 and March 31, 2024, generally subject to the named executive officer’s continued employment through such vesting date, except as described under “—Potential Post-Employment Payments to Named Executive Officers” below.

(11)

Represents PSUs awarded in March 2021, as described under “Compensation Discussion and Analysis—Long-term Incentive Compensation” above (reported in this table based on the target number of shares subject to the award). Assuming applicable performance conditions based on cumulative adjusted total segment income and cumulative global retail sales, excluding foreign currency impact are satisfied, PSUs will vest and convert to shares of common stock in or around February 2024 and are generally subject to the named executive officer’s continued employment through December 31, 2023, except as described under ““—Potential Post-Employment Payments to Named Executive Officers” below. Actual payout for PSUs could range from 0% to 200% depending on performance, subject to a relative TSR modifier, which can increase or decrease the total number of shares earned by 15% based on the Company’s TSR relative to the TSR of the constituents of the S&P 500 Index. The final payout will be determined by the Compensation Committee and may be greater or less than the amount shown.

(12)

Represents final tranche of performance shares granted in April 2018 that are eligible to vest on April 9, 2022, subject to the achievement of applicable performance conditions and generally subject to the named executive officer’s continued employment through such vesting date, except as described under “—Potential Post-Employment Payments to Named Executive Officers” below.

(13)	Mr. Levy had no outstanding option and stock awards at January 2, 2022 following his resignation from the Company.

Option Exercises and Stock Vested

The following table provides information relating to options exercised and stock vested for each of the named executive officers during 2021:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Richard E. Allison, Jr.	43,840	21,137,167	2,598	1,247,936
Russell J. Weiner	63,820	30,288,976	2,266	1,088,325
Joseph H. Jordan	3,480	1,336,697	794	360,910
Kevin S. Morris	—	—	1,115	505,006
Stuart A. Levy	3,114	562,334	460	200,081

(1)	Equals the closing price of the Company’s common stock on the NYSE on the exercise date minus the option exercise price multiplied by the number of shares acquired on exercise.
(2)

Equals the closing price of the Company’s common stock on the NYSE on the vesting date multiplied by the number of shares vesting, plus any accrued cash dividends paid on such vesting date in respect of such shares.

Non-Qualified Deferred Compensation

A select group of management or highly compensated employees as defined by the Employee Retirement Income and Security Act of 1974, as amended, as well as the Company’s directors, are eligible to participate in the Domino’s Pizza Deferred Compensation Plan, or the DCP. The purpose of the DCP is to provide supplemental retirement income and to permit eligible employees to defer receipt of compensation pursuant to the terms of the plan.

Participants are able to defer a portion of eligible compensation (including annual base salary and the annual performance incentive or, in the case of our directors, annual retainers). Participants elect a specific date or event (such as termination of employment) for payment of deferred compensation and the form of the payment, either lump sum or installments. Participants are able to notionally invest their deferrals in mutual funds selected by them from a lineup of options. The options available under the DCP for the fiscal year ended January 2, 2022 were as follows:

American Funds EuroPacific Growth Fund

BNY Mellon MidCap Index Fund

Boston Trust Small Cap Fund

Credit Suisse Commodity Return Strategy Fund

Fidelity 500 Index Fund

DOMINO’S PIZZA, INC. 2022 PROXY STATEMENT 55

Executive Compensation Tables (continued)

Fidelity Government Money Market Fund

Fidelity Puritan Fund

Harding Loevner Emerging Markets Portfolio

Invesco Comstock Fund

MainStay Large Cap Growth Fund

PIMCO All Asset Fund

PIMCO Total Return Fund

Vanguard Inflation-Protected Securities Fund

Vanguard Real Estate Index Fund

Vanguard Total Bond Market Index Fund

Vanguard Total International Stock Index Fund

There are no named executive officers who participated in or had balances under the Domino’s Pizza Deferred Compensation Plan for the fiscal year ended January 2, 2022. The balances under the DCP for our directors are listed below under “Non-Qualified Deferred Compensation of Directors.”

Potential Post-Employment Payments to Named Executive Officers

Each currently employed named executive officer is currently a party to an employment agreement providing for payments and benefits in connection with certain terminations of the named executive officer’s employment.

Under Mr. Allison’s and Mr. Weiner’s employment agreements effective July 1, 2018, upon an involuntary termination of employment by the Company without cause (as defined in the respective agreement), or if either Mr. Allison or Mr. Weiner terminates his employment voluntarily for good reason (generally defined to include a material diminution of his responsibilities, duties or authority, a relocation of his office by more than 50 miles, or the failure of the Company to pay his base salary and benefits) prior to the end of the term of the agreement, he would receive an amount equal to two times his then-annual base salary. Such amount would be paid in equal installments, subject to a six-month delay to the extent required by Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).

Under the employment agreements with Messrs. Jordan and Morris, upon an involuntary termination of employment by the Company without cause (as defined in the respective agreement), or if the named executive officer terminates his employment voluntarily for good reason (generally defined as described above), the named executive officer would receive an amount equal to one times his then-annual base salary. Such amount would be paid as follows: a payment equal to six times the named executive officer’s base monthly salary made six months after termination of employment and monthly payments equal to the executive’s base monthly salary for the next six months.

In the event of a termination of employment by the Company without cause or a voluntary termination of employment for good reason, each named executive officer would also be entitled to receive any earned but unpaid annual performance incentive for the fiscal year preceding his termination of employment and a prorated annual performance incentive under the AIP for the year of such termination. In addition, during the severance period, each named executive officer would be entitled to Company-paid medical insurance coverage premiums.

In the event of a termination of employment by reason of a named executive officer’s death or disability, or voluntarily by the named executive officer due to retirement, the named executive officer would be entitled to receive any earned but unpaid annual performance incentive for the fiscal year preceding his termination of employment and a prorated annual performance incentive under the AIP for the year of such termination. Mr. Allison would also be entitled to these benefits on a voluntary termination of employment without good reason. In addition, all unvested stock options fully vest upon an executive’s death and the period of exercisability is extended until the lesser of one year or the end of the original term of the options.

In the event of a qualified retirement, executives would be entitled to retain their PSUs, with such PSUs eligible to be earned to the extent performance goals are met during the applicable performance period, and to full vesting and settlement of RSUs and to full vesting of stock options. In addition, the time vesting condition applicable to all unvested

56 DOMINO’S PIZZA, INC. 2022 PROXY STATEMENT

Executive Compensation Tables (continued)

performance shares will lapse and such performance shares will remain eligible to vest based on performance and all unvested stock options will vest in full. For this purpose, a qualified retirement means (i) for awards granted prior to February 23, 2021, any termination of employment (other than for cause) after ten years of continuous service and attaining age 55 and (ii) for awards granted on or after February 23, 2021, any termination of employment (other than for cause) after the earlier to occur of (a) ten years of continuous service and attaining age 55 or (ii) attainment by the executive of a combined age and completed years of service with the Company of at least 72 and attaining age 60. Additionally, awards granted on or after February 23, 2021 provide that executives are eligible for an early retirement upon attainment by the executive of a combined age and completed years of service with the Company of at least 72 and attaining age 55. In the event of an early retirement, PSUs, RSUs and options granted on or after February 23, 2021 will be subject to pro-rata service vesting based on days of service completed during the vesting period provided an executive had been continuously employed with the Company for a period of at least nine months following the date of grant. As of January 2, 2022, no named executive officers had satisfied the qualified retirement requirements.

Automatically and immediately upon the termination of an executive’s employment for any reason prior to the end of the applicable vesting period other than in the event of a qualified retirement (or death, in the case of options), all outstanding and unvested PSUs, RSUs and options will terminate and be forfeited for no consideration. In the event that an executive’s employment is terminated (i) involuntarily by the Company without cause, or (ii) due to the executive’s death or disability prior to the date any vesting tranche of the performance shares becomes vested based on continued employment but after the Compensation Committee has certified that the performance vesting conditions with respect to such vesting tranche have been satisfied, the performance shares subject to such vesting tranche will vest in full.

In addition, in the event that our CEO or COO’s employment is terminated (i) involuntarily by the Company without cause, (ii) due to the executive’s disability or death or (iii) by the executive for good reason, in each case, on or after the third anniversary of the grant date (July 2, 2021) and prior to the fourth anniversary of such Retention Equity Award (July 2, 2022), 75% of the shares of restricted stock will vest.

Pursuant to the EIP, in the event of a covered transaction (generally defined in the EIP as a merger or consolidation in which the Company is not the surviving entity, a disposition of substantially all of the Company’s common stock or assets, or a dissolution or liquidation of the Company) all unvested performance shares, stock options, RSUs and shares of restricted stock will vest in full and all PSUs will vest and accelerate at the greater of target level or actual level of performance measured using the date of the covered transaction as the last day of the performance period.

Each of the employment agreements for the named executive officers contains a two-year non-competition and non-solicitation provision. The agreements and plans include terms designed to comply with the deferred compensation provisions of Section 409A, including provisions that would delay certain termination-related benefits for six months beyond termination of employment and alternative payment provisions that could apply in connection with a change of control not described in Section 409A.

The payments and benefits received by Mr. Levy in connection with his resignation from the Company during 2021 are described above under “Compensation Discussion and Analysis—Employment Agreements.” The combined value of one year of base salary continuation and the COBRA premiums for coverage for Mr. Levy for 12 months is $497,495. The amount of the pro-rated portion of the annual performance cash incentive earned for fiscal year 2021 under the AIP and paid to Mr. Levy ($447,461) is reported in the Summary Compensation Table above.

DOMINO’S PIZZA, INC. 2022 PROXY STATEMENT 57

Executive Compensation Tables (continued)

The following table sets forth aggregate estimated payment obligations to each of the named executive officers currently employed by the Company assuming a termination of employment or change in control, as applicable, occurred on January 2, 2022 under the employment agreements then in effect. As of January 2, 2022, no named executive officers were retirement eligible.

Name	Benefit	Termination Without Cause or by Employee for Good Reason ($)(1)	Voluntary Termination ($)	Death ($)(2)		Disability ($)(3)	Change in Control ($)(4)
Richard E. Allison, Jr.	Severance Pay	1,808,000	—	—		1,356,000	—
	Healthcare	40,141	—	—		30,106	—
	Target AIP Payout(5)	1,808,000	—	1,808,000		1,808,000	1,808,000
	Equity Award Acceleration(6)	7,157,115	—	14,849,769		7,157,397	19,933,253

	Total	10,813,256	—	16,657,769	(7)	10,351,503	21,741,253

Russell J. Weiner	Severance Pay	1,550,000	—	—		1,162,500	—
	Healthcare	40,141	—	—		30,106	—
	Target AIP Payout(5)	1,162,500	—	1,162,500		1,162,500	1,162,500
	Equity Award Acceleration(6)	4,935,066	—	9,024,756		4,935,066	12,762,314

	Total	7,687,707	—	10,187,256	(7)	7,290,172	13,924,814

Joseph H. Jordan	Severance Pay	490,000	—	—		735,000	—
	Healthcare	22,713	—	—		34,070	—
	Target AIP Payout(5)	490,000	—	490,000		490,000	490,000
	Equity Award Acceleration(6)	—	—	1,449,866		—	3,575,493

	Total	1,002,713	—	1,939,866	(7)	1,259,070	4,065,493

Kevin S. Morris	Severance Pay	500,000	—	—		750,000	—
	Healthcare	18,137	—	—		27,206	—
	Target AIP Payout(5)	500,000	—	500,000		500,000	500,000
	Equity Award Acceleration(6)	—	—	1,358,507		—	2,699,355

	Total	1,018,137	—	1,858,507	(7)	1,277,206	3,199,355

(1)

Represents the named executive officer’s annual base salary, multiplied by two in the case of Mr. Allison and Mr. Weiner, and multiplied by one for Mr. Jordan and Mr. Morris and the cost of Company-paid insurance coverage premiums for all named executive officers during their severance period. In the case of Messrs. Allison and Weiner, represents the value of all the Retention Equity Awards that would vest in the event of the named executive officer’s termination of employment without cause or resignation for good reason, calculated as the closing price of the Company’s common stock on the NYSE on December 31, 2021, the last business day of fiscal 2021 ($564.33), multiplied by the number of shares of restricted stock subject to the Retention Equity Award that would vest upon such termination.

(2)

Represents the cumulative value of all equity awards that would vest in the event of the named executive officer’s death, calculated as the total of (i) the difference between the closing price of the Company’s common stock on the NYSE on December 31, 2021, the last business day of fiscal 2021, and the exercise price multiplied by the number of options that would vest as a result of the named executive officer’s death, and (ii) in the case of Messrs. Allison and Weiner, the closing price of the Company’s common stock on the NYSE on December 31, 2021, the last business day of fiscal 2021, multiplied by the number of shares of restricted stock subject to the Retention Equity Award that would vest in such event.

(3)

Represents 18 months of the named executive officer’s base salary (unreduced by disability income benefits) and the cost of 18 months of Company-paid medical insurance coverage premiums. In the case of Messrs. Allison and Weiner, represents the cumulative value of all equity awards that would vest in the event of the named executive officer’s disability, calculated as the closing price of the Company’s common stock on the NYSE on December 31, 2021, the last business day of fiscal 2021, multiplied by the number of shares of restricted stock subject to the Retention Equity Award that would vest upon such termination.

(4)

Represents the cumulative value of the equity awards that would vest in the event of a covered transaction, as described in more detail above, calculated as the total of: (i) the difference between the closing price of the Company’s common stock on the NYSE on December 31, 2021, the last business day of fiscal 2021, and the exercise price multiplied by the number of options that would vest as a result of such covered transaction, (ii) the closing price of the Company’s common stock on the NYSE on December 31, 2021, the last business day of fiscal 2021, multiplied by the number of performance shares and RSUs that would vest in such event and (iii) the closing price of the Company’s common stock on the NYSE on December 31, 2021, the last business day of fiscal 2021, multiplied by the number of PSUs that would vest and accelerate, assuming target performance for PSUs.

(5)

Includes a one-time, pro-rata annual performance incentive payout under the AIP at target. Since termination is as of January 2, 2022, the value is equal to the target disclosed in the Estimated Future Payouts Under Non-Equity Incentive Plan Awards column under “Grants of Plan-Based Awards.”

58 DOMINO’S PIZZA, INC. 2022 PROXY STATEMENT

Executive Compensation Tables (continued)

In the event of termination due to death or disability, termination without cause or by the executive for good reason (or a voluntary termination in the case of Mr. Allison), any AIP amounts (after applicable proration) would have been paid based on actual performance.
(6)

Actual amounts that will be earned with respect to these equity awards may be different from the values included in the table. Amounts also include the value of any accumulated dividends for performance shares as of January 2, 2022 that would be payable with respect to such awards.

(7)

In the event of death on January 2, 2022, the beneficiaries of each of our named executive officers would also have been entitled to a life insurance benefit equal to their base salary as of October 31, 2021 under our group term life insurance programs. Company-paid amounts for these programs are included and described above in the Summary Compensation Table under All Other Compensation for fiscal 2021.

CEO Pay Ratio

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, the SEC requires annual disclosure of the ratio of the median annual total compensation of all of our employees to the annual total compensation of our CEO.

To identify the median employee, we used 2021 total cash compensation, which includes annual base salaries or base wages plus annual bonuses, if any, as reported on each employee’s W-2, Box 1, as our consistently applied compensation measure. We used total cash compensation as our consistently applied compensation measure because we do not widely distribute annual equity awards to employees (less than 1.5% of our employees received annual equity awards). We then measured total cash compensation for all individuals who were employed by us on December 1, 2021, excluding (i) our CEO and (ii) all team members located in countries outside of the United States, pursuant to the de minimis exemption under the pay ratio rules. A total of 253 team members were so excluded and are detailed by each non-U.S. jurisdiction below:

Brazil: 1	Hong Kong: 10	Netherlands: 13
Canada: 205	India: 2	Singapore 2
Dubai: 14	Mexico: 3	United Kingdom: 3

Except as described above, we included all employees, whether employed on a full-time, part-time, seasonal or temporary basis. We did not make any assumptions, adjustments, or estimates with respect to total cash compensation. We did, however, annualize the compensation used for employees who were not employed by us for all of 2021 by taking an employee’s compensation for the number of bi-weekly pay periods for which they were employed and annualizing such amount for the full year of 26 pay periods, which is consistent with the number of bi-weekly pay periods our CEO received in 2021. As of December 1, 2021, we had 12,386 U.S.-based full-time, part-time, seasonal and temporary employees. As of this same date, including our team members located in countries outside the United States, we had 12,639 full-time, part-time, seasonal and temporary employees.

Based on total cash compensation, our median employee was identified as a part-time delivery driver who worked under 30 hours per week and was paid on an hourly basis. The median employee’s annual total compensation was calculated using the same methodology we use for our named executive officers as set forth in the Summary Compensation Table for 2021 earlier in this Proxy Statement.

Mr. Allison’s annual total compensation for the 2021 fiscal year was $7,138,002, as reflected in the Summary Compensation Table for 2021 above. Our median employee’s annual total compensation for the 2021 fiscal year, as determined in the same manner as Mr. Allison’s, was $17,782. As a result, we estimate that Mr. Allison’s annual total compensation was approximately 401 times that of our median employee.

This pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above.

DOMINO’S PIZZA, INC. 2022 PROXY STATEMENT 59

Proposal Three: Advisory Vote to Approve Named Executive Officer Compensation

At our 2021 annual meeting of shareholders, the Company provided shareholders with the opportunity to cast an advisory vote regarding the compensation of our named executive officers as disclosed for fiscal year 2020 in our 2021 Proxy Statement. This non-binding advisory vote is commonly referred to as “say-on-pay.” At our 2021 annual meeting, our shareholders approved the proposal with 94.73% of the shares voted in favor of the say-on-pay proposal.

At the 2017 annual meeting of shareholders, the Company held an advisory vote on the frequency of future say-on-pay votes. Our shareholders voted in favor of an annual say-on-pay vote and the Company has elected to follow such recommendation. Accordingly, this year we are again asking our shareholders to vote FOR the approval of the compensation we pay to our named executive officers as disclosed in this Proxy Statement. In accordance with Rule 14a-21(b) of the Exchange Act, shareholders will be asked to vote again on how frequently we should hold future say-on-pay votes at the Company’s 2023 annual meeting of shareholders.

The objectives of our compensation program, along with the compensation paid to our named executive officers and the rationale for such compensation, are set forth in the Compensation Discussion and Analysis and the related tables and narrative disclosures in this Proxy Statement.

The Board of Directors, as required pursuant to Section 14A of the Exchange Act, is asking shareholders to cast a non-binding, advisory vote FOR the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and any related material contained in this Proxy Statement, is hereby APPROVED.”

As we described in the Compensation Discussion and Analysis, our executive compensation program embodies a pay-for-performance philosophy that supports the Company’s business strategy and aligns the interests of our executives with our shareholders. In approving compensation decisions for fiscal 2021 with respect to our named executive officers, the Compensation Committee considered, among other factors, the financial performance of the Company in 2020 considering the challenging and uncertain operating environment posed by COVID-19, which significantly exceeded our business plan and goals. The Company’s named executive officers contributed greatly to these achievements and, therefore, our Company performance was considered when determining compensation of our named executive officers for fiscal 2021. The Compensation Committee further considered the transition of our existing long-term incentive compensation program, which was comprised of performance shares and stock options, to a program comprised of PSUs, RSUs and stock options as described in the Compensation Discussion and Analysis. In addition, the Company routinely reviews its compensation programs and engages in discussions with certain major shareholders to solicit their feedback regarding our executive compensation program. The Company has made changes in prior years based upon feedback from this shareholder outreach and plans to continue these engagement efforts in future years.

For these reasons, the Board is asking shareholders to again support this say-on-pay proposal. Although the vote we are asking you to cast is non-binding, the Compensation Committee and the Board value the views of our shareholders and will continue to consider the outcome of the vote when determining future compensation arrangements for our named executive officers.

Our Board of Directors Unanimously Recommends a Vote FOR this Proposal	✓

60 DOMINO’S PIZZA, INC. 2022 PROXY STATEMENT

Compensation of Directors

For fiscal 2021, each independent director (other than our Chairman) was paid an $80,000 annual retainer and was reimbursed for certain business expenses. In addition, the Chairperson of the Audit Committee was paid an annual retainer of $30,000 and non-Chair members were paid an annual retainer of $15,000, the Chairperson of the Compensation Committee was paid an annual retainer of $20,000 and non-Chair members were paid an annual retainer of $10,000, the Chairperson of the Inclusion & Diversity Committee was paid an annual retainer of $15,000 and non-Chair members were paid an annual retainer of $10,000, and the Chairperson of the Nominating and Corporate Governance Committee was paid an annual retainer of $15,000 and non-Chair members were paid an annual retainer of $10,000. From time to time, directors may also be compensated for their service on ad hoc committees of the Board. Mr. Allison did not receive any additional compensation for his service on the Board.

For 2021, each independent director (other than our Chairman) also received an annual equity award of restricted stock under the EIP with an approximate value of $160,000 on the grant date, which resulted in an annual grant of 399 shares of restricted stock. The restricted stock granted to directors has a one-year vesting period (subject to acceleration in the case of retirement or certain covered transactions, as described under “Compensation Discussion and Analysis—Long-term Incentive Compensation” above) in accordance with the terms of the Company’s Restricted Stock Agreement for Directors. Directors are eligible for the qualified retirement provision in the Company’s equity awards. For directors, the specified service and age requirements are five years of continuous service and 55 years of age. As of January 2, 2022, Messrs. Balson, Federico and Goldman and Ms. Cantor had satisfied these qualified retirement requirements.

2021 Independent Director Compensation Summary

Annual Retainer	Amount
Board of Directors	$80,000

Audit Committee
Chairperson	$30,000
Member	$15,000

Compensation Committee
Chairperson	$20,000
Member	$10,000

Inclusion & Diversity Committee
Chairperson	$15,000
Member	$10,000

Nominating & Corporate Governance Committee
Chairperson	$15,000
Member	$10,000

Annual Equity Award	Value
Target grant date fair value	$160,000
Award vests on first anniversary of the grant date

Changes for 2022. Beginning in fiscal 2022, the annual retainer for independent directors increased to $85,000 and the target grant date fair value of the annual equity awards for independent directors was increased to $175,000. Additionally, the annual retainer for the Audit Committee Chairperson was increased to $35,000, the annual retainer for the Compensation Committee Chairperson was increased to $25,000, the annual retainer for the Inclusion & Diversity Committee Chairperson was increased to $20,000 and the annual retainer for the Nominating & Corporate Governance Committee Chairperson was increased to $20,000. These changes were made in conjunction with the Compensation Committee’s review of a Meridian study on non-executive director compensation in order to keep the compensation of our directors near the median of the peer group used for executive compensation benchmarking purposes, as described under “Compensation Discussion and Analysis—Benchmarking and Peer Group”, based on a two-year projection of such market median given the Company’s biennial review of director compensation.

DOMINO’S PIZZA, INC. 2022 PROXY STATEMENT 61

Compensation of Directors (continued)

For 2021, Mr. Brandon, Chairman of the Board of Directors, received an annual cash retainer of $225,000, paid in equal monthly installments, as compensation for his service as non-executive Chairman of the Board of Directors. In addition, Mr. Brandon was eligible to receive an equity award with an approximate value of $200,000 on the grant date. For 2021, this equity award was granted in the form of 499 shares of restricted stock with a one-year vesting period in accordance with the terms of the Company’s Restricted Stock Agreement for Directors. As discussed above, directors are also eligible for the qualified retirement provisions in the EIP. Mr. Brandon has satisfied these qualified retirement requirements. Mr. Brandon is also entitled to reimbursement of certain medical expenses related to his prior service as Chief Executive Officer.

2021 Non-Executive Chairman Compensation Summary

Annual Retainer	Amount
Board of Directors	$225,000

Annual Equity Award	Value
Target grant date fair value	$200,000
Award vests on first anniversary of the grant date

Changes for 2022. As part of our recently announced CEO succession plan and Mr. Brandon’s expected appointment as the Company’s Executive Chairman, effective May 1, 2022, Mr. Brandon will receive the same annual retainer of $85,000 and target grant date fair value of annual equity awards of $175,000 as the Company’s independent directors. In his role as the Company’s Executive Chairman, Mr. Brandon will also serve as an employee of the Company and will receive additional compensation in connection with such employment, as described under “Certain Transactions Involving Management or 5% or Greater Shareholders.”

Director Compensation Table for 2021

The following table provides information concerning compensation for the Company’s directors during 2021:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(2)	Total ($)
David A. Brandon	225,000	200,114	—	—	—	45,296	470,410
C. Andrew Ballard	105,000	160,011	—	—	—	39	265,050
Andrew B. Balson	100,000	160,011	—	—	—	1,847	261,858
Corie S. Barry	105,000	160,011	—	—	—	1,442	266,453
Diana F. Cantor	110,000	160,011	—	—	—	2,648	272,659
Richard L. Federico	100,000	160,011	—	—	—	630	260,641
James A. Goldman	110,000	160,011	—	—	—	991	271,002
Patricia E. Lopez	100,000	160,011	—	—	—	20	260,031

(1)

Amounts in the “Stock Awards” column reflect the grant date fair value of grants of restricted stock pursuant to our EIP determined in accordance with ASC 718 and reflect rounding up in the number of shares of restricted stock granted. Assumptions used in the calculation of these amounts are included in Note 9 to the Company’s audited financial statements for the fiscal year ended January 2, 2022 included in the 2021 10-K.

(2)

For Mr. Brandon, the amount in “All Other Compensation” represents $42,229 in reimbursements related to post-employment medical and health benefits pursuant to his prior employment agreement with the Company (as amended from time to time), $2,760 for company-paid premiums for umbrella liability insurance and $307 in personal pizza purchases. For all other directors, the amounts in “All Other Compensation” represent personal pizza purchases.

62 DOMINO’S PIZZA, INC. 2022 PROXY STATEMENT

Compensation of Directors (continued)

Non-Qualified Deferred Compensation of Directors

The following table provides information on the DCP for directors as of January 2, 2022:

Name	Director Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)(3)
David A. Brandon	225,000	—	453,259	—	3,287,596
C. Andrew Ballard	—	—	—	—	—
Andrew B. Balson	100,000	—	217,703	—	1,034,902
Corie S. Barry	—	—	—	—	—
Diana F. Cantor	—	—	—	—	—
Richard L. Federico	—	—	—	—	—
James A. Goldman	82,500	—	158,475	—	1,336,988
Patricia E. Lopez	100,000	—	32,318	—	388,771

(1)	Entire amounts contributed by participants are included as “Fees Earned or Paid in Cash” in the Director Compensation Table above.
(2)	Reflects dividends, interest and market-based earnings on amounts deferred by plan participants.
(3)

Represents the participant’s account balance as of January 2, 2022, which includes compensation and DCP earnings reported in fiscal years 2013-2020, as applicable, as follows: Mr. Brandon $2,609,336, Mr. Balson $717,200, Mr. Goldman $1,096,013 and Ms. Lopez $256,453.

Outstanding Equity Awards of Directors

The following table shows the number of shares underlying outstanding option awards and restricted stock awards for the Company’s non-employee directors as of January 2, 2022:

Name	Outstanding Option Awards (#)	Outstanding Stock Awards (#)
David A. Brandon	—	499
C. Andrew Ballard	—	399
Andrew B. Balson	—	399
Corie S. Barry	—	399
Diana F. Cantor	—	399
Richard L. Federico	—	399
James A. Goldman	—	399
Patricia E. Lopez	—	399

DOMINO’S PIZZA, INC. 2022 PROXY STATEMENT 63

Equity Compensation Plan Information

The following table sets forth, as of January 2, 2022, the end of the Company’s last fiscal year, (a) the number of securities that could be issued upon exercise of outstanding options under the Company’s equity compensation plans, (b) the weighted-average exercise price of outstanding options under such plans and (c) the number of securities remaining available for future issuance under such plans, excluding securities that could be issued upon exercise of outstanding options.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)(1)
Equity compensation plans approved by shareholders	809,378	(2)	$189.64	2,597,047
Equity compensation plans not approved by shareholders	—		—	—

Total	809,378		$189.64	2,597,047

(1)	Includes 100,018 shares that may be issued under the ESPDP.
(2)	Consists of 664,117 options, 31,862 shares of restricted stock and 113,399 restricted stock units (assuming the target performance for PSUs) currently awarded under the EIP.

Domino’s Pizza, Inc. 2004 Equity Incentive Plan

The Domino’s Pizza, Inc. 2004 Equity Incentive Plan was adopted by the Board on June 1, 2004 and was approved by the Company’s shareholders. An Amended Domino’s Pizza, Inc. 2004 Equity Incentive Plan (the “EIP”) was approved by shareholders at the 2008 annual meeting of shareholders, and a further amendment to the EIP was approved by shareholders at the 2009 annual meeting of shareholders.

The Board may make grants to employees, directors, consultants and other service providers. The number of shares reserved for issuance under the EIP includes: (1) 15,600,000 shares of common stock, plus (2) any shares returned to the EIP as a result of termination of options that were granted under the EIP (by reason of forfeiture) and any shares held back in satisfaction of total exercise cost from shares that would otherwise have been delivered pursuant to an award.

As of January 2, 2022, there were 664,117 options outstanding at a weighted average exercise price equal to $189.64 per share (of which 545,050 were exercisable at a weighted average exercise price equal to $155.82 per share), 31,862 shares of restricted stock and 55,474 performance shares, for a total of 751,453 options, shares of restricted stock and performance shares currently issued and outstanding under the EIP. As of January 2, 2022, there were a total of 2,497,029 authorized but unissued shares under the EIP.

The maximum number of shares of stock for which options may be granted to any person in any calendar year or that may be delivered to any person in any calendar year is 1,000,000. Stock options currently vest over a three-year period. Incentive stock options may be granted only to employees. The exercise price of all incentive stock options granted under the EIP is determined by the Compensation Committee, as administrator of the EIP, and must be at least equal to the fair market value of the common stock on the date of grant. With respect to any participant who owns stock representing more than 10% of the total combined voting power of all classes of the Company’s outstanding capital stock, the exercise price of any incentive stock option grant must be at least equal to 110% of the fair market value on the grant date, and the term of such incentive stock option must not exceed five years. The term of all other incentive stock options granted under the EIP may not exceed ten years.

64 DOMINO’S PIZZA, INC. 2022 PROXY STATEMENT

Certain Transactions Involving Management or 5% or Greater Shareholders

Review and Approval of Related Person Transactions

The Company reviews relationships and transactions in which the Company and its directors and executive officers or their immediate family members are participants to determine whether such related persons have a direct or indirect material interest. The Company’s legal staff is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether a related person has a direct or indirect material interest in the transaction. The Company does not currently have a specific written policy on the review, approval or ratification of transactions required to be reported under Section 404(a) of Regulation S-K, but the Company has enacted a Code of Business Conduct and Ethics for Directors, Officers and Employees as well as Corporate Governance Principles, both of which contain provisions relating to possible conflicts of interest of employees, directors and officers of the Company. The Company’s Board of Directors is responsible for reviewing potential related person transactions and, in connection with its review, will consider the nature of the related person’s interest in the transaction, the material terms of the transaction, the relative importance of the transaction to the related person, the relative importance of the transaction to the Company, whether the transaction would impair the judgment of a director or officer of the Company and any other matters deemed important, following which it may approve or ratify the transaction in its discretion. As required under SEC rules, transactions with any related person that are determined to be directly or indirectly material are disclosed in this Proxy Statement.

Time-Sharing Agreement with Richard E. Allison, Jr. for Use of Corporate Aircraft

Domino’s Pizza LLC and Richard E. Allison, Jr. entered into a Time-Sharing Agreement dated January 8, 2018 and effective July 1, 2018 whereby Mr. Allison is entitled to 45 hours per year of personal use of the Company aircraft without charge. Mr. Allison is required to pay the Company for any personal use in excess of the 45 hours at a reimbursement rate set by the Federal Aviation Regulations. For 2021, Mr. Allison’s personal use of the Company aircraft totaled 61.5 hours and, therefore, he reimbursed the Company $43,529 for an additional 16.5 hours of personal use. Russell J. Weiner will receive this same entitlement effective at the time of his appointment as the Company’s Chief Executive Officer on May  1, 2022.

Expected Employment of David A. Brandon

As part of our recently announced CEO succession plan and Mr. Brandon’s expected appointment as the Company’s Executive Chairman, effective May 1, 2022, Mr. Brandon will serve as an employee of the Company and will receive compensation in connection with such employment. It is expected that Mr. Brandon will receive an annual base salary of $275,000 and have an annual short-term cash incentive award target under the Company’s Team Achievement Dividend (“TAD”) Program of 100% of his base salary, which will not be pro-rated for fiscal 2022 and which will pay out based on actual performance at the same level as AIP awards. Mr. Brandon will also receive a one-time grant of RSUs in connection with the commencement of his employment in 2022 with a target grant date fair value of $850,000, with such RSUs vesting ratably over three years and subject to accelerated vesting in the event Mr. Brandon no longer serves as Executive Chairman prior to the third anniversary of the date of grant, other than in the case of Mr. Brandon’s voluntary resignation. Mr. Brandon will also be able to participate in all benefit programs available to the Company’s employees.

DOMINO’S PIZZA, INC. 2022 PROXY STATEMENT 65

Other Matters

Attending the Annual Meeting

The Annual Meeting will be held on Tuesday, April 26, 2022 at 10:00 a.m. Eastern Time. As part of our precautions regarding the COVID-19 pandemic and to support the health and well-being of our shareholders, team members and directors, the Annual Meeting will be held exclusively online. There will not be a physical location for the Annual Meeting, and you will not be able to attend the meeting in person. To be admitted to the Annual Meeting at www.virtualshareholdermeeting.com/DPZ2022, you must enter the control number on your proxy card, voting instruction form, or Notice of Internet Availability you previously received.

Shareholder Proposals and Director Nominations for Inclusion in Next Year’s Proxy Statement Pursuant to Rule 14a-8

In order to be considered for inclusion in the proxy statement distributed to shareholders prior to the annual meeting of shareholders in 2023, a shareholder proposal pursuant to Rule 14a-8 under the Exchange Act must be received by the Corporate Secretary of Domino’s Pizza, Inc. no later than November 17, 2022 and must comply with the requirements of Rule 14a-8. Written requests for inclusion should be addressed to: Domino’s Pizza, Inc., 30 Frank Lloyd Wright Drive, Ann Arbor, Michigan 48105 Attention: Corporate Secretary. It is suggested that you mail your proposal by certified mail, return receipt requested.

Shareholder Proposals and Director Nominations other than Pursuant to Rule 14a-8

If a shareholder wishes to present a proposal or to nominate one or more directors at our 2023 annual meeting of shareholders and the proposal is not intended to be included in our proxy statement relating to that meeting, the shareholder must give advance written notice in accordance with the Company’s By-Laws. Under the By-Laws, any shareholder of record of Domino’s Pizza, Inc. entitled to vote for the election of directors may nominate candidates for election to the Board or present other business at an annual meeting if a written notice is received by the Corporate Secretary of Domino’s Pizza, Inc. at the Company’s principal executive offices not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting. Such written notice must set forth the following information: (i) as to each person whom the shareholder proposes to nominate for election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to the Exchange Act, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (ii) as to any other business to be brought before the meeting, (a) a brief description of the business, (b) the reasons for conducting such business and (c) any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made, and (iii) as to the shareholder and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (a) the name and address of such shareholder and such beneficial owner and (b) the number of shares of common stock that are held of record by such shareholder and owned beneficially by such beneficial owner.

The deadline for receipt of timely notice of director nominations or other shareholder proposals for submission to the Domino’s annual meeting of shareholders without inclusion in the Company’s 2023 Proxy Statement is February 25, 2023. Unless such notice is received by Domino’s at its corporate headquarters, Attention: Corporate Secretary, on or before the foregoing date, such matter will be brought before the meeting only in the Company’s discretion and proxies with respect to such matter will confer voting authority only if such matter comes before the meeting.

Interested Persons and Shareholder Communications to the Board of Directors

Shareholders and interested persons may communicate with the Board or one or more directors by sending a letter addressed to the Board or to any one or more directors in care of Corporate Secretary, Domino’s Pizza, Inc., 30 Frank Lloyd Wright Drive, Ann Arbor, Michigan 48105, in an envelope clearly marked “shareholder communication.” The Corporate Secretary’s office will forward such correspondence unopened to either Ms. Cantor or to another independent director as the Board may specify from time to time, unless the envelope specifies that it should be delivered to another director.

66 DOMINO’S PIZZA, INC. 2022 PROXY STATEMENT

Other Matters (continued)

“Householding” of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or the Company that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. You can notify the Company by sending a written request to Domino’s Pizza, Inc., Investor Relations, 30 Frank Lloyd Wright Drive, Ann Arbor, Michigan 48105, or calling Investor Relations at (734) 930-3620.

General Information

Our 2021 Annual Report was mailed or made available to our shareholders with this Proxy Statement and is posted on our corporate website at ir.dominos.com. A copy of our 2021 Annual Report, as filed with the SEC, will be sent to any shareholder, without charge, upon written request addressed to Investor Relations, Domino’s Pizza, Inc., 30 Frank Lloyd Wright Drive, Ann Arbor, Michigan 48105.

Management knows of no other business which may be properly brought before the Annual Meeting. However, if any other matters shall properly come before such meeting, it is the intention of the persons named in the enclosed form of Proxy to vote such Proxy in accordance with their best judgment on such matters.

It is important that Proxies be returned promptly. Therefore, whether or not you expect to attend the Annual Meeting in person, you are urged to fill in, sign and return the Proxy in the enclosed stamped, self-addressed envelope, or to vote electronically as described on page 6 of this Proxy Statement.

By order of the Board of Directors,

Kevin S. Morris

Executive Vice President, General Counsel

and Corporate Secretary

March 17, 2022

DOMINO’S PIZZA, INC. 2022 PROXY STATEMENT 67

Annex A

Domino’s Pizza, Inc. Executive Officers and Directors

Executive Officers

Richard E. Allison, Jr.

Chief Executive Officer

Russell J. Weiner

Chief Operating Officer and President—Domino’s U.S. and Chief Executive Officer—Elect

Arthur P. D’Elia

Executive Vice President, Chief Marketing Officer

Kelly E. Garcia

Executive Vice President, Chief Technology Officer

Frank R. Garrido

Executive Vice President, U.S. Operations and Support

Cynthia A. Headen

Executive Vice President, Supply Chain Services

Joseph H. Jordan

Executive Vice President, International and President, U.S. & Global Services—Elect

Kevin S. Morris

Executive Vice President, General Counsel and Corporate Secretary

Lisa V. Price

Executive Vice President, Chief Human Resources Officer

Sandeep Reddy

Incoming Executive Vice President, Chief Financial Officer

Board of Directors

David A. Brandon

Chairman of the Board and Executive Chairman—Elect

Richard E. Allison, Jr.

Chief Executive Officer and Director

C. Andrew Ballard

Director

Andrew B. Balson

Director

Corie S. Barry

Director

Diana F. Cantor

Director

Richard L. Federico

Director

James A. Goldman

Director

Patricia E. Lopez

Director

A-1 DOMINO’S PIZZA, INC. 2022 PROXY STATEMENT

DOMINO’S PIZZA, INC. ATTN: CORPORATE SECRETARY 30 FRANK LLOYD WRIGHT DRIVE ANN ARBOR, MI 48105

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 04/25/2022 for shares held directly and by 11:59 P.M. ET on 04/20/2022 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/DPZ2022

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 04/25/2022 for shares held directly and by 11:59 P.M. ET on 04/20/2022 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
		☐	☐	☐
1.	Election of Directors Nominees

01)	David A. Brandon 02) C. Andrew Ballard 03) Andrew B. Balson 04) Corie S. Barry 05) Diana F. Cantor
06)	Richard L. Federico 07) James A. Goldman 08) Patricia E. Lopez 09) Russell J. Weiner

The Board of Directors recommends you vote FOR proposals 2 and 3.						For	Against	Abstain

2.	Ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for the 2022 fiscal year.					☐	☐	☐

3.	Advisory vote to approve the compensation of the named executive officers of the Company.					☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com.

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DOMINO’S PIZZA, INC. Annual Meeting of Shareholders April 26, 2022 10:00 AM EDT
This proxy is solicited by the Board of Directors

The undersigned hereby constitutes and appoints Richard E. Allison, Jr. and Kevin S. Morris, and each of them, their true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of Domino’s Pizza, Inc. to be held virtually via a live webcast at www.virtualshareholdermeeting.com/DPZ2022, on Tuesday, April 26, 2022, and at any adjournments thereof, on all matters coming before said meeting.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The proxies cannot vote these shares unless you either sign and return this card or vote electronically.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations (FOR each of the nominees listed in Proposal One, FOR Proposal Two and FOR Proposal Three). In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

Continued and to be signed on reverse side